AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Technical Report Summary

Kibali Gold Mine

A Life of Mine Summary Report

Effective date: 31 December 2021

As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305).

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Date and Signatures Page

This report is effective as at 31 December 2021.

Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated.

AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) have, relied on information provided by Barrick as the operator of Kibali. As such, the table on the following page lists the technical specialists who have provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report.

The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person's information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve.

MINERAL RESOURCE QUALIFIED PERSON	Richard Peattie
Sections prepared: 1 - 11, 20 - 25	/s/ Richard Peattie
MINERAL RESERVE QUALIFIED PERSON	Romulo Sanhueza
Sections prepared: 1, 12-19, 21 - 25	/s/ Romulo Sanhueza

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

It should be noted that information compiled in this report is based on information from the Barrick Gold Corporation (Barrick) National Instrument (NI) 43-101 Technical Report on the Kibali Gold Mine, Democratic Republic of the Congo, effective date 31 December 2021. The following Technical Specialists listed in this report have contributed to the information used in the NI 43-101 Technical Report.

Technical Specialists	Company	Title/Position	Sections in the NI 43-101 report
Rodney B. Quick MSc, Pr. Sci.Nat	Barrick Gold Corporation	Mineral Resource Managegment and Evaluation Executive	1.1, 1.2, 1.3, 1.10, 2, 4 to 6, 19, and 23
Simon P. Bottoms CGeol, MGeol, FGS, FAusIMM	Barrick Gold Corporation	Senior Vice President, Africa and Middle East, Mineral Resource Manager	1.4, 1.12, 1.13, 1.15[1], 3, 7 to 9, 21, 22, 24, and 26.1[1]
Christopher B. Hobbs CGeol, MSc, MCSM, FAusIMM	Barrick Gold Corporation	Group Resource Geologist	1.5, 1.14[2], 1.15[2], 10 to 12, 14, 25.1, and 26.1[2]
Graham E. Trusler MSc, Pr Eng, MIChE, MSAIChE	Digby Wells and Associates Pty Ltd.	CEO	1.11, 1.14[7], 1.15[7], 20, 25.5, and 26.5
Thamsanqa Mahlangu Pr. Eng, PhD	Barrick Gold Corporation	Head of Metallurgy, Africa and Middle East	1.8, 1.9, 1.14[5], 1.14[6], 1.15[5], 1.15[6], 13, 17, 18, 25.3, 25.4, 26.3, and 26.4
Shaun Gillespie Reg Eng Tech, FAusIMM	Barrick Gold Corporation	Group Planning Manager, Africa and Middle East	1.6[3], 1.7[3], 1.14[3], 1.15[3], 15.1[3] to 15.3[3], 15.4, 15.6[3] to 15.8[3], 16.1[3], 16.2, 16.6[3], 25.2[3], and 26.2[3]
Ismail Traore MSc, FAusIMM, M.B. Law, DES	Barrick Gold Corporation	Group Underground Planning Manager, Africa and Middle East	1.6[4], 1.7[4], 1.14[4], 1.15[4], 15.1[4] to 15.3[4], 15.5, 15.6[4] to 15.8[4], 16.1[4], 16.3 to 16.5, 16.6[4], 25.2[4], 26.2[4]
All	-	-	1.14 (Risks), 25.6, and 27

Notes:

1. Geology
2. Mineral Resource
3. Mining and Mineral Reserve – Open Pit and Stockpiles
4. Mining and Mineral Reserve – Underground
5. Processing
6. Infrastructure
7. Environment and Social Aspects

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Consent of Qualified Person

I, Richard Peattie, in connection with the Technical Report Summary for "Kibali Gold Mine, A Life of Mine Summary Report" dated 31 December 2021 (the "Technical Report Summary") as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited's ("AngloGold Ashanti") annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the "Form 20-F") pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission ("1300 Regulation S-K"), consent to:

- the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F;
- the use of and reference to my name, including my status as an expert or "Qualified Person" (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary;
- any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and
- the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti's registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto).

I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible.

Date: 30 March 2022

/s/ Richard Peattie

Richard Peattie

30 March 2022

4

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Consent of Qualified Person I, Romulo Sanhueza, in connection with the Technical Report Summary for “Kibali Gold Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Romulo Sanhueza /s/ Romulo Sanhueza AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 Contents 1 Executive Summary .............................................................................................................................. 11 1.1 Property description including mineral rights ................................................................................. 11 1.2 Ownership .................................................................................................................................... 11 1.3 Geology and mineralisation .......................................................................................................... 12 1.4 Status of exploration, development, and operations ...................................................................... 13 1.5 Mining methods ............................................................................................................................ 14 1.6 Mineral processing ........................................................................................................................ 14 1.7 Mineral Resource and Mineral Reserve estimates ........................................................................ 14 1.8 Summary capital expenditure and operating cost estimates ......................................................... 15 1.9 Permitting requirements ................................................................................................................ 17 1.10 Conclusions and recommendations ............................................................................................ 17 2 Introduction ........................................................................................................................................... 19 2.1 Disclose registrant ........................................................................................................................ 19 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared ........... 19 2.3 Sources of information and data contained in the report / used in its preparation .......................... 19 2.4 Qualified Person(s) site inspections .............................................................................................. 19 2.5 Purpose of this report.................................................................................................................... 20 3 Property description .............................................................................................................................. 20 3.1 Location of the property ................................................................................................................ 20 3.2 Area of the property ...................................................................................................................... 21 3.3 Legal aspects (including environmental liabilities) and permitting ................................................. 22 3.4 Agreements, royalties and liabilities .............................................................................................. 24 4 Accessibility, climate, local resources, infrastructure, and physiography ............................................... 25 4.1 Property description ...................................................................................................................... 25 5 History .................................................................................................................................................. 27 6 Geological setting, mineralisation and deposit ...................................................................................... 29 6.1 Geological setting ......................................................................................................................... 29 6.2 Geological model and data density ............................................................................................... 34 6.3 Mineralisation ............................................................................................................................... 35 7 Exploration ............................................................................................................................................ 37 7.1 Nature and extent of relevant exploration work ............................................................................. 37 7.2 Drilling techniques and spacing .................................................................................................... 42 7.3 Results ......................................................................................................................................... 44 7.4 Locations of drill holes and other samples .................................................................................... 44 7.5 Hydrogeology & water management ............................................................................................. 44 8 Sample preparation, analysis and security ............................................................................................ 45 8.1 Sample preparation ...................................................................................................................... 45 8.2 Assay method and laboratories ..................................................................................................... 48 8.3 Sampling governance ................................................................................................................... 48 8.4 Quality Control and Quality Assurance ......................................................................................... 48 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 8.5 Qualified Person's opinion on adequacy ....................................................................................... 54 9 Data verification .................................................................................................................................... 55 9.1 Data verification procedures ......................................................................................................... 55 9.2 Limitations on, or failure to conduct verification ............................................................................. 55 9.3 Qualified Person's opinion on data adequacy ............................................................................... 55 10 Mineral processing and metallurgical testing ....................................................................................... 56 10.1 Mineral processing / metallurgical testing .................................................................................... 56 10.2 Laboratory and results ................................................................................................................ 58 10.3 Qualified Person's opinion on data adequacy ............................................................................. 64 11 Mineral Resource estimates ................................................................................................................ 64 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource .. 64 11.2 Key assumptions, parameters and methods used ....................................................................... 70 11.3 Mineral Resource classification and uncertainty .......................................................................... 83 11.4 Mineral Resource summary ........................................................................................................ 85 11.5 Qualified Person's opinion .......................................................................................................... 87 12 Mineral Reserve estimates .................................................................................................................. 88 12.1 Key assumptions, parameters and methods used ....................................................................... 88 12.2 Cut-off grades ............................................................................................................................. 91 12.3 Mineral Reserve classification and uncertainty............................................................................ 93 12.4 Mineral Reserve summary .......................................................................................................... 94 12.5 Qualified Person’s opinion .......................................................................................................... 96 13 Mining methods................................................................................................................................... 96 13.1 Requirements for stripping, underground development and backfilling ..................................... 105 13.2 Mine equipment, machinery and personnel ............................................................................... 105 13.3 Final mine outline ...................................................................................................................... 107 14 Processing and recovery methods .................................................................................................... 108 15 Infrastructure ..................................................................................................................................... 112 16 Market studies .................................................................................................................................. 117 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups .............................................................................................................................................................. 117 17.1 Permitting ................................................................................................................................. 117 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management ... 119 17.3 Socio-economic impacts ........................................................................................................... 120 17.4 Mine closure and reclamation ................................................................................................... 121 17.5 Qualified Person's opinion on adequacy of current plans .......................................................... 122 17.6 Commitments to ensure local procurement and hiring .............................................................. 122 18 Capital and operating costs ............................................................................................................... 122 18.1 Capital and operating costs ....................................................................................................... 122 18.2 Risk assessment ....................................................................................................................... 124 19 Economic analysis ............................................................................................................................ 125 19.1 Key assumptions, parameters and methods Sensitivity analysis ............................................... 125 19.2 Results of economic analysis .................................................................................................... 125 19.3 Sensitivity analysis .................................................................................................................... 127 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 20 Adjacent properties ........................................................................................................................... 129 21 Other relevant data and information .................................................................................................. 129 21.1 Inclusive Mineral Resource ....................................................................................................... 129 21.2 Inclusive Mineral Resource by-products.................................................................................... 130 21.3 Mineral Reserve by-products .................................................................................................... 130 21.4 Inferred Mineral Resource in annual Mineral Reserve design ................................................... 130 21.5 Additional relevant information .................................................................................................. 130 21.6 Certificate of Qualified Person(s) .............................................................................................. 130 22 Interpretation and conclusions .......................................................................................................... 131 23 Recommendations ............................................................................................................................ 133 24 References ....................................................................................................................................... 133 24.1 References ............................................................................................................................... 133 24.2 Mining terms ............................................................................................................................. 108 25 Reliance on information provided by the Registrant .......................................................................... 140

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 9 List of Figures Kibali mining lease area ........................................................................................................................... 21 Kibali tenement and permits ..................................................................................................................... 22 Kibali average monthly rainfall statistics ................................................................................................... 26 Geological map of central and eastern equatorial Africa .......................................................................... 30 Examples of altered and mineralised rocks from the KCD deposit ........................................................... 32 KCD and Gorumbwa mineralisation shown in section .............................................................................. 33 KCD and Sessenge 2021 block models with underground mine design ................................................... 34 NW-SE geological cross-section through the KCD orebody ..................................................................... 35 Kibali Project area showing airborne magnetic response ......................................................................... 38 Kibali project area with airborne EM response ......................................................................................... 39 Kibali area and stream sediment sampling ............................................................................................... 41 KCD drill plan ........................................................................................................................................... 41 Section of lithology and alteration at KCD ................................................................................................ 42 DD Core Sample Flowchart ..................................................................................................................... 46 RC Sample Flowchart .............................................................................................................................. 47 Channel Sample Flowchart ...................................................................................................................... 47 Kibali QAQC protocol flowchart ................................................................................................................ 49 Coarse blanks performance ..................................................................................................................... 51 Field duplicate quality for last year ........................................................................................................... 52 Fire Assay coarse reject duplicates .......................................................................................................... 52 Fire Assay pulp reject duplicates .............................................................................................................. 53 Fire Assay pulp re-submissions ............................................................................................................... 53 Fire Assay of umpire samples .................................................................................................................. 54 Spatial cyanidation response ................................................................................................................... 60 Extraction variability of gravity float .......................................................................................................... 60 BBWi for sulphide material ....................................................................................................................... 61 Kibali processing plant average P80 and specific energy consumption (2021) ......................................... 62 Direct leach and flotation recoveries by Particle size ................................................................................ 62 Flotation recovery by particle size ............................................................................................................ 63 Kibali inclusive Mineral Resource grade and tonnage curve (underground) ............................................. 72 Kibali inclusive Mineral Resource grade and tonnage curve (surface)...................................................... 73 Boundary analysis example for KCD domains 5101 - 5005 ...................................................................... 75 KCD UG 5000 Lode variogram ................................................................................................................ 77 KCD domain 5101/5201 QKNA results .................................................................................................... 78 Example of a dynamic anisotropy surface from KCD domain 5002. ......................................................... 80 An example for KCD 3000 Lode, domain 3106. ....................................................................................... 81 An example of the visual checks. ............................................................................................................. 82 An example of COS histogram plots. ....................................................................................................... 82 An example of decluster plots are generated to compare the ordinary kriged block estimate against the local change of support block estimate. ................................................................................................... 83 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 10 KCD 3D exclusion solid shapes 2019 to 2021 .......................................................................................... 87 Kibali underground Mineral Reserve classification (Looking NW) ............................................................. 94 KCD pit design ......................................................................................................................................... 96 Gorumbwa pit (looking east) showing historical underground void mined out in pushback 1 .................... 98 Kibali underground infrastructure, LOM Development, and as-built EOY 2021 ...................................... 100 Kibali underground Mineral Reserve by mining method (Looking NW) ................................................... 101 Transverse stope sequencing ................................................................................................................ 102 Transverse advancing face sequencing ................................................................................................. 103 Longitudinal Mining Sequencing ............................................................................................................ 104 Plan showing open pits and mine infrastructure ..................................................................................... 107 Kibali underground Mineral Reserve ...................................................................................................... 108 Simplified flowsheet of the Kibali processing plant depicting two discrete streams ................................. 109 Plant availability and utilisation .............................................................................................................. 110 Kibali processing plant overall gold recovery in 2021 ............................................................................. 111 Kibali processing plant tonnes and residue grade .................................................................................. 111 Kibali water management plan ............................................................................................................... 113 Kibali electrical supply mix ..................................................................................................................... 115 Pakaka Dam Fresh Water Reservoir Design Criteria ............................................................................. 119 Sensitivities on Key value drivers ........................................................................................................... 127 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 11 1 Executive Summary This technical report summary (the Report) was prepared for AngloGold Ashanti Ltd on the Kibali Gold Mine (Kibali) that is located in Democratic Republic of the Congo (DRC). The QP relied upon Barrick Gold Corporation, as the operator of Kibali for the majority of information used in this report. With the primary source document being Barrick Gold Corporate (Barrick) NI 43-101 Technical Report on the Kibali Gold Mine, Democratic Republic of the Congo, effective date 31 December 2021. The QPs considers it reasonable to rely on this information as Barrick operates Kibali with overall management responsibility. As such the registrant has limited access and relies upon Barrick for the day to day running of the mine and information related to its operation. The Mineral Resource and Mineral Reserve estimates have been prepared according to the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) 2014 Definition Standards for Mineral Resource and Mineral Reserve dated 10 May 2014 (CIM (2014) Standards) as incorporated with NI 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). Mineral Resource and Mineral Reserve estimates were also prepared using the guidance outlined in CIM Estimation of Mineral Resource and Mineral Reserve Best Practice Guidelines 2019 (CIM (2019) MRMR Best Practice Guidelines). 1.1 Property description including mineral rights Kibali is a gold mining, processing and exploration project that is located in the northeastern part of the DRC in the Haut-Uélé Province near the international borders with Uganda and South Sudan. The mine is a production stage property. The mine is located adjacent to the village of Doko, which is located to the west of the lease area. Kibali is approximately 150km by road from Arua and immediately north of the district capital of Watsa. The operational area falls within the administrative territory of Watsa in Haut-Uele Province. The plant centroid co-ordinates are 3.6'50"N, 29.35'31"E. Kibali consists of the Kibali Karagba-Chauffeur-Durba (KCD) underground mine, the KCD open pit, satellite deposits, a processing plant (7.2Mtpa capacity) that produces gold doré bars, three hydropower stations, together with other associated mine operation and regional exploration infrastructure. Operations currently focus on open pit and underground mining. Development of the underground mine commenced in 2013 and production ramped up to 3.6Mt in 2019. Initial production was via a twin decline from surface. From 2018 onwards, the majority of ore was hoisted up the shaft. The decline is used to haul some of the shallower zones and to supplement shaft haulage. The first gold was poured in September 2013 from the open pit operations and development of the underground mine commenced in the same year. First underground ore from development was also mined in 2013 and stoping began in 2015. Kibali has been granted ten exploitation permits under the DRC Mining Code (2002) in respect of the Kibali Gold Project, eight of which are valid until 2029 and two of which are valid until 2030. The Mineral Resource and Mineral Reserve are covered by exploitation permits (11447, 11467, 11468,11469, 11470, 11471, 11472, 5052, 5073, and 5088) totalling 1,836km2. All Mineral Resource and Mineral Reserve summarised in this report is contained within these exploitation permits. The exploitation permits occur within two territories, namely Watsa and Faradje, which fall under the Province of Haut Uélé. The principal mineral deposit, KCD, forms both an open pit and underground mine. The operation and the associated infrastructure (processing plant, accommodation, and airport) are within exploitation permits 11447 and 11467. Currently, there are no significant encumbrances to the property. 1.2 Ownership Kibali is owned by Kibali Goldmines SA, which is a joint venture company between Barrick (45%), AngloGold Ashanti Ltd (45%) and Société Miniére de Kilo-Moto (SOKIMO) (10%). SOKIMO is wholly owned by the DRC with the shareholding held by the Minister of Portfolio of the DRC. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 12 The DRC Governmental Entity L'Office des Mines d'Or de Kilo-Moto (OKIMO) was transformed into SOKIMO in December 2010. The mine was developed by Randgold Resources Ltd and AngloGold Ashanti following their purchase of Moto in 2009 with Randgold being the operator. In 2019, Randgold and Barrick merged, and consequently, Barrick currently operates the Kibali mining and exploration projects. 1.3 Geology and mineralisation Deposits of the Kibali district are located in the Archaean Moto Greenstone Belt bounded to the north by the West Nile Gneiss and to the south by plutonic rocks of the Watsa district. The Kibali Greenstone Belt is an elongate WNW-ESE trending terrane containing Archaean-aged volcano-sedimentary conglomerate, carbonaceous shales, siltstone, banded iron formations, sub aerial basalts, mafic intermediate intrusions (dykes and sills) and multiple intrusive phases that range from granodiorite, to gabbroic in composition. Based on textures and types of lithologies present in the stratigraphy, the rocks within the project area are interpreted as having been laid down in an aqueous environment. The belt comprises three lithostratigraphically distinct blocks: • The eastern portion of the belt comprises of psammopelitic schists, amphibolite, banded-iron formations (BIF), and gneissic granitoid sills metamorphosed to upper greenschist to mid- amphibolite facies conditions. • The central and western-most parts of the belt were metamorphosed to mid to upper greenschist facies conditions and comprise weakly foliated basalts, cherts, siliciclastic rocks, dacitic volcanoclastic rocks, and carbonaceous argillite. • A thick package of immature sandstone, sandy siltstone, conglomerate, and acidic tuffs forms much of the western part of the belt, which include the host rocks to Karagba, Chauffeur, and Durba (KCD) deposit. This is the largest deposit discovered within the belt and is commonly referred to as the Kibali or KCD mine. It constitutes 71% of the total 2021 Mineral Reserve for the entire Kibali project. Radiometric dating indicates these siliciclastic rocks were deposited during a belt-wide basin extension event between ca. 2,629Ma and 2,626Ma. Boundaries between these lithostratigraphic blocks represent important exploration targets. Granitoid plutons, aged ca. 2,460Ma, intrude all rock types. The details of this are illustrated and expanded in Section 6. Gold deposits of the Kibali district are classified as Archaean orogenic gold deposits. At Kibali, the gold deposits are largely hosted in siliciclastic rocks, BIF and chert that were deformed, altered and transposed during several events. This occurred at or near greenschist metamorphic conditions. Ore-forming H2O-CO2- rich fluids migrated along a linked network of gently northeast-dipping shears and north-northeast plunging fold axes that are commonly referred to as the KZ Trend. The auriferous KZ Trend is a complexly deformed fault system specifically developed along the boundary between the younger sedimentary basin in the west of the belt that juxtaposes the older rocks to the east. Mineralisation occurred during the later stages of subsequent regional deformation which resulted in inversion of the basin and the development of reverse faults and folds. Ongoing deformation during hydrothermal activity resulted in the development of lodes in a variety of related structural settings within the KZ Trend. The location of the individual lodes within the KCD deposit are intimately related to the folding of BIF and metasedimentary lithologies. The fold geometries vary significantly from close to parallel to isoclinal. In many areas of high-grade and extensive mineralisation, transpositions structures remain and reflect the degree of both protracted deformation and mineralisation. These plunge northeast and are parallel to the intersection and stretching mineral lineations. Alteration characteristics associated with the gold mineralisation commonly include halos of quartz, ankerite, and sericite (ACSA-A alteration) that extend for tens to hundreds of metres into the enveloping host rocks. The ACSA-A alteration is closely associated with the folding and shearing, and the sericite foliation which is an integral part of the ACSA-A assemblage formed parallel to their axial planes.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 13 Zones of interrelated and auriferous ACSA-B alteration developed from an evolved fluid, along the axes, limbs, and the axial planes of these folds, locally wrapping around the hinges of the folds to form elongate, relics that also plunge north-northeast (20o to 30o). ACSA-B alteration is also commonly focused along the margins of more extensive BIFs, indicating a stratigraphic as well as structural control to the distribution of ore, both within KCD, and the wider KZ Trend. At KCD, a folded carbonaceous shear exists in the core of the deposit located at the contact between BIF, cherts and greywacke units. The 3000 lodes are above this shear and are hosted by locally ferruginous cherts, carbonaceous argillites, and minor greywacke, whereas the 5000 and 9000 lodes below are hosted by siliciclastic rocks and BIF. Fold shapes and wavelength differ between the two blocks reflecting the different rheological responses to deformation, which is reflected in the scale, shape, and continuity of units, lodes, shears and alteration domains, within each block. This widespread ACSA-A alteration assemblage is superimposed on older greenschist facies metamorphic assemblages and is most commonly associated with increased strain fabrics, quartz infiltration and silicification and sulphidation. Locally, in the vicinity of the main mineralised zones, ACSA-A alteration is overprinted by ankerite-siderite-pyrite alteration (ACSA-B) that hosts the highest-grade mineralisation (ore). Zones of auriferous ACSA-B alteration are commonly developed along the margins of BIF, or contacts between chert, carbonaceous phyllite, and BIF. Mineralised rocks in the Kibali district typically lack significant infill quartz rich veins, unlike many other orogenic gold deposits. Gold is instead associated with pyrite in zones of alteration that replaced the earlier mineralogy of the host rocks, which is typical in deposits in Canada, Australia and South Africa. Local remobilisation and upgrading of ACSA-B related ore occurred adjacent to the margins of some post-ore cross-cutting chlorite, carbonate, pyrite, magnetite-altered diorite dykes. The regional (inactive) deposits are within the KZ Trend and reflect gold mineralisation assemblages often associated with late chlorite, carbonate, and pyrite assemblage, rather than the ACSA-B assemblage. More specifically, the mineralisation domains in the smaller regional deposits away from the main KCD zone, are generally narrow and contact-related within narrow faults and BIF-Chert with variably intense chlorite-quartz- carbonate-pyrrhotite±pyrite-ilmenite assemblage or, quartz-carbonate-sericite ± subordinate chlorite-pyrite (ACSA). Additionally, the subordinate mineralisation zones may include a distinctive buff-coloured variant of ACSA-A and a texturally destructive ACSA-B assemblage (FeCO3-quartz±chloritoid±magnetite-pyrite). However, the orientation of many of the deposits, alteration extent and intensity, and the degree of deformation is significantly different to the main KCD deposit. At Pakaka and Kalimva-Ikamva chlorite, carbonate, pyrrhotite, pyrite-altered shear zones rather than folds are the principal controls of gold distribution. 1.4 Status of exploration, development, and operations Exploration at the KCD underground is aimed at defining additional extensions to mineralisation to increase the underground Mineral Resource and Mineral Reserve over the next five years. Drilling is completed from dedicated exploration drill drives particularly in the down and up plunge of the 3000 Lode and down plunge of the 5000, 9000, and new 11000 lodes. Analysis of deeper UG opportunities below the base of the existing shaft is planned to be conducted, including down plunge extensions, testing in both the hangingwall and footwall of the KCD system, refining of the 12000 Lode conceptual model, and identification of any new potential lodes that can be connected to the existing KCD underground infrastructure. Execution of 2D seismic lines in the KCD area is also planned to support exploration of deeper mineralisation. Additionally, exploration will continue across a number of satellite pits, including but not limited to; Gorumbwa, Pakaka, Kombokolo, Mengu Hill and Ikamva. These pits will be drill tested for down plunge extensions to mineralisation and evaluate their economic viability for further smaller satellite underground operations to support the mine life extension outside of the existing life-of-mine (LOM). Combined exploration efforts are planned to target the delineation of satellite deposits within the gaps between and along the structural corridors of existing Mineral Resource and Mineral Reserve. This is planned with the intention of identifying and evaluating additional targets to add to the open pit Mineral Resource and Mineral Reserve, maintaining a robust depletion replenishment pipeline for several years. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 14 During 2022, drill programmes are planned at Oere (north and south extensions), Mengu Village and Ikamva East. Ongoing drilling is also planned in the Gorumbwa-Sessenge-KCD gap to test the concept of combining the three pits especially considering that the Gorumbwa and Sessenge pits now merge. Further away from the mining centre, follow up works will include geological mapping, local soil sampling grids and rock chip channel sampling at Makoro, Abimva and Marabi. If successful, targets will be further tested with scout drilling. Additional anomalous catchments will also be tested during following three to five years to sustain a level of exploration target turnover that ultimately supports the mine’s depletion replenishment pipeline for several years. 1.5 Mining methods The operation comprises both open pit and underground mining. The open pit Mineral Reserve shell optimisations are conducted on the Mineral Resource models. Detailed mine designs are then completed for open pit mining. This incorporates the mining layout, operating factors, stripping ratio, relevant cut-off grades, and modifying factors required for the reporting of the Mineral Reserve. Open pit mining is carried out using conventional drill, blast, load and haul surface mining methods. From 2022 onwards, open pit production will come from the Sessenge, Aerodrome, Pamao, Gorumbwa, Megi- Marakeke-Sayi, Kalimva-Ikamva, Oere, Pakaka, and KCD deposits. The Mengu Hill, Mofu, Kombokolo and Rhino pits were depleted in 2017. Open pit mining is conducted by contractor Kibali Mining Services (KMS), a local subsidiary of DTP Terrassement, using either free-dig or conventional drill, blast, load and haul methods. The mining equipment is jointly owned by a subsidiary of Barrick and the contractor’s parent, who also operates at Barrick’s Loulo-Gounkoto mine in Mali and Tongon mine in Côte d’Ivoire. For the underground operation, longitudinal and transverse longitudinal stoping methods with paste backfill are the nominated mining methods. The Kibali KCD underground mine is designed to extract the KCD deposit directly beneath the KCD open pit. A 50m crown pillar separates the pit bottom from the top of the underground mine. The Kibali underground mine produces at a rate of 3.8 million ore tonnes per year. Development of the underground mine commenced in 2013. Stoping commenced in 2015 and ore production has ramped up to 1.8Mt in 2017 and 3.6Mt in 2021. Initial production was truck hauled by a twin decline to surface. In 2017, the haulage shaft (740m deep) and materials handling system was commissioned. From 2018 onwards, underground ore has predominantly been hoisted up the shaft. The decline to surface will continue to be used to haul some of the shallower zones and to supplement shaft haulage. 1.6 Mineral processing The Kibali gold processing plant comprises two largely independent processing circuits, the first one designed for oxide and transition ores and the second for sulphide refractory ore. However, both circuits are designed to process sulphide ore when the oxide and transition ore sources are no longer available. The current processing plant can treat both oxide and fresh sulphide material and uses flotation with ultra- fine grind of the flotation concentrate, a treatment that is required for the sulphide ore type before leaching. Kibali has a processing operation capable of producing an average of 730koz of gold per annum for 10 years treating at least 7.2Mtpa throughput. The ore is blended using both KCD underground ore plus ore sourced from satellite open pits at Kibali. The flowsheet of the processing plant is provided in Section 14, below. 1.7 Mineral Resource and Mineral Reserve estimates The Kibali Mineral Resource consists of a combination of underground and open pit material. These include the KCD, Sessenge, Pakaka, Mengu Hill, Gorumbwa, Megi-Marakeke-Sayi, Pamao (inclusive of Pamao South, also known as Tete Bakangwe), Kombokolo, Kalimva-Ikamva, Aerodrome, Oere and Mengu Village deposits. Only KCD (underground and open pit), Sessenge, Gorumbwa, Pamao (including Pamao South), Aerodrome, and Oere were updated in 2021, following additional data from drilling, and/or updated geological mapping. Pamao South, Mengu Village, and Oere are new additions to the Kibali Mineral Resource for 2021. 78% of the exclusive Mineral Resource is from underground sources, namely KCD. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 15 The cut-off grade selected for reporting each of the open pit Mineral Resource areas corresponds to the in situ marginal cut-off grade at either fresh, transitional or saprolite oxidation states, using a gold price of $1,500/oz. The pit shell selected for limiting each of the Mineral Resource areas also corresponds to a gold price of $1,500/oz. Reasonable prospects for economic extraction are demonstrated as a result of this pit optimisation process. Underground Mineral Resource was reported using Mineable Stope OptimiserTM (MSO) from Datamine™, effectively within a minimum mineable stope shape, applying reasonable mineability constraints, including a minimum mining width, a reasonable distance from current or planned development, and a measure of assumed profitability at the related Mineral Resource cut-off grade, thus deemed as having reasonable prospects for economic extraction. A summary of the exclusive Kibali Mineral Resource is shown in the table below. The exclusive Mineral Resource is reported exclusive of the in situ Mineral Reserve and includes that portion of the Mineral Resource which was not converted to Mineral Reserve. The Mineral Resource reported throughout the report is attributable, unless otherwise stated. Further study and design, change in costs and/or gold price is required to develop economic extraction plans for the exclusive Mineral Resource. A large proportion of the exclusive Mineral Resource is Inferred Mineral Resource (26%) and will require drilling to upgrade its confidence. Exclusive gold Mineral Resource (attributable, 45%) Kibali Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured 7.62 3.19 24.29 0.78 Indicated 19.82 2.76 54.63 1.76 Measured & Indicated 27.45 2.88 78.92 2.54 Inferred 10.29 2.70 27.74 0.89 The Mineral Reserve estimates use updated economic factors, the latest Mineral Resource and geological models, geotechnical inputs, and the latest metallurgical updates. Some inputs were shared across all the operations during the preparation of the Mineral Reserve estimates. The Mineral Reserve was based on the development of appropriately detailed and engineered LOM plans. All design and scheduling work were undertaken to a suitable level of detail by experienced engineers using mine planning software. The planning process incorporated appropriate modifying factors and the use of cut-off grades and other technical- economic investigations. Gold Mineral Reserve (attributable, 45%) Kibali Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Proven 14.35 3.76 54.01 1.74 Probable 23.04 3.50 80.71 2.59 Total 37.40 3.60 134.72 4.33 1.8 Summary capital expenditure and operating cost estimates Capital costs Kibali is a sustaining capital combined open pit and underground mining operation with the necessary facilities, equipment, and manpower in place to produce gold. The total capital expenditure from 2018 to 2021 amounted to $484 million. This included $201 million spent on underground mining capital, which represented 42% of total capital expenditure. A total of $61 million, representing 13% of total capital expenditure, was spent on deferred stripping to remove mine waste material (overburden) to gain access to ore in new pits. A further $43.5 million, representing 9% of total capital expenditure, was spent on capitalised drilling which resulted in LOM extensions and conversion of Mineral Resource to allow for engineering of new Mineral Reserve. $18 million was spent on permit wide exploration for Mineral Resource replacement, representing 4% of total capital expenditure. Completion of the hydropower stations accounted for $26 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 16 million, or 5% of total capital expenditure, and $33 million for the refurbishment of open pit equipment, or 7% of total capital expenditure. Capital expenditure over the remaining LOM is estimated to be $715 million (from 2022) based on the Mineral Reserve, made up from the allocation of costs as summarised in the table below. Description Value ($M) Grade control drilling 41 Capitalised deferred stripping 35 Underground capital development and drilling 185 RAP growth capital 18 Exploration capitalised 6 Other sustaining capital 430 Total LOM capital expenditure 715 Operating costs Kibali maintains detailed operating cost records that provide a sound basis for estimating future operating costs. Costs used for the open pit optimisations were derived from Kibali Mining Services (KMS) open pit mining contractor’s pricing of the open pit LOM schedule. Underground operations were costed starting in mid-year 2018 as owner costs, when underground mining changed to owner operated. Labour costs for national employees were based on actual costs. Local labour laws regarding hours of work, employment conditions were also considered, and overtime costs included. During 2021, costs for processing and general and administration (G&A) were updated based on actuals adjusted with the latest forward estimates, production profiles and personnel levels. Customs duties, taxes, charges, and logistical costs have been included. Unit costs used to estimate LOM operating costs based on the Mineral Reserve are summarised in the table below. The annual fluctuation in production levels is relatively low, such that the effect of fixed versus variable expenses is minimised. Activity Units Value Open pit Mining $/t mined 3.44 Open pit Mining $/t ore mined 33.00 Underground mining $/t mined 36.16 Underground mining $/t ore mined 37.95 Processing $/t milled 17.49 G&A $/t milled 9.35 Mining total1 $/t milled 35.60 Total LOM net OPEX1 $/t milled 62.44 Notes: 1. Total LOM Net of Opex in this table, represents the total amount, before capitalised cost and royalty costs of 4.7% based on the total revenue Cost inputs have been priced in real Q4 2021 dollars, without any allowance for inflation or consideration to changes in foreign exchange rates. The QP is satisfied that the open pit and underground LOM and cost estimates have been completed in sufficient detail to justify the economic extraction of the open pit Proven and Probable Mineral Reserve.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 17 1.9 Permitting requirements The Kibali contains 10 exploitation (mining) permits under the DRC Mining Code (2002), eight of which are valid until 2029 and the other two are valid until 2030. These key permits, licences and compliance acquired since the project acquisition include: an Environmental Adjustment Plan, an import and export licence under Kibali, permit for the construction of infrastructure at Kokiza, authorisation to import explosives, demolition permit, authorisation to resettle people, authorisation for exhumation (so that graves can be relocated out of the mining zone), title deeds for all people resettled in Kokiza and authorisation for the construction of four hydropower stations. An Environmental Adjustment Plan (EAP) has been approved by the Direction de Protection de l’Environnement Minier (DPEM) with the purpose of describing any measures that have been or will be taken for the purpose of the protection of the environment. An environmental management plan is in place, and the Kibali operations are ISO 14001:2015 certified and independently audited to continuously improve environmental management. Audits are also carried out to gauge compliance with the International Cyanide Management Code (ICMC); ICMC certification and construction of a cyanide detox plant for the tailings stream is planned to commence in 2022. The underground mine, all other open pit mining operations, and the associated infrastructure (processing plant, accommodation, and airport, etc.) are within exploitation permits 11447 and 11467. All Kibali exploitation permits are detailed in Section 17. The next renewal dates for the exploitation Permits are 5 November 2029 and 6 March 2030 and the current LOM plan for the Kibali Mineral Reserve extends beyond these dates. The DRC Mining Code (2002) includes a provision for the renewal of all exploitation permits for a successive period of 15 years, provided the holder has not breached the obligations in respect of permit fee and annual surface rights fee payments, and upholds all environmental standards set out in the exploitation permit. All the exploitation permit fees and taxes relating to Kibali’s exploitation rights have been paid to date and the concession is in good standing. There are no indicators to AngloGold Ashanti from information provided by Barrick, of any significant risks that could result in the loss of ownership of the deposits or loss of the permits, in part or in whole. Additionally, Barrick and in turn AngloGold Ashanti do not believe that there are any significant risks that may affect access, title, or the right of ability to perform work on the property. 1.10 Conclusions and recommendations Geological models and subsequent Mineral Resource estimations have evolved and improved with each successive model update from added data within both open pit and underground. Significant grade control drill programs, and mapping of exposures in mine developments have been completed to increase the confidence in the resulting Mineral Resource and Mineral Reserve. This was demonstrated in 2017 as this was the first time that Proven Mineral Reserve was disclosed for the underground mine. The Qualified Persons are not aware of any environmental, permitting, legal, title, socioeconomic, marketing, metallurgical, fiscal, or other relevant factors, that could materially affect the Mineral Resource estimate or Mineral Reserve estimate. In the Qualified Person's opinion, the drilling and sampling procedures at Kibali are robust, suitable for the style of mineralisation, and are at or above industry standard practices. To their knowledge there are no drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results. In the Qualified Person's opinion, the Kibali Mineral Resource estimation approaches are appropriate, using industry accepted methods. Furthermore, the constraint of underground Mineral Resource reporting to use optimised mineable stope shapes has been deemed to reflect good to world best practice by external project auditors. The Qualified Person considers that the Mineral Resource at Kibali is appropriately estimated and classified. The Qualified Persons are of the opinion that the 2021 Mineral Resource estimates are free of material error and are a true reflection of the geology and mineralisation that has been observed at Kibali. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 18 In the Qualified Person's opinion, the 2021 Kibali Mineral Resource estimate is appropriate for the engineering to support a Mineral Reserve. The 2021 Kibali Mineral Reserve is compiled in accordance with industry standard practices and there are no factors that could materially impact the reported Mineral Reserve. No fatal flaws have been identified during internal and external reviews. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 19 2 Introduction 2.1 Disclose registrant AngloGold Ashanti Limited is the registrant for whom the Technical Report Summary was prepared. 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared The purpose of this Qualified Person's report is to support the public disclosure of the 2021 year-end Mineral Resource and Mineral Reserve estimate at the Kibali, located in the northeast of the DRC. The Mine is operated as a joint venture (JV) with Barrick being the JV operator. The Mineral Resource and Mineral Reserve are reported as at 31 December 2021. The Mineral Resource is reported in situ for block modelled Mineral Resource and as broken material for stockpiles. The Mineral Reserve is declared as delivered to the processing facility and is therefore inclusive of ore loss and dilution. The terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The Qualified Person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in§ 230.421 of this chapter. Should more detail be required they will be furnished on request. The following should be noted in respect of the Technical Report Summary: • Assumptions and models used in the writing of this report are those determined by Barrick, the operating partner, • All figures are expressed on an attributable basis unless otherwise indicated • Unless otherwise stated, $ or dollar refers to United States dollars • Group and company are used interchangeably • Mine, operation, business unit and property are used interchangeably • Rounding off of numbers may result in computational discrepancies • To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals and copper, content with no decimals • Metric tonnes (t) are used throughout this report and all ounces are Troy ounces • Abbreviations used in this report: gold – Au 2.3 Sources of information and data contained in the report / used in its preparation The primary source for this report is the technical report filed in terms of the Barrick Gold Corporate (Barrick) NI 43-101 Technical Report on the Kibali Gold Mine, Democratic Republic of the Congo, effective date 31 December 2021. 2.4 Qualified Person(s) site inspections The following AngloGold Ashanti employees serve as the Qualified Person (QP) for the report. As part of quarterly board meeting reviews, the Qualified Person Mr. Richard Peattie, AusIMM, visited the Kibali permit and operations once out of the planned four times planned due to Covid-19 travel restrictions. Additionally, the Qualified Person Mr. Romulo Sanhueza, AusIMM visited the Kibali permit last in 2020 due to travel restrictions associated with Covid-19. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 20 Below are the 2021 mine site visit dates for the (Barrick) QPs: • Mr. Rodney B. Quick, Mr. Simon Bottoms, Mr. Christopher Hobbs, and Mr. Shaun Gillespie had multiple visits to the mine site in 2021 to review: exploration work, Mineral Resource, and grade control model updates, mine plans, mining performance results, mine strategy, results of external audits, and board meeting reviews. • Mr. Graham E. Trusler visited all major establishments within the mining area including the mining pits, tailings dams, water dams and some community projects and the resettlement sites near to the mine. Reviews were held with management teams from the social, safety and environmental departments. • Dr. Thamsanqa Mahlangu made four separate visits in 2021 and reviewed the processing plant operations performance, and geometallurgical test work on new and current deposits. Also covered were reviews on the process improvement projects and board meeting reviews. • Mr. Ismail Traore made two separate visits in 2021 to review mining performance results, Mineral Reserve, and grade control model updates, mine strategy, results of external audits, and board meeting reviews. 2.5 Purpose of this report This is the first-time reporting of the Technical Report Summary for this operation for the S-K 1300 requirements. Reporting in this Technical Report Summary relates to Mineral Resource and Mineral Reserve. Previous technical reports followed the NI 43-101 format and were filed on the Toronto stock exchange. The Mineral Resource and Mineral Reserve estimates have been prepared according to the CIM 2014 Definition Standards for Mineral Resource and Mineral Reserve dated 10 May 2014 (CIM (2014) Standards) as incorporated with NI 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). Mineral Resource and Mineral Reserve estimates were also prepared using the guidance outlined in CIM Estimation of Mineral Resource and Mineral Reserve Best Practice Guidelines 2019 (CIM (2019) MRMR Best Practice Guidelines). 3 Property description 3.1 Location of the property Kibali is located in the NE of the DRC in the Haut Uélé Province, approximately 1,800km NE of the capital city Kinshasa, approximately 560km NE of the capital of the Orientale Province, Kisangani, 1,800km from the Kenyan port of Mombasa, 1,950km from the Tanzanian port of Dar es Salaam, and 150km west of the Ugandan border town of Arua, near the international borders with Uganda and Sudan. The Project, which covers an area of approximately 1,836km2, is centred at approximately 3.13º latitude and 29.58° longitude, in the Haut Uélé Province. The plant centroid co-ordinates are 3.6'50"N, 29.35'31"E. Personnel access to the project is commonly through charter flight directly to site from Entebbe, Uganda which is served daily by commercial flights from European cities. Road access is available from Kampala, Uganda and is approximately 650km, which provides the primary route for operational supply chain. The map on the following page shows the Kibali infrastructure and licences, with the total mining lease area insert shown in the top right corner. The co-ordinates of the mine, as represented by the plant, are depicted on the map and are in Latitude and Longitude.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Kibali mining lease area


Insert: Total Mining Lease area
0 10 20 Km
Licences
Mining
Mine Infrastructure
Pits
Plant
Stockpiles
TSF
Waste Dumps
Underground access
Planned Infrastructure
Pits
Waste Dumps
Settlements
Villages
Villages
Roads
Main
Secondary
Airfield
Insert
Total mining lease area
Map zoomed in area
to Doko
Ikamva
Kalimva
Mofu
Mengu Hill
Mengu
Sayi
Megi
Marakeke
Gimbia
Pamao
Pakaka
Ndala
Aerodrome
mine village
Kombokolo
Gorumbwa
KCD
KCD portal and shaft
Sessenge
Memekazi
Mandungu
N
0 1 2 3 Km
Plant centroid co-ordinates
3°6'50"N, 29°35'31"E

3.2 Area of the property

The Mineral Resource and Mineral Reserve are covered by exploitation permits (11447, 11467, 11468, 11469, 11470, 11471, 11472, 5052, 5073, and 5088) totalling 1,836km^2.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

3.3 Legal aspects (including environmental liabilities) and permitting

Kibali has been granted ten exploitation (Mining) permits under the DRC Mining Code (2002) in respect of the project, eight of which are valid until 2029 and two of which are valid until 2030.

The table below provides exploitation permit details and the figure below shows the exploitation permit locations. All co-ordinates use UTM Zone 35N datum WGS84 grid.

Kibali exploitation permit details

Arête No.	Permit No.	Surface Area (km^2)	Expiry Year
0852/CAB.MIN/MINES/01/2009	11447	226.8	2029
0855/CAB.MIN/MINES/01/2009	11467	248.9	2029
0854/CAB.MIN/MINES/01/2009	11468	45.9	2030
0853/CAB.MIN/MINES/01/2009	11469	91.8	2029
0329/CAB.MIN/MINES/01/2009	11470	30.6	2029
0852/CAB.MIN/MINES/01/2009	11471	113.0	2029
0331/CAB.MIN/MINES/01/2009	11472	85.0	2029
0856/CAB.MIN/MINES/01/2009	5052	302.4	2029
0858/CAB.MIN/MINES/01/2009	5073	399.3	2029
0103/CAB.MIN/MINES/01/2011	5088	292.2	2030

Kibali tenement and permits


Nzoro
Matiko
Ikamva
Kalimva
11471
5052
Libala
Oere
Azambi
Mofu
Mengu Hill
Sayi
Ndala North
11447
5073
Makoke
Megi
Pamao
Ndala
Marabi
Abimva
Dri North
Hotel
Agbarabo
Rhino
Pakaka
Makoro
Gurumbwa
Galako
Atekoma
Rambi Camp
Rambi
Sessenge
Zaro North
Renzi
Nzoroko
11467
Memekazi
Aindi Watsa
Diliolo
5088
11470
Ambarau
Mabandankulu
Zambula
Zakitoko
11468
11469
11472
Kilometers
Legend
Hydro Power
Prospects
Road
Kibali Lease

All Mineral Resource and Mineral Reserve summarised in this report is contained within these exploitation permits. The exploitation permits occur within two territories, namely Watsa and Faradje, which fall under the Province of Haut Uélé.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

The principal orebody, KCD, forms both an open pit and underground mine. This operation and the associated infrastructure (processing plant, accommodation, and airport) are within exploitation permits 11447 and 11467. All the exploitation permit fees and taxes relating to Kibali's exploitation rights have been paid to date and the concession is in good standing.

The QPs are not aware of any risks that could result in the loss of ownership of the deposits or loss of the exploitation permits, in part or in whole. In the QP's opinion, all appropriate exploitation permits have been acquired and obtained to conduct the work proposed for the property.

Surface rights in the area of the Kibali permits belong to the DRC Government. Utilisation of the surface rights is granted by the Kibali exploitation permit under condition that the current users are properly compensated. All the surface rights fees relating to Kibali's exploitation rights have been paid to date and the concession is in good standing.

One exclusion zone with an area of 10.26km^2 exists within the permit surrounding the Kibali South deposit which was transferred to SOKIMO from Kibali in December 2012. The Qualified Persons are not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform work on the property.

Three Environmental and Social Impact Assessments (ESIA), and two ESIA updates have been completed for the project. All ESIAs were undertaken in compliance with DRC legislation and the applicable International Finance Corporation Performance Standards (IFC PS) (2006); ESIA updates were compliant with DRC Legislation and IFC PS (2012). The following list identifies the ESIAs and EISA updates completed since 2010:

- An ESIA completed by independent consultants (Digby Wells, 2011) as part of the Feasibility Study (FS) during 2010 and 2011. The ESIA report was submitted to the authorities in 2011 and approval was received in 2011.
- An ESIA was completed in June 2011 for the new Nzoro 2 hydropower station, and refurbishment of the Nzoro 1 hydropower station adjacent to the Kibali and Nzoro Rivers, respectively (Digby Wells, 2011). This ESIA included details of the upgrade of the existing powerlines from the Nzoro 1 station, construction of new powerlines from Nzoro 2 and the construction of a diversion canal from the Nzoro River to the Nzoro 2 station.
- An ESIA was completed in 2012 for the Ambarau and Azambi hydropower plants located on the Kibali River (Digby Wells, 2012).
- ESIA Updates for the mine in 2015 (Digby Wells, 2015) and 2020 (Digby Wells, 2020).

The project is governed by the DRC Mining Code (2002) and associated Mining Regulations. Decree No. 038/2003 of 26 March 2003 relating to the Mining Regulations as modified and completed by Decree No. 18/024 of 08 June 2018 contain provisions regarding ESIAs and environmental management, public consultation, and compensation for loss of access to land. Articles 127 and 128 of the Mining Regulations (2018) sets out the contents of the EIS and the EMP and Article 452 establishes the objectives of management measures and standards of the EMP. Public consultation of the Project was achieved in accordance with Articles 451 and 478 of the Mining Regulations (2018) and with the IFC PS.

A consolidated Environmental and Social Management Plan (ESMP) is in place which covers all aspects of the operation and was updated as part of the (revised) 2020 ESIA, which expands the original 2014 and 2015 ESMP. The original ESMP comprises three ESIAs and the impact assessment and management plans, which were updated and subsequently approved in 2016. The EAP was approved by the CPE, required under Articles 455 and 456 of the Mining Regulations (2003) and included the following conditions:

- Adequate management of social aspects around the mine.
- Respect of air quality requirements.
- Water management and effluents to be in line with the legal limits before any discharge from the mine.
- Waste management and hazardous waste management in line with legislation.
- Flora and fauna promotion and conservation.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Copies of the EAP were submitted to the Mining Registry Office as required.

The ESMP includes current, future planned and proposed activities and a rehabilitation plan. The ESMP includes an environmental and social monitoring plan as approved by the regulators and comprises the following:

- Air quality and dust.
- Water sampling and analysis of:
    - TSF seepage water and tails streams (particular focus on arsenic and WAD cyanide which can be analysed on site).
    - Potable water.
    - Groundwater.
    - Surface water
- Terrestrial and aquatic biodiversity/habitats.
- Noise and blasting.
- Soil.
- Community relations and grievances.
- Energy use.

In 2020, the ESIA was revised to incorporate Kalimva-Ikamva, and to comply with the Mining Regulations (2018) that stipulates a mine's ESIA is to be updated every five years (Article 463).

The 2020 ESIA update complied with DRC laws and regulations and conformed with the IFC PS (2012). Mitigation and rehabilitation measures and financial provision for planned project closure have been included in the ESIA update. Pakaka, Kombokolo, Rhino, Mofu and Mengu pits have been fully, or partially rehabilitated and environmental monitoring of these areas is ongoing.

All environmental permits are in place for the Kibali processing plant, open pits and underground operations, the hydropower stations, and a permit register forms part of the EMP. Permits include:

- ESIA approbation – letter for approval of the environmental impacts assessment (valid for 5 years and subject to ESIA Updates).
- Environmental certificate (valid as long as taxes are paid).
- Permit to export used oil (1 year licence subject to annual renewal).
- Permit d'exploitation (25 years).
- Authorisation for owning the hydropower plants (25 years).

In 2020, more than 80% of the energy consumed by Kibali was provided by the hydropower plants. Waste is managed by adopting the waste hierarchy (avoid-reuse-recycle-landfill); some incineration takes place on site at the installed Macrotech™ incinerator V70. In 2020, a total of 650 t of waste was incinerated at the onsite incinerator, 3,400 t of waste reused or recycled, and a further 1,900t was sent to landfill. New opportunities are being sought for reusing or recycling waste to further reduce waste to landfill.

Other approved permits and licences include: an import and export licence, permit for the construction of infrastructure at Kokiza, authorisation to import explosives, demolition permit, authorisation to resettle people, authorisation for exhumation (so that graves can be relocated out of the mining zone), and title deeds for all people resettled in Kokiza.

Environmental incidents are recorded in a register which forms part of the Environmental and Social Management System (ESMS). Causes and responses are identified, and incidents closed out once investigations are completed and reviewed by the General and Sustainability Managers. A total of 11 environmental incidents were recorded in 2021; all were classified as Class 3 environmental incidents, which are defined as minor incidents that do not pose any adverse impacts or risks to human health or the environment. Most Class 3 incidents were minor oil and fuel spills.

3.4 Agreements, royalties and liabilities

Kibali owned 90% by a joint venture between Barrick (45%) and AngloGold Ashanti (45%), and 10% by SOKIMO. Barrick is the operator at Kibali for both exploration and mining.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 The DRC Mining Code (2002) and associated regulations have been amended with the DRC Mining Code (2018), which came into force on 9 March 2018, and the related amended mining regulations, which came into force on 8 June 2018. The following changes made to the DRC Mining Code (2002) in 2018 introduced a series of changes at Kibali: • royalty charges were increased from 3.5% to 4.7%, which is not anticipated to materially impact the LOM profitability • various increases in import and other duties from 4% to 7% depending on consumable type, which is not anticipated to materially alter the LOM profitability • a super-tax profit has been promulgated based on the FS prepared at the time the approval was given for the construction of the project and accordingly, such a tax is applicable only if the average annual gold price was in excess of $2,000/oz. No other parties own a royalty interest other than the DRC government. This increases royalty charges over the LOM, which would not materially impact the LOM profitability. Various increases in import and other duties from 4% to 7% depending on consumable type, which would not materially impact the LOM profitability. The exact impact, if any, of the changes will only be fully known once the DRC Mining Code (2018) and related regulations are clarified and implemented in full. Going forward, the DRC Mining Code (2018) envisages a stability period for the tax, customs, and exchange control regime of five years from the date on which the DRC Mining Code (2018) came into force and further provides that a number of the taxes shall be applied in accordance with the applicable substantive law. 4 Accessibility, climate, local resources, infrastructure, and physiography 4.1 Property description Kibali is located in the NE of the DRC, approximately 560km NE of the city of Kisangani and near the international borders with Uganda and South Sudan. The project is situated in a rural setting that lacks local infrastructure. Infrastructure throughout the DRC is generally poor. The main access points for equipment and supplies for the operation include the major ports of Mombasa, Kenya (1,800km) and Dar es Salaam, Tanzania (1,950km). The routes are paved up to the DRC border. Road access is from Kampala, Uganda and is approximately 650km. The arterial road between Arua and site is unpaved and serves as the main access route for materials to site. A local certified airstrip with passport control, serves as the primary access point to site for personnel on charter flights from Entebbe, Uganda, which is approximately 470km SE of the mine. International air carriers service Entebbe – Doko – Entebbe on weekdays. Climate and physiography The DRC has a total area of 2.3 million km². The country straddles the equator and is characterised by dense tropical rain forest in the central Congo River basin and highlands in the east. The climate is generally tropical (hot and humid) in the equatorial river basin and cooler and drier in the southern highlands. The eastern highlands (Watsa territory) where Kibali is located, is cooler and wetter. The Watsa territory wet season occurs between March and November, with the dry season occurring between November and March (see figure below). Watsa experiences extreme seasonal variation in monthly rainfall with most rain occurring in heavy tropical thunderstorms. Precipitation is highest in October, and January and December are the driest months. Humidity levels are highest in the wet season. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 26 Kibali average monthly rainfall statistics Source: Kibali Goldmines, 2021 Data collected from 2012 to 2021 The Watsa territory dry season lasts from January to March, with average daily high temperatures above 30°C and average daily low temperatures of approximately 19°C. The cool season occurs between May and November, with average daily high temperatures below 29°C and average daily low temperatures of approximately 18°C. The average wind speed experiences mild seasonal variation over the course of the year, generally averaging 8.0km/h in the wet season and 6.5km/h in the dry season. Climatic conditions do not materially affect either exploration, development, or mining operations allowing these activities to be conducted year-round. The topography of the area is gently hilly, ranging in elevation between 700m to 1,500m above sea level (MASL). The immediate project area is characterised as generally hilly, which includes several discrete hills up to 170m high. The plant site is located on a flat plain area which lies at approximately 860 MASL and vegetation is dominated by elephant grass with forested areas along drainages. It is likely that the entire area comprised rainforest prior to modification by human activity. The project lies in a low seismic rated area. Infrastructure The local project area lacks any substantial infrastructure to support the mining operation, other than that which has been constructed by Kibali. All existing infrastructure supports the local subsistence and small- scale agriculture. Remnants of historical mining activities can be found on the property (residential buildings, processing plant, underground mine shafts, and surface workings) in various states of repair. Although remnants of the historical mining activities remain, the mine is essentially a greenfield development, with new facilities having been built to support the current mining and processing activities, because the current mine is of a much larger scale than any of the historical mining infrastructure. The key on-site surface and underground infrastructure at Kibali include the following: • Mine access and internal road network • A 7.2Mtpa process plant AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 • TSFs comprising of concentrate tailings storage facility (TSF) one, (CTSF1) and concentrate TSF two (CTSF2) for the carbon-in-leach (CIL) tails and the flotation TSF dedicated to flotation tails • Accommodation village for married and single staff and employees • Administrative buildings, stores warehouses, laboratory, workshops for surface and underground equipment, security buildings, medical and emergency response facilities • Fuel Storage • Raw and process water containment and storage dams and water distribution network • Communications and data transmission networks • Airstrip • Twin declines and vertical production shaft and a series of ramp-connected levels • Diesel generator station installed with CAT 3516B-HD (1.5MW) generators As there is no national grid power supply to the site Kibali is fully dependent on its own generation facilities. The power supply currently comes from a mix of on-site, high-speed diesel generator sets and off-site hydropower stations (Nzoro 2, Ambarau and Azambi hydropower plants); Nzoro II is currently producing approximately 22MW, Ambarau produces 10.6MW and Azambi produces a further 10.2MW, with total peak hydropower capacity of 42.8MW, which is sufficient to meet the mine power demand. A battery energy storage system was incorporated in 2020 to improve power stability. The site is connected to the hydrostations via a 66 kV overhead line network. The hydropower system has combined potential capacity of 42.8MW of hydropower (at peak) and has backup installed capacity for 43MW of thermal generation. The load demand of the mine is not constant, and power demand at full production is currently between 39MW and 43MW, averaging approximately 41MW. The primary source of raw water supply is rain and spring water catchments with top-up from a borehole system and a final backup from the Kibali River. Raw water is collected and stored in the raw water dam, which has a storage capacity of 9,500m3. The processing plant requires approximately 46,000m3 of water per day, which is sourced by reclaiming water from the FTSF and CTSF1 and CTSF2. 5 History The discovery of gold in the region is attributed to Hannan and O’Brien in 1903. Historical gold production from the Kilo and Moto areas between 1906 and 2009 is estimated to be approximately 11Moz Au, half of which came from alluvial deposits. Mining operations were conducted by the Belgian government via SOKIMO, which was established in 1926. Most of the mining activity within the project area was undertaken during the 1950s at Gorumbwa, Agbarabo and Durba deposits and are believed to have collectively produced more than 60% of the over 3Moz of recorded gold production from the Moto area. The SOKIMO processing plant was located near the old Durba mine. The plant comprised crushing and ball milling circuits, followed by gravity, cyanide leach and mercury amalgamation circuits. After independence in 1960, gold production dropped sharply as mining was mainly undertaken by artisanal workers and small-scale alluvial operations. SOKIMO changed its name to OKIMO in 1966 and was the main operator in the project area. Sporadic and negligible volumes of underground mining were conducted in the project area after 1960. The DRC governmental entity OKIMO was later transformed back into SOKIMO in December 2010. Davy McKee undertook a detailed assessment of the area on behalf of the government of Zaire in 1991, with funding from the African Development Bank. This assessment included a significant amount of drilling to verify historical data. Barrick acquired exploration rights over most of the Kilo-Moto belts in 1996 in a 70/30 joint venture with the government entity OKIMO and drilled several targets as well as completing regional and detailed soil sampling programmes. Subsequently Barrick formed a JV with AngloGold to split equally their 70% holding of the project. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 Kibali was discovered by the Barrick and AngloGold JV in 1998 and AngloGold became the operator of the project. The Barrick and AngloGold JV completed several drilling programmes, mainly concentrated at KCD and Pakaka, and also carried out soil sampling over most of the concession area, and a regional aeromagnetic survey at 200m line-spacing was completed by World Geoscience Limited (WGC). AngloGold and Barrick withdrew from the Project in 1998 due to local unrest and civil war and Moto Goldmines Limited (Moto) acquired the available 70% stake in the project in 2004. Moto completed a FS in 2008 (Moto Goldmines Ltd, 2008) and an Optimised FS (OFS) in 2009 (Moto Goldmines Ltd, 2009). In July 2009, Randgold and AngloGold Ashanti entered into a 50/50 JV, which acquired Moto and its 70% ownership of the project. In December 2009, the JV acquired an additional 20% shareholding in the Project from SOKIMO. The DRC state remained a partner in the project through OKIMO retaining a 10% interest. On 01 January 2019, Barrick acquired 100% of the issued and outstanding shares of Randgold (the “Merger”) and from there on, the 45% ownership of Kibali JV was transferred to the new Barrick company created by the merger in continued partnership with both AngloGold Ashanti (retaining a 45% interest) and SOKIMO (retaining a 10% interest). Since commencing mining operations in 2013 to the end of 2021, 59mt of ore has been mined from the various deposits at Kibali and the mine has produced almost 6Moz of gold. Past underground production came mainly from the 5101, 5102, 5105, 5110, and 9105 lodes. The development of the Kibali underground mine started in 2013 and the production in 2015. The underground mines stretch over a length of 1.5km and a vertical distance of approximately 735m below surface. Underground Mineral Reserve at Kibali is projected to sustain the underground mine operations until 2034 at an average production rate of approximately 10,500tpd. The historical gold production by previous operators and artisanal miners is unknown. Nonetheless, the past production for the Kibali region, that can be established, with confidence, is tabulated below. Past production records for the Kibali Mine Year Tonnes Milled (kt) Grade (g/t) Contained gold (oz) Recovery (%) 2013 808 3.87 88,199 91.5 2014 5,546 3.81 526,627 79.0 2015 6,833 3.55 642,720 83.8 2016 7,299 3.10 586,530 79.8 2017 7,621 2.87 596,226 83.6 2018 8,218 3.45 807,251 88.6 2019 7,513 3.80 814,027 88.7 2020 7,632 3.68 808,134 89.4 2021 7,783 3.62 812,152 89.8 Total 59,254 3.48 5,681,866 85.7

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 29 The summary of historical drilling highlights that approximately 2.7 million metres of drilling has occurred at Kibali since 1950. The data is not available for the 2006-2008 period. Kibali drilling summary Year Company Diamond drilling Reverse circulation RC collar + DD tail Total Metres (m) No. of holes Metres (m) No. of holes Metres (m) No. of holes Metres (m) No. of holes 1950 OKIMO 35,153 242 2,856 102 - - 38,009 344 1951 OKIMO 1,259 15 - - - - 1,259 15 1952 OKIMO 294 5 - - - - 294 5 1960 OKIMO 16,162 175 - - - - 16,162 175 1980 Moto 1,484 10 - - - - 1,484 10 1996 Barrick 8,988 70 - - - - 8,988 70 2004 Moto 9,840 50 42,133 655 - - 51,973 705 2005 Moto 42,672 201 51,685 739 - - 94,357 940 2006 Moto 50,396 227 34,658 558 178 1 85,232 786 2007 Moto 51,540 125 19,574 402 - - 71,114 527 2008 Moto 50,516 98 - - - - 50,516 98 2009 Moto 23,035 67 - - - - 23,035 67 Sub-Total 291,339 1,285 150,906 2,456 178 1 442,423 3,742 2009 Kibali Goldmines 2,938 9 - - - - 2,938 9 2010 Kibali Goldmines 28,403 64 24,166 483 - - 52,569 547 2011 Kibali Goldmines 10,507 28 59,192 1,811 - - 69,699 1,839 2012 Kibali Goldmines 23,166 79 94,764 1,834 - - 117,930 1,913 2013 Kibali Goldmines 18,794 77 80,036 1,487 - - 98,830 1,564 2014 Kibali Goldmines 34,079 176 140,283 2,941 417 3 174,779 3,120 2015 Kibali Goldmines 52,375 311 112,260 2,372 2,715 17 167,350 2,700 2016 Kibali Goldmines 71,834 559 210,908 2,950 8,691 48 291,433 3,557 2017 Kibali Goldmines 122,074 700 202,680 2,854 - - 324,754 3,554 2018 Kibali Goldmines 112,571 616 114,867 1,701 772 3 228,209 2,320 2019 Kibali Goldmines 79,584 409 102,002 1,514 - - 181,586 1,923 2020 Kibali Goldmines 116,729 551 133,902 1,900 - - 250,631 2,451 2021 Kibali Goldmines 113,698 672 182,739 3,152 793 3 297,230 3,827 Sub-Total 786,752 4,251 1,457,799 24,999 13,388 74 2,257,938 29,324 Total 1,078,091 5,536 1,608,705 27,455 13,566 75 2,700,361 33,066 Notes: OKIMO = Office des Mines du Kilo-Moto Moto = Moto Goldmines Ltd DD- diamond drilling 6 Geological setting, mineralisation and deposit 6.1 Geological setting The Kibali gold deposits are hosted in the Moto Greenstone Belt that lies in the NE Congo Craton that is formed of Proterozoic and Archaean-aged rocks. The northeastern Congo Craton extends eastward from the northern part of the DRC across the Cenozoic East African rift into Uganda, southern Kenya, and northern Tanzania (Allibone et al, 2020). Plutonic rocks underlie 80 to 90% of the area, volcano- sedimentary rocks are largely metamorphosed under greenschist facies conditions and form isolated belts for the remaining 10% to 20% of the craton (figure below). The Moto Greenstone Belt is elongated, WNW- ESE trending, and is comprised primarily of two distinct litho-stratigraphically blocks. To the north, the belt is bounded by the West Nile Gneiss complex, a Meso- or Paleoarchaean granite gneiss that extends northward into the Sahara Desert (U-Pb ages greater than 2,670Ma; Turnbull et al., 2017). To the south, the belt is bounded by the Upper Zaire Granitic Massif, an Archaean granite-gneiss terrane that dominates the NE Congo Craton. The Massif is locally represented by the Watsa Igneous Complex. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 30 The Moto Greenstone Belt contains Archaean aged volcano-sedimentary conglomerate, carbonaceous shales, siltstone, BIFs, sub aerial basalts, mafic intermediate intrusions (dykes and sills) and multiple intrusive phases that range from granodiorite, tonalite and gabbroic in composition. The Kibali deposits are predominantly hosted within sedimentary lithologies that have undergone complex structural deformation and metamorphism. Metamorphic grade varies from lower greenschist facies in the west, progressively increasing to amphibolite facies in the east. Granitoid plutons as old as 2,640Ma intrude these rocks, constraining the lithologies minimum age. Intrusive units from both the West Nile Gneiss and Moto Belt Greenstones are bimodal in geochemistry, with trace element distribution indicating formation in an island arc environment (Allibone et al, 2020). Extrusive units from both terranes show trace element signatures that are more typical of Mid Oceanic Ridge Basalts (MORB) (Allibone et al, 2020). Regional geological interpretations suggest that the belt is a thrust stack that developed during the collision of an island arc along the northern margin of the Upper Zaire Granitic Massif with the West Nile Gneiss thrust southward over the Moto Greenstone Belt. Ductile and brittle deformation events are observed in the lithological units, with polyphase isoclinal and recumbent folding mapped in some of the deposits. The belt is cut by two principal structure sets: NW-SE striking, NE dipping thrust faults, and a series of sub- vertical NE-SW shear structures, both of which in association with the folding are considered important mineralising controls. In the picture below, part A is a geological map of central and eastern equatorial Africa showing the distribution of Archaean and Proterozoic rocks in the Congo craton, and the location of major Neoarchaean gold deposits (Allibone et al., 2020). Cenozoic sedimentary and volcanic cover has been omitted to emphasise the Precambrian geology. The Kibali district is located in the northeastern part of the DRC. Part B is a summary geological map of the northeastern DRC, showing the distribution of Archaean plutonic and volcano-sedimentary rocks, the location of the Kibali mining district, and the area covered in more detail in the second figure that follows. Geological map of central and eastern equatorial Africa Source: Allibone et al, 2020 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 31 The figure on the preceding page shows a summary geological map of the Moto (Kibali Greenstone) Belt, showing major geological domains, crosscutting granitoid plutons, and the general structural architecture. The mineralised KZ Trend, which hosts the Kibali deposits, is located in the central part of the Moto Greenstone Belt. The project hosts most of the gold endowment in the Moto Greenstone Belt. The KZ Trend marks an important boundary between older and younger parts of the belt with different provenances (Allibone et al., 2020). The lithology to the east of the KZ Trend consists of variably deformed and metamorphosed basalt, dacitic volcaniclastic, psammo pelitic schists, amphibolite, BIF, carbonaceous argillite, chert, and granitoid intrusions between the western part of the KZ Trend and Belengo (Bird, 2016; Allibone et al., 2020). Radiometric dating of detrital zircons does not differ from the emplacement ages of the larger tonalitic plutons in the eastern part of the Moto Greenstone Belt and in the region to the south and suggests that these siliclastic rocks were deposited during a belt-wide basin extension event between 2,629 to 2,626Ma. Low- to mid- greenschist facies mineral assemblages, which include sericite, chlorite, pyrite, actinolite- tremolite, carbonate, epidote, titanite, pyrrhotite, and rutile, have partly to largely replaced all primary minerals in rocks between the KZ Trend and Belengo (Allibone et al., 2020). A complex history of reverse faulting, folding, and ultimately mineralisation occurred over the following 10Ma to 15Ma. Older rocks of the eastern Moto Greenstone Belt were thrust across younger rocks of the western Moto Greenstone Belt in the vicinity of the proto-KZ Trend, establishing the altered shear zones which mark the current position of the KZ Trend. At KCD, and likely elsewhere, thrust faults and klippes which formed early in this contractional event were subsequently folded and cut by younger reverse faults. Most of the mineralisation currently delineated at the project occurs along the KZ Trend. The KCD deposit and satellite deposits (Kombokolo and Gorumbwa) are located in the central part of the KZ Trend. Gold is concentrated in gently NE to NNE-plunging shoots whose orientations are generally parallel with a prominent lineation in the mineralised rocks. It has been concluded that the structure of the Kibali district is the product of at least seven phases of deformation. D1/14 through D4/14 are all ductile in character and each involved the formation of ductile faults, folds, penetrative foliations, and/or penetrative linear fabrics. D2/14 and D3/14 clearly occurred in a contractional setting, but evidence of the tectonic settings of D1/14 and D4/14 are more ambiguous. Mineralised lodes formed at some time between the S4/14 sericite foliation. D5/14 is a phase of essentially brittle faulting that was followed by a return to a more ductile style of contractional deformation during D6/14. The D7/14 event likely represents some type of minor tectonic relaxation following cessation of D6/14 shortening. At Kibali, gold deposits are generally hosted in siliciclastic (metasedimentary) rocks, BIF and chert with ore-forming H2O-CO2-rich fluids which migrated along a linked network of gently NE dipping shears and NE to NNE-plunging fold axes of the KZ Trend. On-going deformation during hydrothermal activity resulted in development of lodes in a variety of related structural settings within the KZ Trend. Three styles of mineralisation are noted: • Disseminated mineralisation is characterised by sulphide minerals over-printing and replacing chlorite and Fe-carbonate mineral phases in the phyllosilicate-rich inter-clast zones in the deformed volcano-sedimentary conglomerates, constituting the low-grade mineralisation in most deposits. • Vein style mineralisation is characterised by the formation of quartz-siderite (±aluminoceladonite) sulphide veins in lithologies that have undergone extensive Fe-carbonate alteration (Bird, 2016; Allibone et al., 2020). • Replacement mineralisation is characterised by ankerite-siderite, pyrite alteration (ACSA-B) that is typically texturally destructive. Mineralised rocks at Kibali typically lack significant infill quartz-rich veins, unlike many other orogenic gold deposits. Gold is instead associated with pyrite in zones of alteration that replaced the earlier mineralogy of the host rocks. The gold bearing pyrite is hosted by the sequence of coarser clastic sedimentary unit’s conglomerate and chert-ironstone assemblage, often with an envelope of ACSA-A. Higher grades are associated with ACSA-B with disseminated sulphides. Most gold mineralisation is texturally associated with fine disseminated pyrite, with minor pyrrhotite and arsenopyrite. The gold deposits are associated with halos of quartz, ankerite, sericite, ± albite (ACSA-A) AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 32 alteration that extend into the adjacent rocks. This widespread ACSA-A alteration assemblage is superimposed on older greenschist facies metamorphic assemblages. Gold is directly associated with ACSA-B alteration. ACSA-B alteration is ACSA-A alteration overprinted by ankerite-siderite, pyrite alteration. In smaller peripheral deposits a late chlorite, carbonate, pyrite assemblage is associated with the mineralisation rather than the ACSA-B assemblage, implying a district-wide zonation of mineral assemblages along and across the KZ Trend. Zones of mineralised ACSA-B alteration are commonly developed along the margins of BIFs, or contacts between chert, carbonaceous phyllite, and BIFs. Examples of altered and mineralised rocks from the KCD deposit Source: After Allibone et al., 2020 A. Carbonate, quartz, sericite (ACSA-A) altered sandstone and siltstone in which sericite is largely confined to spaced folia that cut relict bedding at an oblique angle. B. Strong carbonate, quartz, sericite (ACSA-A) alteration which has largely destroyed all the primary textures within the protolith. Early-formed carbonate-quartz veinlets have been dismembered along the sericite folia. C. Siderite-pyrite (ACSA-B) alteration front overprinting ACSA-A alteration and destroying the sericite folia associated with this earlier assemblage. D. Typical ore from the KCD deposit, comprising numerous irregular-shaped mineralised pyrite veinlets surrounded by siderite, ± quartz, ± magnetite (ACSA-B) alteration. Relicts of the BIF protolith remain within the altered and mineralised rocks. The mineralised 5000 and 9000 series lodes at KCD are localised along and within a tightly folded BIF horizon and adjacent siliciclastic rocks partly replaced by siderite, ± quartz, ± magnetite, ± pyrite (ACSA- B) alteration. Barren carbonate, quartz, sericite (ACSA-A) alteration overprints siliciclastic rocks up to approximately 1.2km to the west at the Gorumbwa satellite deposit. A wedge-shaped block of isoclinally folded cherty BIF and carbonaceous siliciclastic rocks is juxtaposed against the more strongly altered rocks across a folded carbonaceous shear zone. This wedge of cherty BIF and carbonaceous siliciclastic rocks hosts many of the 3000 series lodes NE of this cross section. Siliciclastic rocks in both shear bounded slices of rock were deposited between 2,630Ma and 2,625Ma, an age bracketed by those of the youngest (and only) detrital zircon population in the sedimentary rocks, and that of crosscutting porphyry dykes and plugs.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

KCD and Gorumbwa mineralisation shown in section


North west
785924E 344778N
786202E 344666N
786631E 344496N
786909E 344384N
787187E 344272N
South east
Selected key drill holes
KCD pit outline
Carbonaceous shear zone
KCD pit outline
Gorumbwa
KCD
5900
5700
5500
5300
5100
RG00027
RG00028
5000 lodes
RG00024
9000 lodes
RG00030
Chloritic foliation developed within conglomerate
U-Pb zircon emplacement age, RG00030, 2626 ± 12 Ma
U-Pb zircon dating, ages of the youngest detrital zircon population RG00024, 2624 ± 5 Ma RG00027, 2643 ± 9 Ma RG00028, 2628 ± 10 Ma
Scale 200 metres
Altered micro-diorite dikes (~2530-2600 Ma)
Porphyritic dacite dikes (2630 ± 4 Ma at Sessenge)
Chert, "brecciated chemical sediment" (BCS), some ferruginous chert
BIF, minimal chert
Carbonaceous argillite and graywacke (< 2645 ± 9 Ma)
Gritstone and sandstone, possibly some crystal-ash tuff? (< 2625 ± 4 Ma)
Conglomerate
Major conglomerate unit at the base of the 9000 lode, rich in quartz fragments
Foliation parallel shear zones
ACSA-B
Carbonate-chlorite altered rock
Patchy ACSA-A overprinting carbonaceous graywacke
ACSA-A, overprinting sandstone and gritstone
ACSA-A, no obvious remains of protolith rock
Fold hinges
Form lines parallel to the foliation
Partly altered reverse faults

Source: Allibone et al, 2020

The KCD Deposit hosts the vast majority of gold mineralisation at Kibali. At KCD, the lodes are broadly categorised as the upper 3000 Lode, 5000 Lode, and the deeper 9000 Lode, 11000 Lode, and 12000 Lode. All generally plunge from surface to the NE at low to moderate angles (approximately 25°) with mineralised wireframes based on drilling intercepts indicating a down plunge continuation of over approximately 2,000m (remaining open down plunge).

The 3000 Lode crops out in the present open pit (Karagba) and is the western-most lode. It is approximately 300m in width, 30m thick, and has a broad gentle and open semi-synclinal form to its plunge.

The 5000 Lode outcrops slightly east and south of the 3000 Lode (Chauffeur and Durba) and forms most of the topographically elevated area known as the Durba Hill, on which the historic Durba plant is situated. The lodes are more sub-vertical in attitude than the 3000 and 9000 lodes and are consistently of higher grade.

The 9000 Lode does not outcrop in the KCD open pit but crop out to the south of the Durba Hill at Sessenge. The 9000 Lode is comprised of two main lodes 9101 and 9105. The 9105 is of a similar shape and attitude as the 5000 Lode and is connected in part. The 9101 Lode joins Sessenge and is a shallow dipping lens with a similar plunge to the 5000 Lode.

The 11000 and 12000 lodes were discovered during deep drilling, and were subsequently followed up plunge, where the 11000 merges with the 5000 and 9000 lodes and the 12000 Lode crops out at Sessenge SW.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

KCD and Sessenge 2021 block models with underground mine design


6000 L
KCD Open Pit
$1,200/oz Design
Sessenge Open Pit
$1,300/oz Design
3000 Lodes
9000 Lodes
5500 L
1,800 m
5000 Lodes
Gold Grade
5000 L
2-3 g/t
3-5 g/t
5-8 g/t
8+ g/t
N
W
E
S
90
-90
Bearing:327
Dip:-14

The regional (inactive) deposits are within the KZ trend and reflect gold mineralisation assemblages often associated with late chlorite, carbonate, and pyrite assemblage, rather than the ACSA-B assemblage. More specifically, the mineralisation domains in the smaller regional deposits away from the main KCD zone, are generally narrow and contact-related within narrow faults and BIF-Chert with variably intense chlorite-quartz-carbonate-pyrrhotite±pyrite-ilmenite assemblage or, quartz-carbonate-sericite ± subordinate chlorite-pyrite (ACSA). Additionally, the subordinate mineralisation zones may include a distinctive buff-coloured variant of ACSA-A and a texturally destructive ACSA-B assemblage ($FeCO_3$-quartz±chloritoid±magnetite-pyrite). However, the orientation of many of the deposits, alteration extent and intensity, and the degree of deformation is significantly different to the main KCD deposit.

At Pakaka and Kalimva-Ikamva chlorite, carbonate, pyrrhotite, pyrite-altered shear zones rather than folds are the principal controls of gold distribution. The N-S and NW-SE orientations of the primary contacts and associated structures are proposed to be less favourable that those areas influenced by the NE-trending structural corridors that trend parallel to the axial surfaces of the regional folds. This reactivation appears critical for highest grade and largest volume deposits. Additionally, chlorite abundance and the less structural repetition and less likely reactivation of axial planar shears that introduces later ore-forming fluids, may be a reason why these deposits are mineralised, but remain less prospective and contain less mineralisation than the KCD deposit.

6.2 Geological model and data density

Geological models are developed and based on geological and analytical data derived from drilling and sampling. The increase in confidence is coincident with the exposures in underground and open pit environments, and the closer drill spacing.

For models that have been updated in 2020, manually created, geological wireframes from vertical sectional interpretations that were spaced based upon the drill hole density. During interpretation, efforts were made to minimise the amount of sub-grade material included within each of the lode wireframes. Mineralisation domains were built using a combination of grade, lithology, alteration, structures, and the presence of pyrite content (see figure below). In areas where further high-grade shoots are evident, high-grade continuity wireframes were also considered.

Most of the open pit sections were based on flitch-plans and used for updating sub-surface geology, with special attention paid to barren internal waste short-ranged lithologies. Statistical and visual analysis of the data showed that a suitable geological related cut-off grade was approximately 0.5g/t gold for the KCD and Sessenge deposits. For the Gorumbwa Pakaka, Kombokolo, and Pamao deposits the ore and waste

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

contacts were also modelled around 0.5g/t gold. The resulting low-grade mineralised envelopes incorporated minor amounts of internal sub-grade material content to preserve continuity.

The intention of the geological domaining was to generate a single stationary geostatistical population for each of the domains. If this was not possible, then these areas were sub-divided into sub-domains thereby ensuring that single populations were created. Boundary analysis was completed to check if there was a sharp change in grade profile across a domain boundary. This helped delineate the rod-like high-grade mineralisation shoots noted in the KCD, Sessenge, Kombokolo, and Pakaka deposits.

The QAQC procedures and management are consistent with industry-standard practice and the assay results within the database are suitable for use in Mineral Resource estimation. The Qualified Persons have not identified any issues that could materially affect the accuracy, reliability, or representativeness of the results.

A NW-SE geological cross-section through the KCD orebody is shown below, illustrating the geological boundaries, key structural elements (shears and fold axes), and the lode outlines.

NW-SE geological cross-section through the KCD orebody


NW
SE
5700m
5500m
5300m
3000 lode
5000 lode
9000 lode
11000 lode
12000 lode
Inferred major fault
Fold axial plan
Mafic dike
Carbonaceous shale
Chert
BIF
ACSA a alteration
ACSA b alteration
100m

6.3 Mineralisation

The details for the mineralisation were addressed in the geological section 6.1. The salient points are repeated below.

At Kibali, gold deposits are generally hosted in siliciclastic (metasedimentary) rocks, BIF and chert with ore-forming H_2O-CO_2-rich fluids migrated along a linked network of gently NE dipping shears and NE to NNE-plunging fold axes of the KZ Trend.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

On-going deformation during hydrothermal activity resulted in development of lodes in a variety of related structural settings within the KZ Trend. Three styles of mineralisation are noted:

- Disseminated mineralisation is characterised by sulphide minerals over-printing and replacing chlorite and Fe-carbonate mineral phases in the phyllosilicate-rich inter-clast zones in the deformed volcano-sedimentary conglomerates, constituting the low-grade mineralisation in most deposits.
- Vein style mineralisation is characterised by the formation of quartz-siderite (±aluminoceladonite) sulphide veins in lithologies that have undergone extensive Fe-carbonate alteration (Bird, 2016; Allibone et al., 2020).
- Replacement mineralisation is characterised by ankerite-siderite, pyrite alteration (ACSA-B) that is typically texturally destructive.

Mineralised rocks at Kibali typically lack significant infill quartz-rich veins, unlike many other orogenic gold deposits. Gold is instead associated with pyrite in zones of alteration that replaced the earlier mineralogy of the host rocks. The gold bearing pyrite is hosted by the sequence of coarser clastic sedimentary units such as conglomerate and chert-ironstone assemblage, often with an envelope of ACSA-A. Higher grades are associated with ACSA-B with disseminated sulphides.

The structural controls on the mineralisation have been established through extensive reviews and data collection stages, which includes structural analysis, field mapping, and re-logging of the drill core, combined with cross section construction. The primary outcomes are:

- Stereographic projections of structural data acquired from the core indicate that the axes of folds shown on the cross sections are approximately parallel to the overall plunge of the mineralised shoots and lineation as measured in the open pit. This is consistent with an intimate relationship between folding and later ore shoot development.
- Alteration and mineralisation occur preferentially in the footwall rock immediately below the major structural break that separates the chert and carbonaceous shale-bearing sedimentary package from underlying rocks.
- Alteration and mineralisation are spatially related to BIF. Wherever the mineralisation fluids intersect BIF, this appears to have promoted the deposition of gold. Alteration also preferentially extends beyond the margins of BIF, following axial planes of some of the major fold hinges, or along the preferred structural orientation with increased sericite alteration.
- The pervasive sericitic alterations coincides with an increased foliation fabric. This foliation is sub-parallel to the fold axial surfaces of the mapped folds. The axial surfaces of the folds in the 3000 Lode are sub-parallel to the 5000 to 9000 lodes axial surfaces, although these generally become steeper and locally more curved (due to subsequent deformation) down section in the 5000 to 9000 lodes.
- The similar orientation, form, and relative paragenetic timing of the sericitic foliation in both areas suggest that the associated folds in both areas are the same generation and not fundamentally different in terms of timing or original orientation.
- ACSA-A alteration is controlled by the fold axial surface foliation in both areas and is most intense in sub-parallel shears.
- Mineralised zones in the 3000 Lode are typically hosted in tightly folded hinge zones where relatively brittle host rocks (chert and BIF) have resisted folding and been brecciated and sheared.
- The overprinting ACSA-B alteration and mineralisation is significantly different in the 3000 Lode but is interpreted as the result of local host rock variation rather than a significant change in the mineralising hydrothermal fluids. Mineralisation in the 3000 Lode is hosted primarily in brecciated cherts and BIF in the hinges of folds, whereas mineralisation in the 5000 to 9000 lodes is hosted predominantly in the hinge zones and limbs of folded BIF units.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

7 Exploration

7.1 Nature and extent of relevant exploration work

The Kibali district is extremely prospective for gold mineralisation, with a relatively low exploration maturity when compared to mature districts such as in Canada, USA, or Australia. The full potential of the district remains undefined with mineralised rocks intersected greater than 1,000m below the surface in the deepest holes drilled to date (only seven holes to date drilled greater than 1,000m, representing only 0.02% of total drill holes).

A fundamental exploration approach in the Kibali district involves mapping deep crustal, long lived gold bearing structures (using geophysical, geochemical, isotope data and regional geological mapping) that have the potential to supply volumes of fertile hydrothermal fluids sufficient to host world-class gold deposits. Second order structures are delineated to target prospective gold depositional sites within prospective host lithologies (such as chemically reactive or rheologically contrasting units, such as BIF, cherts, or carbonaceous shale) or structural dilation zones, which have the potential to concentrate gold in sufficient quantities to form an economic deposit. Existing and identified targets are ranked using Barrick's Area Selection Criteria, based on each target's geological potential and confidence scores, the results form a framework for target prioritisation and budget allocation.

Exploration at Kibali is structured to simultaneously advance brownfields targets to rapidly feed into the mine plan, and to develop greenfields targets to replenish the target pipeline and sustain the long-term growth of the mine. Brownfields exploration efforts at Kibali test for extensions of open pit and underground deposits, testing lode extensions using aggressive step out exploration, and for gap opportunities within the mine area. Once a geological model is defined and tested by exploration and the target demonstrates potential, the target is shared with the Mineral Resource management department for follow-up drill testing and Mineral Resource evaluation.

Satellite deposits and gaps between the existing Mineral Resource are periodically re-evaluated to define Mineral Resource extensions based on conceptual targets. During 2022, key exploration programs will target extensions and gaps to KCD-Gorumbwa-Kombokolo-Agbarabo, Kalimva, Oere, Sessenge SW, Gorumbwa SW, and Mengu Hill with the aim of identifying and defining new Inferred Mineral Resource.

Geology and geochronology

Since 2011, in-depth geological and geochronologic investigations have been undertaken on a variety of scales within the KCD deposit, along the KZ Trend, and throughout the Moto Greenstone Belt to define the internal structure, hydrothermal character, and geological context of gold deposits more clearly in the Kibali district (Lawrence, 2011; Bird, 2016; Jongens et al., 2016; Allibone and Vargas, 2017, and Allibone et al, 2021).

Geophysics and remote sensing

Detailed interpretation of multi-source remote sensing datasets with ground checking of geological and geophysical features forms the basis of the Kibali exploration programs. Remote airborne data sets include high-resolution magnetics, radiometrics, and electromagnetic (EM) and detailed topographic surveys (LiDAR). The distribution and form of the ironstone units, carbonaceous shale horizons, and intrusives in the project area can be mapped out by the airborne data sets with confidence. Targets with coincident magnetic highs (BIF), EM conductive highs (carbonaceous shales), structural complexity with folding and dislocations, evidence of alteration and/or geochemical anomalism are of particular interest.

Spectrem Air Limited™ completed an airborne EM, magnetic and radiometric survey in 2010 over the project area. A total of 10,559 line-km was surveyed at a nominal line spacing of 200m, the KCD area was in-filled to 100m line spacing.

To improve the detail of mapping prospective host lithological units and structures, in January 2020, Xcalibur Airborne Geophysics™ completed a high resolution aeromagnetic and radiometric survey along the KZ Trend at nominal line spacing of 50m, for a total of 7,221 line-km.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

The airborne EM and magnetic data have both indirectly contributed to target generation by enhancing lithological and structural interpretations, and directly through detecting and outlining several NE plunging highly conductive linear shapes. Although the EM anomalies do not directly map gold mineralisation, it is thought that the conductive linear shapes highlight structurally prospective areas and have been interpreted as representing graphitic carbonaceous shale, which has been deformed into a rod like shape by NE trending structures. The magnetic anomalies delineate trends of BIF units and highlight some of the intrusive bodies.

Geophysical datasets have been combined with a longer-term study to develop a tectonostratigraphy for Kibali, and to improve the understanding of the controls to gold mineralisation and regional geological architecture. This project-wide geological framework is driving a re-assessment of exploration work to date as part of greenfields target generation.

In 2020, a high-resolution topographical survey was undertaken by Southern Mapping™ to produce a digital terrain model (DTM) and rectified colour images of the KZ south area, thus completing high-resolution DTM coverage over the entire KZ Trend. The topographical survey was carried out using an aircraft mounted LiDAR system to create a high-resolution DTM of the ground surface and objects above the ground (greater than 6 cm vertical accuracy). Digital colour images were also captured from the aircraft and used to produce colour orthophotos of the project area, with a 7 cm pixel resolution. The remainder of the project area utilised topography data from Shuttle Radar Topography Mission (SRTM).

Kibali Project area showing airborne magnetic response


780000
800000
820000
360000
340000
N
2020 survey
Ikamva
Kalimva
Oere
Kolapi
Mengu Hill
Pakaka
Marabi
Abimva
Makoro
KCD-Gorumbwa-
Sessenge
Korogo
MMR
Aindi Watsa
Zambula
Zakitoko
Legend
Target
Deposit
Active pit
0 5,000 10,000 20,000
Meters
Analytic Signal AMF
780000
800000
820000



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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Kibali project area with airborne EM response


780000
800000
820000
N
360000
340000
Ikamva
Kalimva
Oere
Kolapi
Mengu Hill
Pakaka
Marabi
Abimva
Makoro
KCD-Gorumbwa-
Sessenge
Korogo
MMR
Aindi Watsa
Zambula
Zakitoko
0 5,000 10,000 20,000
Meters
Legend
Target
Deposit
Active pit

Geochemical sampling

Soil samples are the first pass geochemical exploration technique used in the western portion of the project, where ease of access and suitable terrain aids field activities. Despite historical ASM workings and potential surface contamination, the thin horizons of transported cover, shallow depths of paleo-weathering surfaces (marked by quartz gravel layers in the district), and weak laterite development produce robust geochemical anomalies which are in general proximal to sources of mineralisation. Geochemical anomalies correlate well with the KZ Trend (as anomalies at the Pakaka-Mengu trend and Kalimva) and NE trending structure corridors (as at KCD and Gorumbwa).

Prior to conducting a soil sampling programme, a regolith map is produced by interpreting remote datasets (including DTM, satellite imagery and radiometrics) and field validation. Test pits are excavated to further understand the regolith profile, thickness, validate regolith mapping and ultimately to identify any regolith characteristics that may impact soil results. Once a grid is designed, each sampling station is cleared of surface vegetation prior to sampling. A hole is excavated to approximately 30cm depth to sample the B horizon and a 1kg sample is collected. If quartz fragments are abundant, the sample is sieved to less than 5mm. Samples are collected at 50m centres along lines spaced 200m and 400m apart. Anomalous lines are in filled with samples at 50m centres along lines spaced 100m and 200m apart. Soil samples are analysed by aqua regia-atomic absorption spectroscopy for gold and X-Ray Fluorescence (XRF) for multi-elements.

In the eastern portion of the exploitation permit, thicker horizons of transported cover (greater than 2m) and higher-grade metamorphism demonstrated that further refinement of the interpretation of historic geochemical results was required. Therefore, a stream sediment sampling program was completed in 2018 to cover the whole Kibali permit. The purpose was to generate potential new greenfields targets with a greater confidence than the historic soil sampling alone. Samples were analysed for low detection gold and for 53 elements to define pathfinders. Gold shows moderate to good correlation with As-Sb-W. Anomalous catchments have been ranked and selected for follow up soil sampling and mapping.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

A review of multi-element and gold results in conjunction with one another highlights trends that can aid discrimination between real and transported anomalies. The table below summarises the surface geochemical samples collected annually.

Stream sediment sampling identified grassroots targets Makoro, Abimva, Kialo, Lanza and Marabi in the east of the licence. The Lanza target was field tested in 2020 and the anomalous catchment was found not to have the potential to host a deposit meeting Barrick's area selection criteria.

Soil and stream sediment samples per year

Year	Company	Number of soil samples	Stream	Total number of samples
2008	Moto	28,864	-	28,864
2009	Kibali Goldmines	5,030	-	5,030
2010	Kibali Goldmines	617	-	617
2013	Kibali Goldmines	205	-	205
2014	Kibali Goldmines	1,673	-	1,673
2015	Kibali Goldmines	2,295	-	2,295
2016	Kibali Goldmines	-	-	0
2017	Kibali Goldmines	4,073	-	4,073
2018	Kibali Goldmines	-	313	313
2019	Kibali Goldmines	2,420	-	2,420
2020	Kibali Goldmines	1,528	-	1,528
2021	Kibali Goldmines	447	-	447
Total		47,152	313	47,465

Geophysical and geochemical targets are investigated with geological mapping, pitting, and trenching prior to drill testing. The table below presents the Kibali trenches, auger, and pit lithosamples collected annually.

Kibali trench, augur and pit samples per year

Year	Company	Trenches		Auger		Pits		Total	
		Meters	No.	Meters	No.	Meters	No.	Meters	No.
2010	Kibali Goldmines	481	5	-	-	273	48	754	53
2011	Kibali Goldmines	398	2	350	185	538	147	1,286	334
2012	Kibali Goldmines	1,050	43	1,083	181	691	131	2,823	355
2013	Kibali Goldmines	3,216	61	11	2	498	165	3,725	228
2014	Kibali Goldmines	8,570	83	83	23	1,115	383	9,768	489
2015	Kibali Goldmines	12,240	110	800	360	3,727	1,128	16,767	1,598
2016	Kibali Goldmines	8,066	101	1,799	843	1,830	648	11,694	1,592
2017	Kibali Goldmines	8,712	58	-	-	1,596	605	10,308	663
2018	Kibali Goldmines	7,751	53	5791.75	1128	1,137	334	14,680	1515
2019	Kibali Goldmines	4,073	30	1178.57	265	314	87	5,565	382
2020	Kibali Goldmines	3,336	21	-	-	123	50	3,459	71
2021	Kibali Goldmines	361	5	-	-	43	24	527	33
Total		58,255	572	11,096	2,987	11,885	3,750	81,357	7,313

The picture on the following page shows the Kibali project area with stream sediment sampling gold results for each catchment.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Kibali area and stream sediment sampling


780000
800000
820000
360000
340000
N
Kialo
Ikamva
Kalimva
Oere
Kolapi
Mengu Hill
Pakaka
Marabi
Abimva
Makoro
KCD-Gorumbwa-Sessenge
Korogo
MMR
Aindi Watsa
Zambula
Zakitoko
Lanza
Legend
Moto_Belt_BLEG
Au_ppb_CN1
<0.000000
<1.400000
<4.800000
<14.600000
<43.400000
<127.000000
<380.000000
<672.000000
<1105.500000
0 2,500 5,000 10,000
Meters
Legend
Target
Deposit
Active pit

The figure below shows a drill plan and representative cross section through the largest deposit, KCD. It provides an example of the drill design and extent to be found throughout the various orebodies at Kibali.

KCD drill plan


KCD Pit Outline
Gorumbwa Pit Outline
OP AGC
OP GC
OP Exploration
XS065
KCD
Legend
Hole_Type
DDH
RC
Kibali_Target
Pits_Outlines
Lithology
Banded Iron formation
Carbonaceous shale
Amphibolite
Chert
Undifferentiated basin metasedimentary rocks
Meters
KIBALI

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Section of lithology and alteration at KCD


KCD Pit
OP GC
OP AGC
UG AGC
3000
5500Z
UG Exploration
KCD UG Development
5000
UG GC
9000
5000Z
Lithology
Dolerite
QSF
BIF
Chert
Carbonaceous shale
Conglomerate
Alteration
ACSA
Sericite
Silica
Carbonate
Structure
Foliation
Axial Plane
5000Z
9000
UG Exploration
0
100
200m



7.2 Drilling techniques and spacing

Kibali is an active mine with open pits and an underground operation. As such, drilling is completed regularly as part of ongoing operations. All drilling falls into three categories each with specific objectives and outcomes as follows:

- Exploration Drilling (EXP) - Wide spaced exploration drilling intended to grow the Mineral Resource.
- Advanced Grade Control (AGC) Drilling – Consists of first pass wide spaced grade control drilling to increase confidence in open pit and underground Mineral Resource to a sufficient level of confidence to support Probable Mineral Reserve.
- Infill Grade Control (GC) Drilling – Consists of close spaced grade control drilling for final production definition to inform Measured Mineral Resource/Proven Mineral Reserve. Generally, Kibali's inventory of infill GC drilling is approximately six to 12 months of production coverage for open pits and between 18 and 24 months for underground.

All nominated drill spacing for Measured, Indicated and Inferred Mineral Resource classification, has been independently optimised using closely spaced variance drilling grids, supported by change of support analysis. This determined that, in general, the infill drill spacings range between 10m to 20m along the principal direction and 5m to 10m across strike within the ore zones for Grade Control.

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Details of average drill hole spacing and type in relation to Mineral Resource classification.

Category	Spacing m (-x-)	Type of drilling				
		Diamond	RC	Blasthole	Channel	Other
Measured	10x25, 5x10	Yes	Yes	-	-	-
Indicated	30x40, 40x40	Yes	Yes	-	-	-
Inferred	80x80	Yes	Yes	-	-	-
Grade/ore control	10x25, 5x10	Yes	Yes	-	-	-

For Indicated Mineral Resource drilling and advanced GC, approximately 40m x 40m spacing is adequate with geological continuity of 100m or more along strike. All open pit Mineral Resource that also form the Mineral Reserve, namely KCD, Pakaka, Pamao, Gorumbwa, Sessenge, Megi-Marakeke-Sayi, Kalimva-Ikamva, Aerodrome, and Oere have been drilled to an advanced GC spacing.

For Inferred Mineral Resource classification, drill holes are 80m - 80m or less drill spacing. All drilled holes are composited to 2m down hole during Mineral Resource estimation; this is supported by a sample interval optimisation study completed that showed 2m to be optimal for sampling within the Kibali exploitation permits.

RC and DD are both used to support Mineral Resource estimation. Rotary air blast (RAB) drilling has previously been used in regional first pass exploration and for sterilisation purposes. Sample data from RAB drilling trenches (TR), open pit rip-lines, and underground channels are not used for Mineral Resource estimation.

DD is primarily used to establish a robust geological understanding of the controls on mineralisation, for Mineral Resource extension work, for geotechnical, hydrogeological, or metallurgical investigation, and to confirm deep (greater than 200m) very high-grade intersections in RC holes, via twinning.

From surface, PQ core (85.0mm diameter) is generally drilled for the first 100m down hole, with HQ core (63.3mm diameter) or NQ core (47.6mm diameter) used from 100m to 200m depending on the drilling depth requirement. All underground grade control DD drilling is completed in NQ. Core recoveries are in general excellent, with an average of 98.8% recovery in the unweathered rock, 94.3% recovery in the transitional zone and 73.6% in saprolite zone. The average mineralised interval recovery was 98.7% with a range of between 70% and 100%.

RC is only used at surface, primarily to infill gaps and improve grade confidence (Advanced Grade Control) and ultimately provide infill grade control ahead of open pit mining. RC chip samples are logged with the same lithological, mineralogical and alteration information as DD core but are logged on regular 2m RC sample intervals split through a riffle splitter.

If penetration rates of the RC drilling decrease materially or if groundwater inflows prevented the collection of a dry sample, then the drill hole is continued with a DD tail. RC recovery measured by weighing the total weight of the sample collected over a metre drilled and comparing it to the theoretical expected weight for each material type (lithological unit) and weathering type. RC recovery is good with an average of 94.6% recovery in the unweathered rock, 91.5% recovery in the transitional zone and 81.6% in saprolite zone. Average mineralised interval recovery was 89.2% with a range of between 76.4% and 100%.

Downhole surveying and collars

Reflex EZ-Trac™ tools were used prior to mid-2016 but were replaced by Reflex EZ-Gyro™. When both EZ-Trac and conventional gyro surveys were being completed, the results of the gyro survey took higher priority than those of Reflex EZ-Trac™ surveys.

Orientation surveys are completed on all holes using either a Reflex EZ-Gyro™ or a Reflex GYRO SPRINT-IQ™ (new gyro tool introduced in 2020). Reflex EZ-Gyro™ surveys were undertaken in both up hole and down hole directions every 5m and Reflex Sprint-Gyro surveys are undertaken in an up-hole direction every 3m.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Downhole survey equipment is calibrated yearly and checked every quarter by Reflex technicians during site visits. All drill collar locations are surveyed using differential GPS to 10mm accuracy. The mine uses the UTM Zone 35N datum WGS84 grid for drill hole co-ordinates.

Logging

All DD core is oriented and where orientation is not possible the core is assembled with previous runs, where possible, to extend the orientation line.

DD core is geologically logged into standardised paper log sheets that include weathering, grain size, mineralisation, alteration style, lithology, structural measurements with sketches and redox data. This is manually transcribed to Excel™ before being stored in a central database, after the responsible geologist has validated their inputs.

All Excel™ drillhole log sheets are imported directly into the database. Direct digital capture of geological logging was tested, but loss of sketched structures and issues with ease of re-logging and collaboration mean that paper logs are preferred.

Geologists create a sampling plan using the same paper sheets and label the boxes and core with sample codes. The core (both wet and dry) is then digitally photographed using a purpose-built imaging station, high-resolution camera and Imago software. These photos are stored on the cloud for ease of sharing and future viewing in 3D modelling software.

A dedicated team captures detailed geotechnical logging using digital tablets for all OP and UG drill core, not just for holes drilled specifically for geotechnical assessment. Since 2018, logging data is synchronised with the main database at the end of the shift.

RC chips are logged in the field by the site geologist. Geological logging is completed digitally using Maxwell LogChief™ installed on tablets that captures weathering, grain size, mineralisation, alteration style, lithology, and redox data, for each 1m run interval.

7.3 Results

AngloGold Ashanti has elected not to provide drilling results for its operating mines as drilling at our brownfields operations is generally to provide incremental additions, or conversions to already reported Mineral Resource and therefore they are not seen as material. While these increase confidence in our Mineral Resource as well as add LOM extensions, the incremental additions that occur on a yearly basis are not material to that operation or the company as a whole. In cases where the drilling projects are supporting a non-sustaining addition, these projects are commented on in the project section of the report (Section 1.4 and/or Section 7.1). In our major greenfield projects if any single drill result is considered material and may change the reported Mineral Resource significantly then it will be reported.

As such, this report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided.

7.4 Locations of drill holes and other samples

Since 2009, 2,257,938m of drilling from 29,324 DD and RD holes have been drilled. This data has been used for estimation of the Mineral Resource. Prior to 2009, a total of 442,423m of historical drilling was conducted by previous operators in different drilling campaigns, as described in Section 5. This historical drill hole data now constitutes a minority (11%) of the total database used in the geological framework and for the estimation of Kibali Mineral Resource and Mineral Reserve. This data is used for exploration targeting but has been effectively superseded by current drill holes within the declared Mineral Resource.

7.5 Hydrogeology & water management

The maximum daily rainfall record for Kibali over the last 15 years ranges from 60mm to 110mm in 24 hours. The months likely to register the maximum daily rainfall are May and September (four counts), July (six counts), August and October (five counts). For water management planning, 1:100 year rainfall events derived from on-site data are used across all Mineral Reserve open pit designs.

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Alteration changes the fabric of the rock mass and may therefore cause significant changes to its hydraulic conductivity. Silicic alteration in a rock mass has the tendency to sustain open fracturing, while fractures tend to heal due to sericitic alteration, reducing their potential to transmit groundwater.

Interpretations from a historic Packer test completed in 2012 at KCD, indicate a geometric mean hydraulic conductivity of 2.38E-08m/s. Conductivities of up to 1e-5m/s were interpreted, indicating the presence of high yielding structures, even at greater depths. From a Packer test done in 2018, conductivities of up to 4.19E-5m/s were interpreted. Hydrogeological modelling and monitoring at KCD underground are managed by a hydrogeological team on site. SRK provides support and review on hydrogeological aspects.

The pit dewatering strategy was reviewed and is now primarily based on using in-pit sump pumping to manage ingress on the mining floor.

A revised conceptual model for the Northern KCD area was developed that considers both current (pre-mitigation) and future (post-mitigation) groundwater pathways. The revised conceptual model was used as the basis for the proposed dewatering and depressurisation plan. This is managed through the dewatering plans and processes, which rely on the appropriate pumping infrastructure that exists within the mine. Pumping installations in the sections of the mine accessed from the decline are in operation. A permanent pumping station in the shaft has been commissioned and provides pumping of all water from the underground mine.

7.6 Geotechnical testing and analysis

Damage mapping undertaken by the geotechnical engineers is continuously updated. The resultant data from this mapping are being used to calibrate the numerical model, as well as an aid to understanding mining induced stress effects and the response of the rock mass to development and production mining.

Installation and operation of the underground seismic system (Phase 1 and 2). Similar to the damage mapping, the resultant seismic data are used to calibrate the numerical model. While the seismic potential for Kibali does not appear to as be high as it is in Western Australia for example, seismic monitoring is still necessary as a normal part of seismic risk management.

With underground stope production starting in December 2014 (and the subsequent voids backfilled with paste), assessing the geotechnical aspects of the underground mine has continued over the recent years. This will continue as experience is gained from understanding how the rock mass responds over time to the mining induced effects from stope production. This work will be particularly pertinent if there are any future changes to the geology block model that then requires modification to stope shapes and the subsequent extraction sequence.

8 Sample preparation, analysis and security

8.1 Sample preparation

DD core samples selected are usually between 0.8m and 1.2m long. The drill core is split in half along a cutting line (CL), 10° clockwise from the orientation line (OL), using diamond saws utilising fresh water. When looking down hole, the right-hand side half-core is submitted for primary assay. Quarter-core is submitted when taking a field duplicate to ensure that there is some core preserved in the box. However, as of the end of 2021, half-core will be used for field duplicates. All remaining core is stored for future reference.

RC samples are collected from the rig in fixed 2m intervals using an external Gilson splitter. The total mass is collected from the cyclone in 1m run intervals, split by 50% to reduce manual handling. Two consecutive runs are combined to be mixed and further homogenised twice through a splitter. This mass is split three further times to give a 3kg to 4kg sample. Auxiliary booster units are used to ensure that most of the samples collected are already dry. On the rare occasion a wet sample is obtained, it is dried before being manually split.

RC chip samples are logged with the same lithological, mineralogical and alteration information as DD core but are logged on regular 2m RC sample intervals split through a riffle splitter. Recent RC drilling has generally been completed by Boart Longyear and Ore Zone, with smaller amounts completed by local

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

contractors AMAZONE (now TTS) and BMS. RC holes typically use 131mm diameter rods with a 5.5-inch face-sampling bit.

RC recovery is measured by weighing the total weight of the sample collected over a metre drilled and comparing it to the theoretical expected weight for each material type (lithological unit) and weathering type. RC recovery is good with an average of 94.6% recovery in the unweathered rock, 91.5% recovery in the transitional zone and 81.6% in saprolite zone. Average mineralised interval recovery was 89.2% with a range of between 76.4% and 100%.

All samples submitted for assay are prepared and analysed at the SGS Doko laboratory, which is independently managed by SGS but is located at the Kibali site for exclusive use by Kibali. Grade control and exploration drill samples are prepared in the same manner. Once the samples are received by SGS Doko, the sample is weighed and entered into a Laboratory Information Management System (LIMS). Samples are dried in an oven at 105°C. Channel and trench samples are disaggregated to remove dry lumps. All dried samples are crushed to ensure that 75% of the sample is below 2mm.

The crushed sample is then passed through a Rocklab BOYD™ crusher with auto rotary splitter and the 75% reject material is retained. The 25% split sample is then pulverised in an LM2 pulveriser until 85% passes through a 75µm (200 mesh) screen and after mat rolling, approximately 350 g is spooned into a packet. The LM2 pulveriser is cleaned with an air hose every sample, and with blank material every sixth sample. SGS Doko undertakes regular screen sieve tests on the crushing and pulverising. The coarse (2mm) reject and the pulp (75 µm) reject material are returned to Kibali for storage at the mine site for future re-analysis, if required. Details on security measures taken to ensure validity/integrity of samples and the relevant chain of custody are documented within 8.3.

A detailed stepwise flow chart is provided in the figures below. These illustrate the details and process for sample preparation for all samples at Kibali. The channel samples are used as indicators for gold mineralised systems and these require a specific treatment and preparation process.

DD Core Sample Flowchart


Primary Sample Diamond Core
Insert Standards & Blank Material (5% each)
Grade Control - Whole core Exploration - Half core
Half Core – Kept in Core yard
Weight Received
Dry Samples @ 105◦ C
All Samples crushed to -2mm (if required)/BOYD Crusher (Rocklabs). 1:50 grind test to pass >75% at 2mm
Pulp Reject kept in laboratory for 3 months
Pulv ~400 g is sent for pulverizing (Rocklabs RM2000) to >85% at75 microns 1:50 tested for grind size
Split to ~300-400g at BOYD RSD auto splitter
The crushed reject is packed in the original bag for storage.
The pulverized sample is mat rolled & split to get ~350 g for assay as requested (PRP89)
For fire assay: 50g aliquot FAA505 – Au) For Arsenic, ~0.20g is taken for analysis (AAS12E). For XRF: 15-20g aliquot
Reporting, csv and pdf certificates. Received by e-mail then signed hard copies submitted. Analytes reported (element requested, prep QC)
The remaining pulp (reject) is then sent back to Doko storage for future use or disposal (after results are released)

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RC Sample Flowchart



Samples received from field/ Doko
Samples are dried in oven at around 105°C
If needed, the entire sample is crushed to 2mm (passing at >75% at 2mm.
Splitting is done on the crushed sample at RSD BOYD or Riffle Splitter.
One split part ~350 g is taken for pulverizing to 75 microns (passing at >85%).
The rest (reject) is packed in a plastic bag and taken to shed for storage (at Doko).
Rest of Pulp is returned to Doko storage for further work.
Pulverized sample (Pulp) ~350g
Fire assay (FAA505): 50g aliquot
Arsenic (base metals) (AAS12E): 0.2g aliquot
XRF: 15-20g aliquot
Reporting: csv & pdf files
Received by email then signed copies submitted.

Channel Sample Flowchart



Samples received from field/ Doko
Samples are dried in oven at around 105°C
The entire sample is disaggregated/ de-lumped to loosen dried lumps
Sieving is done using 80# (180um) sieve or as requested
All –80# fraction is well mat-rolled then split ~350 g is taken for pulverizing to 75 microns (passing at >85%).
The rest (+80# reject) is packed in a plastic bag and Discarded
Rest of Pulp is returned to Doko storage for further work.
Pulverized sample (Pulp) ~350 g
Fire assay (FAA505): 50 g aliquot
Arsenic (base metals) (AAS12E): 0.2 g aliquot
XRF: 15-20g
Reporting: csv & pdf files
Received by email then signed copies submitted.

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8.2 Assay method and laboratories

All samples are analysed at the independently operated SGS Doko laboratory or SGS Mwanza, Tanzania. SGS Doko is operated using ISO/IEC 17025:2005 for testing and calibration, and ISO 9001:2015 for quality management.

SGS Mwanza is used for sample overflow and analyses that could not be completed at SGS Doko including multi element analyses and arsenic for selected samples and soils analysis. SGS Mwanza is an independent laboratory, accredited ISO / IEC 17025. Australian Laboratory Services (ALS) Johannesburg is used as an independent umpire laboratory. ALS Johannesburg is ISO 17025 accredited by the South African National Accreditation System (SANAS).

All samples are analysed using lead collection 50 g fire assay with atomic absorption finish with a gravimetric finish for any samples reporting above 100 g/t. Fire assay analysis is considered a total analysis for gold.

8.3 Sampling governance

Samples are under secure observation by geologists from collection at rig, to processing at the site core yard, to delivery at the laboratory. RC samples on the rig are bagged, tied with custom tags, weighed, and documented. The samples are stored in a secure warehouse facility. DD samples are stored in core boxes with the appropriate numbering and markings, at the core shed area.

Sample submission forms are completed and sent to the laboratory with the samples as part of the chain of custody. These are checked at the laboratory to ensure that all samples are received. Sample security relies on samples always being attended or locked in appropriate sample storage areas, prior to dispatch to sample preparation facilities. Coarse reject samples from infill grade control are discarded immediately but are stored for two months for exploration and advanced grade control. Pulp rejects are discarded immediately if the deposit is actively mined but for deposits under exploration or Mineral Resource evaluation pulps are stored until the area is mined. They are stored in the core yard in a dedicated storage area, under clean and dry conditions to avoid contamination. The pulp sample boxes are catalogued with dispatch number, laboratory job number, and sample from and to information on each box. Samples sent to SGS Mwanza are also kept in a secured samples yard.

Samples are analysed at the independently operated SGS Doko laboratory, except on infrequent occasions when the laboratory has had short-term reduced operating capabilities. In these instances, samples are prepared onsite in SGS Doko and then the pulps are shipped for analysis at SGS Mwanza, Tanzania. The samples are securely and directly shipped by logistics partner TCFF to Entebbe and then onward by road to the laboratory. Umpire samples are shipped from Entebbe to the laboratory in South Africa via air by DHL.

Independent audits on the Mineral Resource and all supporting data including QAQC programmes are completed on a regular basis with previous audits completed by QG Australia Ltd. (QG) in 2012 (Quantitative Group, 2013) and Optiro in 2017 (Optiro, 2018a).

In September 2021, RSC completed an independent audit of the Mineral Resource and Mineral Reserve processes used at Kibali (RSC Ltd, 2021). This included the sampling procedures used to collect the data informing Mineral Resource estimates. The audit demonstrated that Mineral Resource and Mineral Reserve processes conform to good practices. However, RSC made a number of recommendations to Kibali for improvement, including a review of RC drilling and sampling practices, particularly concerning testing of alternative splitters to provide better sample quality, which will be implemented by Kibali in 2022.

8.4 Quality Control and Quality Assurance

Kibali has an extensive QAQC programme in place that is managed by site personnel and reviewed by AngloGold Ashanti and Barrick technical specialists annually.

Quality control checks are inserted into the sample stream prior to dispatch to the laboratory, except for coarse and pulp duplicates, which are taken as a split by Kibali staff in the laboratory using a rotary splitter after crushing, or from the pulp reject after mat rolling. Overall, the QAQC sampling includes 10%

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duplicates, 6% blanks, and 3% CRM. Independent umpire laboratories are also used on a quarterly basis to verify the primary laboratory, as well as to check the consistency in sampling protocols.

Kibali QAQC protocol flowchart


Assay Batch Received
Duplicates & Repeats
Standards & Blanks
Review to monitor lab precision at both prep lab and assay Lab
Is the level of precision adequate? i.e. within 10% or Original
Yes
No
No further action required
Discussions with Prep (Splitting) & Assay lab managers to find out the cause
Standards Compliance (+/-10% of value)
Yes
No
No further action required
10 samples above & Below are sent for re-assay, check samples Swaps
Re-assays compared with actual assays
No significant changes in assays and CRM values
No significant change in samples but change in CRM value
Significant change in samples & CRM values
Significant change in sample values & but not in CRM values
Leave initial assays in place
Replace initial assays with repeats
Replace initial assays with repeats
Repeat batch
Blanks Compliance
Yes
No
No further action required
Determine cause of failure and re-assay 10 samples each above and below
Samples are out of sequence, Check sample sequence
Samples carry contamination
Prep Stage
Assay Stage
Prep Stage
Assay Stage
Discussion with Prep Lab to fix the sequence and re-assay affected samples
Discussion with lab Manager Repeat Batch
Discussion with Prep Lab to determine & fix the process
Discussion with lab Manager Repeat Batch

Results discussed include samples from exploration, Mineral Resource evaluation, and both open pit and underground grade control. A total of 261,940 samples were submitted in 2021. Approximately 27% of the total samples received are check samples inserted into the sample streams, as shown in the table below. Check samples consist of field duplicates for RC, pulp duplicates for DD cores, certified referenced materials (CRM) and coarse blanks.

All laboratories undertake their own internal QAQC which includes blanks, duplicates, and CRMs, which are reported alongside Kibali results. The results of the laboratory internal QAQC are reviewed monthly by the Kibali team but are not included below.

Submitted samples to the laboratory

Sample Type	Number of Samples	Percentage
DD	110,774	42%
RC	80,115	31%
Others	290	0%
Subtotal	191,179	73%
Standards	8,304	3%
Coarse Blanks	8,545	3%
Pulp Blanks	5,821	2%
Spiked Blanks	1,157	0%
Field Duplicates	8,575	3%
Coarse Reject Duplicates	8,471	3%
Pulp Reject Duplicates	6,757	3%
Pulp Resubmitted	10,605	4%
Umpires	12,526	5%
Subtotal	70,761	27%
Total	261,940	100%

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To date QAQC reporting have not been observed to contain any significant sources of error or bias that would have a material effect on the Mineral Resource.

Certified Reference Materials (CRMs)

CRMs or 'standards' are inserted into batches at a frequency of 1 in 20 (5%) samples to check for bias over time and to test for laboratory handling errors. These monitor the accuracy of results received from the laboratory by comparing against the certified reference value.

CRM results that have a failure outside of three standard deviations (SD) are checked for possible CRM swaps. The table below lists the CRM submitted over the last year and their respective ranges.

Standard CRM in recent use at Kibali

Standard ID	Expected (g/t)				Assayed (g/t)				No. of Samples	First Used	Last Used
	Value	Std Dev	Min	Max	Min	Max	Mean	Std Dev			
OREAS210	5.49	0.15	5.04	5.94	5.31	5.7	5.50	0.15	25	25/12/2020	30/08/2021
OREAS220	0.87	0.02	0.81	0.93	0.82	0.93	0.88	0.02	30	13/10/2020	27/08/2021
OREAS222	1.22	0.03	1.12	1.32	1.12	1.33	1.23	0.03	884	01/10/2020	30/08/2021
OREAS228	8.73	0.28	7.89	9.57	8.23	9.03	8.64	0.28	39	14/10/2020	27/08/2021
OREAS228b	8.57	0.20	7.97	9.17	7.52	9.24	8.64	0.20	2169	01/10/2020	30/09/2021
OREAS229b	11.95	0.29	11.09	12.81	12.4	12.9	12.72	0.29	5	26/11/2020	22/12/2020
OREAS232	0.90	0.02	0.83	0.97	0.81	1.03	0.90	0.02	3337	01/10/2020	27/09/2021
OREAS250	0.31	0.01	0.27	0.35	0.27	0.35	0.31	0.01	233	01/10/2020	08/09/2021
OREAS254	2.55	0.08	2.32	2.78	2.37	2.81	2.55	0.08	1582	03/10/2020	30/09/2021

Blanks

Blank samples help ensure no false positives are obtained from laboratory analysis, checking for contamination during sample preparation, or to detect analytical contamination. These samples should return gold assay values below the analytical detection limit (i.e. less than 0.01g/t). The coarse blank samples used originate from barren granite material sourced from Matiko and Kalimva, approximately 20km NW of the project area. During the collection of samples, blank sample materials are inserted at a rate of approximately 1 in 20 (5%) of the total submitted samples. These samples undergo the same sample preparation as the drill samples to detect inter-contamination due to poor cleaning of sample preparation equipment throughout the various sub-sampling processes. A total of 8,545 coarse blank samples were submitted to SGS Doko during the review. The results are evaluated against twice the standard deviation as an acceptable limit. The overall performance shows more than 98.7% of the blank samples assayed fell within the 2SD, shown in the figure below.

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Coarse blanks performance


COARSE BLANKS
Grade Au (g/t)
0.2
0.18
0.16
0.14
0.12
0.1
0.08
0.06
0.04
0.02
0
7/Aug/20
26/Sep/20
15/Nov/20
4/Jan/21
23/Feb/21
14/Apr/21
3/Jun/21
23/Jul/21
11/Sep/21
31/Oct/21
20/Dec/21
Expected
Assayed
-1STD'
+1%STD'
-2%STD'
+2%STD'
-3%STD'
+3%STD'
Mean_Assay

Spiked Blanks

A spiked blank is inserted in an occasional batch to test whether a laboratory is actively spotting them and making adjustments. Blanks are deliberately contaminated by mixing one pulp blank with a low-grade CRM in equal proportions. These contaminated samples are inserted and submitted to the laboratory blind.

Duplicates

Duplicate samples are primarily used to assess precision (repeatability) of the assay data and can also be used to assess for the presence of bias in the sample preparation chain, from each sample reduction stage. A duplicate sample is a second split from the original, prepared and analysed separately with a unique sample number, inserted after every 25th sample and only in mineralised zones.

Duplicate samples are obtained from five sources, with the error being cumulative:

- Field Duplicate: a duplicate sample taken from the RC rig splitter or the second half of DD core, which quantifies the combined errors from field splitting through to analysis.
- Coarse (Reject) Duplicate: a duplicate sample off the crusher which quantifies a coarse crush splitting error and pulverising error through to analysis.

Typically, crusher and field duplicates are viewed using an absolute relative error of 20% (equates to ±10% precision level).

- Pulp (Reject) Duplicate: a duplicate sample after pulverising, which quantifies pulp sub-sampling and analytical error. Typically pulp duplicates range between 5 % to 10 % precision of the primary sample (preferably within ±5% of the primary sample).
- Pulp Repeat: a duplicate sample from the same pulp packet, submitted later and blind to the same laboratory, which quantifies the analytical error, but crucially can help identify bias trends over time (accuracy determination).
- Umpire: a duplicate sample from the same pulp packet, submitted later to an alternative laboratory, to independently confirm the accuracy of the primary laboratory.

RC and DD samples are reviewed separately to quantify and address the source of bias in duplicates more accurately.

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The figures below show the quality of the field duplicates, coarse rejects, pulp rejects and pulp repeats submitted during the last year.

Field duplicate quality for last year


Normal QQ Plot
2021 Fire Assay RC Field Duplicates by SGS Doko
Original Au vs Repeat Au
Repeat Au ascending
100.0
10.0
1.0
0.1
0.1
1.0
Original Au ascending
10.0
100.0
Au (Original Au vs Repeat Au)
1:1 Line

Fire Assay coarse reject duplicates


Normal QQ Plot
2021 Fire Assay Coarse Reject Duplicates by SGS Doko
Original Au vs Repeat Au
100.0
10.0
1.0
0.1
Repeat Au ascending
0.1
1.0
Original Au ascending
10.0
100.0
Au (Original Au vs Repeat Au)
1:1 Line

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Fire Assay pulp reject duplicates


Normal QQ Plot
2021 Fire Assay Pulp Reject Duplicates by SGS Doko
Original Au vs Duplicate Au
Repeat Au ascending
Original Au ascending
100.0
10.0
1.0
0.1
Au (Original Au vs Repeat Au)
1:1 Line

Fire Assay pulp re-submissions


Normal QQ Plot
2021 Fire Assay Pulp Re-Submissions (SGS Doko)
Original Au vs Repeat Au
Repeat Au ascending
Original Au ascending
100.0
10.0
1.0
0.1
Au (Original Au vs Repeat Au)
1:1 Line

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Umpire analysis

ALS Johannesburg, South Africa is used as an independent umpire laboratory. Samples are submitted quarterly, along with CRMs, to check for and quantify bias between laboratories. A total of 4,408 pulp duplicate samples were submitted across the grade range in 2021, showing no significant bias between SGS Doko and ALS.

Summary of Pulp Duplicates Analysed at ALS

Statistic	Discrete Statistics			Percentiles Statistics			
	Original	Duplicate	Units	Distribution	Origin	Duplicate	Units
Population	4,408			25.0%	1.24	1.25	ppm
Minimum	0.50	0.10	ppm	50.0%	1.47	1.47	ppm
Maximum	290.00	295.00	ppm	75.0%	2.01	1.98	ppm
Mean	5.76	5.93	ppm	80.0%	2.68	2.68	ppm
Std Dev	11.10	11.42	ppm	90.0%	3.65	3.70	ppm
CV	1.91	1.93		97.5%	5.20	5.12	ppm
Correlation	0.969			99.9%	6.26	6.15	ppm

The Figure below illustrates that there is no systematic bias above or below the 1:1 (45°) line. There are some very high-grades greater than 10g/t reported higher by ALS, but this may reflect the paucity of sample pairs at this grade and is not considered meaningful.

Fire Assay of umpire samples


Normal QQ Plot
2021 Fire Assay of Umpire SGS Doko vs. ALS
Original Au vs Repeat Au
100.0
10.0
1.0
0.1
Repeat Au ascending
0.1
1.0
Original Au ascending
10.0
100.0
Au (Original Au vs Repeat Au)
1:1 Line

8.5 Qualified Person's opinion on adequacy

Based on the information provided by the operator, the QP is of the opinion that the sample collection, preparation, analysis, and security used at Kibali are performed in accordance with best practice and industry standards and are appropriate for the style of deposit.

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The QAQC procedures and management are consistent with industry standards and the assay results within the database are suitable for use in Mineral Resource estimation. The QP has not identified any issues that could materially affect the accuracy, reliability, or representativeness of the results.

9 Data verification

9.1 Data verification procedures

All forms of project data are securely stored in an industry standard Maxwell Geoservices (Maxwell) DataShed™ SQL™ database. Data must pass validation through constraints, library tables, triggers, and stored procedures prior to importing. Failed data is either rejected or stored in buffer tables awaiting correction. A full-time database administrator employed at site manages the database.

Daily, weekly, monthly, and quarterly backups are made and stored on a hard disk onsite and automatically stored on a UK-based cloud server.

A custom MS Access™ front end application has been designed for data entry, reporting, and viewing via Open Database Connectivity (ODBC), which utilises the data validation procedures from the SQL database. All other geological and mining software databases on site use ODBC link to retrieve information from the DataShed SQL database.

Assay data is imported directly from assay certificates from the laboratory and validated. Only fully trained and authorised network users can upload laboratory data. Assay data is stored in a normalised format and multiple assays are stored for each sample. Ranking of different assay formats is performed automatically so that one assay result is displayed in the final table. Any change to the rankings in the assay table must be approved by the onsite database manager.

Downhole survey data is directly uploaded from an associated handheld unit to Reflex Hub™, a cloud-based database server where each hole is reviewed by the respective geologist. Once approved, survey data is directly integrated with the Kibali database under an initial temporary table using a customised integration key. After further validation, it is written to the final survey table.

Validation checks are performed by Kibali operations personnel on the data to be used in the estimation. In addition, Barrick as the operator completes additional data review prior to Mineral Resource estimation.

An independent external database audit was completed by Maxwell in 2020 (Maxwell, 2020). Maxwell identified that the Mineral Resource data within the SQL database was in good order and only minor data issues were identified. Continued training and mentoring are ongoing for the database administrators as recommended by Maxwell.

9.2 Limitations on, or failure to conduct verification

Historical data constitutes 11% of the drill hole database. This data is used for exploration targeting but has been effectively superseded in by current drill holes within the declared Mineral Resource. In general, twin holes completed to date have shown that assayed intercepts in historic holes are mostly repeatable.

Some twin holes have identified that the down-hole survey or collar survey data of the historic data is not reliable. These limitations are clearly identified and understood. Therefore, grade data from historic drilling is generally not included and these holes have typically been re-drilled during Mineral Resource evaluation. Additionally, soil samples, channel samples and rockchip samples are not used as part of the Mineral Resource estimates.

9.3 Qualified Person's opinion on data adequacy

From information provided by the operator, it is the QP's opinion the data verification program, as well as the sample collection, preparation, analysis, and security procedures comply with industry standards and are adequate for the purposes of Mineral Resource estimation.

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10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

Metallurgical test work has been conducted on representative samples from Kibali ore bodies, starting with project initiation in 2006 and continuing to date as additional deposits are developed.

Metallurgical and mineralogical characterisation has informed the initial plant design criteria and ongoing process optimisation initiatives to maximise cost effective gold recovery from a reasonably complex and variable ore mix delivered to the plant. Test work has led to the following features being incorporated in the gold recovery process:

- Centrifugal gravity concentrators in conjunction with flash flotation to recover gravity recoverable gold (GRG) early in the milling circuit.
- In-line leach reactor to dissolve concentrated gravity gold facilitating a short pipeline to bullion dispatch of GRG (± 23% of total gold produced).
- Processing fresh ore through conventional flotation to recover refractory gold bearing sulphide/arsenopyrite concentrate for fine grinding and high shear partial oxidation resulting in improved leach recovery and reduced cyanide consumption.
- Processing free milling oxide/transition ore through conventional CIL, minimising the occasional preg-robbing effect from natural carbon in ore.

There have been several test work programmes completed at Kibali. Test work programmes for some satellite deposits were completed after initial plant commissioning and others targeted characterisation. More recently, studies have been completed for Pamao, Kalimva – Ikamva, the KCD 3000 and 5000 lodes, Sessenge-KCD gap, Aerodrome, and Megi-Marakeke-Sayi, as part of the definition or validation of modifying factors for Mineral Reserve. A summary of the test work to date can be found in the table below.

Summary of the Kibali metallurgical test work to date

Name of Programme	Laboratory	Report ID or Number	Publication Date
Metallurgical Test Work Including Risk Reduction and Variability Tests	AMTEC/Orway Mineral Consultants (OMC)	A12949 A TO D	2011
Bankable Feasibility Study[1]	AMTEC/Orway Minerals Consultants/Senet Engineering (SA)	Senet KGM Feasibility Report	2010
Feasibility Study[2]	AMTEC (Now ALS)/Lycopodium Engineering	1329/16.15/1329-STY-002/S5-B	2007
Prefeasibility Study[3]	AMTEC (Now ALS)/Lycopodium Engineering	1329/16.15/1329-STY-001/S5-B	2006
Satellite pits and additional work			
Mengu Hill			
Deportment of gold in Mengu Hill feed and flotation products	AMTEL	Amtel Report 12/55	2013
Mengu Hill Test Work Summary (Appendices available with all details of sample selection and compositing strategies)	AMTEC/OMC	Report No. 8888 Rev 1	2012
Pakaka			
Metallurgical Performance of the Pakaka Feed Blends in the CIL – Review Relative to Feasibility and Geometallurgy Arsenic domains	Kibali Goldmines Internal Review and Geometallurgy Report	Internal Report	2017
Laboratory flotation test work on Pakaka gold samples (also includes in APP reports work on mineralogy)	Outotec Research Finland	15142-ORC-T	2016
Gold deportment analysis of Pakaka major ore types	AMTEL	Amtel Report 14/14	2014
Gorumbwa			
Metallurgical Test Work conducted upon samples from the Gorumbwa Project for Kibali	ALS Metallurgy (Formerly AMTEC)	Report No. A16184	2016

30 March 2022 56

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 57 Gorumbwa Feasibility Study – Metallurgical Test Work Report Kibali Goldmines Internal Review and Summary of all tests conducted – T. Mahlangu Internal Report 2014 Gold Deportment in Gorumbwa ores by CN leach AMTEL Amtel Report 14/42 2014 Sessenge Processing of three samples from the Kibali – Sessenge pit according to the current Kibali flowsheet Maelgwyn Mineral Services Africa REP 18-008 2018 Kibali Met Laboratory Sessenge Geometallurgy Work_2018 Kibali Geometallurgy Internal Test Work and Review Report Internal Report 2018 Deportment of gold in Kibali Sessenge ores AMTEL Amatel Report 16/38 2016 Pamao Pamao Gravity Test Work Peacocke & Simpson PS394A to F 2017 Pamao BRT and Arsenic Distribution Kibali Geometallurgy Internal Review Report Internal Report 2017 Metallurgical Test Work – Pamao_2017 Kibali Internal Pamao Metallurgical Review – T. Mahlangu Internal Report 2017 Metallurgical Test Work – Pamao extension & low recovery zone_2021 Kibali Internal Pamao Metallurgical Review – T. Kapotwe Internal Report 2021 Ore characterisation – Pamao extension & low recovery zone_2021 AMTEL Amtel report 21-51 2021 Kalimva – Ikamva Metallurgical Test Work – Kalimva- Ikamva_2019 Maelgwyn Mineral Services Africa Report N0. 19-059 2019 Metallurgical Test Work – Kalimva- Ikamva_2019 Kibali Internal Ikamva-Ikamva Metallurgical Review – T. Kapotwe Internal Report 2019 Deportment of gold in Kalimva & Ikamva ore _2019 AMTEL Amtel report 19-39 2019 3000 Lode & 5000 Lode DP Metallurgical Test Work – 3000 Lode & 5000 Lode DP_2020 Kibali Internal Metallurgical test work – T. Kapotwe Internal Report 2020 Deportment of gold in 3000 Lode & 5000 Lode DP ore _2020 AMTEL Amtel report 20-41 2020 Sessenge-KCD GAP Metallurgical Test Work – Sessenge-KCD Gap_2020 Kibali Internal Metallurgical test works – T. Kapotwe Internal Report 2020 Aerodrome Metallurgical Test Work – Aerodrome_2020 Internal Metallurgical test works – T. Kapotwe Internal Report 2020 Megi-Marakeke-Sayi Metallurgical Test Work_Megi-Marakeke- Sayi_2020 Maelgwyn Mineral Services Africa Report No. 20-197 2020 Metallurgical Test Work_Megi-Marakeke- Sayi_2020 Kibali Internal Metallurgical Review – T. Kapotwe Internal Report 2020 Deportment of gold in Megi-Marakeke- Sayi ore _2019 AMTEL Amtel report 20-50/20-51 2019 Notes 1. Randgold, 2010 2. Moto Goldmines Ltd, 2008 3. Moto Goldmines Ltd, 2008 The extensive metallurgical test work campaigns demonstrate two distinct behavioural patterns, particularly in the oxides but sometimes in the sulphides. Some ore sources exhibit free-milling characteristics suitable for gold extraction by a conventional CIL metallurgical process. Other ore sources exhibit a degree of refractory characteristics, albeit never extreme, where straight cyanidation returns gold dissolutions in the region of 70%, which is too low for optimal plant operation. These refractory characteristics are invariably due to the presence of occluded gold particles within sulphide minerals. It has been determined that a finer grind will expose a portion of this additional gold for leaching, thus enhancing the recovery such that it exceeds 80%. In addition, many of the Kibali ore sources exhibit a preg-robbing tendency, which points to the need for rapid carbon adsorption. Thus, the Kibali plant was designed to cater for these characteristics through two distinct processing circuits: • Free-milling ore sources – conventional CIL circuit. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 58 • Refractory ore sources – flotation circuit with ultra-fine-grinding (UFG) and dedicated intensive leaching of the concentrate generated. Float tails leaching is optional and dependent on profitability. The LOM average gold extractions are 89% excluding the leach tails with minimum and maximum recoveries of 78.4% and 96.4%, respectively. The sample selection for the ore bodies and metallurgical recoveries expected at Kibali and used in the financial model can be found in the table below. Kibali recovery values applied by deposit and material class Ore Source Recovery Oxide (%) Transitional (%) Fresh (%) KCD 90.1 90.1 86.1 KCD UG - - 90.0 Sessenge 90.3 75.9 81.0 Pamao 90.9 85.0 85.0 Kombokolo 85.0 85.0 85.0 Pakaka 89.0 89.0 80.2 Mengu Hill 81.0 77.0 70.0 Gorumbwa 90.0 90.0 90.0 Kalimva-Ikamva 90.0 89.0 89.0 Aerodrome 90.0 88.0 85.9 Megi-Marakeke-Sayi 90.0 90.0 89.5 Pamao South 89.0 88.0 86.5 Oere 88.0 86.5 87.0 The resultant strategy is to: • Maximise gold recovery into the flotation concentrate – less through increased mass pull, due to the capacity limitations imposed by the downstream concentrate treatment processes, in particular UFG, and rather by reagent suite optimisation including optimal and steady flotation operation. • Maximise gold dissolution from the concentrate – mineralogical effects might have an effect, but regular diagnostic leach tests will help keep track and identify where the problems come from. Additional residence time for concentrate can be provided by the CIL – pumpcell product is provided for the benefit of further gold dissolution in the larger tanks. 10.2 Laboratory and results The data available for the original FS metallurgical sampling and extraction test work was from KCD, Kombokolo, Mengu Hill, Pakaka, Pamao, and Sessenge. While all the samples have been tested, the selection of the process routes and subsequent plant design has been based on the results from KCD, which consists of 70% of the FS ore feed to the plant. The most significant increase in tonnage is likely to come from the KCD deposit. Mineral processing and metallurgical testing fundamentals are well established at Kibali. The ore characterisation insights gained have contributed to achievement of ongoing relatively high consistent predictable gold recoveries. Extraction The physical and extraction sample selection and test work logic was developed by Lycopodium Limited and used in the FS and OFS study for Moto gold ores, following the flowsheet shown below. Extraction results presented in the figures below include the OFS results and extraction variability tests (Moto Goldmines Ltd, 2009). AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 59 Extraction test flowsheet Select Drill Hole Metre Interval Intercepts from Site Select Comminution Test Work Samples and Comminution Variability Samples Select samples for mineralogical thin section investigation Conduct JK Drop Weight tests, Apparent SG, Abrasion index, Bwi, Rwi, SMC tests and Levin open circuit grindability test work on selected samples. Crush remainder (P100 2mm), Mix, Split, Assay and Leach a sub-sample of each 10m Interval for each hole to determine direct cyanidation characteristics of individual hole composites Select Master Composite samples for Primary and Oxide material individually Select Variability samples, both spatially and by rock type Oxide Master Composite Primary Master Composite Head Assays Head Assays Mineralogical Investigation Mineralogical Investigation Grind optimisation and leach tests Grind optimisation and flotation tests Gravity gold recovery, including intensive cyanidation of gravity concentrates at “as received” and ultra-fine-grind Gravity gold recovery, including intensive cyanidation of gravity concentrates at “as received” and ultra-fine-grind Leach optimisation, including reagents, oxygen vs. air sparging, diagnostic analysis and retention time Direct cyanidation tests, including reagents, oxygen vs. air sparging, diagnostic analysis and retention time Flotation test work Flotation reagent optimisation test work, including flotation tests in site water Oxygen Uptake Rate determination Bulk gravity separation and pilot flotation Viscosity measurements at varying pulp densities Flotation Tail Flocculation and thickener test work Head assays Sequential Triple Contact CIP (Carbon-in-pulp) test work and Equilibrium Carbon Loading test work Leach tests Geochem analysis on leach tail Viscosity measurements at varying pulp density Cyanide Detoxification test work Thickener and flocculation test work Geochem analysis Flotation Concentrate Head assays, true SG determination, mineralogical examination Ultra-fine-grind test work and leach optimisation, including reagents, oxygen vs. air sparging, and retention time Indicative oxidation test work: - Pressure Oxidation, - Roast Calcination, - Bio-oxidation, - Albion Process Oxygen Uptake Rate determination Viscosity measurements at varying pulp densities Flocculation and thickener test work Sequential Triple Contact CIP test work and Equilibrium Carbon Loading test work Geochem analysis on leach tail Cyanide Detoxification test work Upon completion of the extraction test work, the Process Route is defined for Oxide and Primary Material Subject Primary variability samples to optimal recovery conditions as determined for the Primary Master Composite material Subject Oxide variability samples to optimal recovery conditions as determined for the Oxide Master Composite material Subject Transition variability samples to optimal recovery conditions as determined for the Primary Master Composite material A total of 136 drill hole composite samples, composited at 10m to 12m intervals, were subject to direct cyanidation. The test procedure involved milling the samples to 80% passing 75µm, bottle roll leaching in the presence of oxygen at 40% solids, pH 10.5 and 0.2% w/v nominal strength of cyanide for 24 hours. Note that the Master Composite and extraction variability were selected for detailed metallurgical investigation based on the geological description of the oxidation state and not the metallurgical behaviour of the hole composite samples. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 60 The results, as depicted in the figure below indicated significant spatial changes in the cyanidation response of the deposit. The scattered nature of the results indicated that certain samples logged as primary sulphide material responded very positively to direct cyanidation. Spatial cyanidation response Notes: 1. Blue Markers = Fresh, Green Markers = Transition, Red Markers = Oxide Besides the extraction variability samples, metallurgical test work was conducted on the risk reduction samples, for both oxide and sulphide/fresh samples. The data represented in the figure below gives the extraction variability for the primary process of gravity float – float concentrate leach with the exclusion of flotation tails. Samples OFS_UG 1 to 7 represent the underground samples for the OFS (Moto Goldmines, 2009). The average extraction of all fresh samples, that is, open pit and underground excluding the leaching of tails, is 88.1%. Also included in the plots are the underground FS recovery (89.8%) and open pit FS recovery (86.1%). Extraction variability of gravity float 0 10 20 30 40 50 60 70 80 90 100 S C # 1 S C # 4 S C # 9 S C # 1 3 S C # 1 6 S C # 1 9 S C # 2 3 S C # 2 7 S C # 3 4 S C # 3 8 S C # 4 5 S C # 5 2 S C # 5 6 S C # 6 0 S C # 6 3 S C # 7 4 S C # 7 6 S C # 7 8 S C # 8 1 S C # 9 1 S C # 9 4 S C # 9 7 S C # 1 0 4 S C # 1 1 4 S C # 1 1 6 S C # 1 2 1 S C # 1 2 4 S C # 1 2 6 S C # 1 2 8 S C # 1 3 5 (% ) K C D P A K A K A S O U T H P A K A K A N O R T H O T H E R K O M B O K O L O F re s h S E S S E N G I T ra n s 0 10 20 30 40 50 60 70 80 90 100 D D D 0 7 2 D D D 2 5 7 D D D 1 6 5 D D D 1 6 5 D D D 1 6 5 D D D 1 6 0 D D D 2 5 5 D D D 3 4 8 D D D 2 2 4 D D D 0 1 1 D D D 0 1 9 D G T0 0 9 D D D 1 9 5 D D D 1 6 2 D D D 1 6 6 D D D 0 8 4 D D D 2 9 0 D D D 2 2 0 D D D 2 1 1 D D D 1 2 7 D D D 3 8 8 D D D 0 0 5 2 0 1 0 M as te r C o m p D D D 3 7 5 D D D 0 7 3 O FS _U G 1 O FS _U G 2 O FS _U G 3 O FS _U G 4 O FS _U G 5 O FS _U G 6 O FS _U G 7 O FS _U G M as te r C o m p P ri m ar y Ex tr ac ti o n E xc lu t ai ls Primary Extraction Average OP Fresh Feasibility UG Fresh Feasibilty

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

It is clear that the strategy adopted for the treatment of the oxide/transition material of the KCD is sufficient to minimise any gold losses. The benefit of treating the transition material through the oxide route with the flash flotation component ensures that both sulphides and non-floating materials are treated in the UFG – leach and CIL, respectively. The leach results for the gravity – direct cyanidation tests on the grade control samples are detailed in the table below.

Leach results for gravity and direct cyanidation test work

Sample No.	Assay Head (g/t)	Calc Head (g/t)	Solids Tail Value (g/t)	Gravity Recovery (%)	Dissolution (%)	Total Extraction (%)	Lime Cons (kg/t)	NaCN Cons (kg/t)
DCRC0049 4.0-1 4.0m	10.3/10.7	10.2	1.37	27.12	59.49	86.61	0.56	0.51
DCRC00 37 22.0-32.0m	18.6/18.2	20.3	0.91	17.22	78.3	95.52	0.68	0.55
DCRC0047 14.0-24.0m	9.08/9.28	9.75	0.96	17.69	72.46	90.15	0.59	0.70
DCRC00 50 4.0-14.0m	12/11.2	12	1.19	33.80	56.26	90.06	0.55	0.65
DCRC0008 26.0-36.0m	5.27/4.81	5.36	0.23	25.21	70.5	95.71	0.46	1.46
DCRC0007 46.0-58.0m	2.79/2.26	2.76	0.22	13.72	78.31	92.03	1.79	0.82
DCRC0047 4.0-14.0m	3.56/3.7	3.6	0.51	15.42	70.42	85.84	0.83	0.76
DCRC0040 16.0-26.0m	1.63/1.83	1.75	0.21	8.46	79.56	88.02	0.53	0.87
DCRC0046 4.0-14.0m	1.8/1.76	1.75	0.31	10.11	72.14	82.25	1.23	0.67
DCRC000S 8.0-1 8.0m	0.8/0.72	0.84	0.03	16.07	80.36	96.43	0.75	0.38
DCRC0013 68.0-78.0m	0.56/0.44	0.58	0.05	3.45	87.93	91.38	0.87	1.26

Comminution characterisation tests – oxides, transition and sulphide ores

Kibali ore source bond work index (BBWi) numbers for fresh unweathered sulphide material are presented in the figure below. These tests were conducted at a limiting screen of 106µm since the targeted grind size is 75 µm. The Pakaka sulphide material BBWi was very high, which resulted in extra cost in terms of energy, steel balls, and liners. The BBWi of other material lies within the design BBWi.

BBWi for sulphide material


BBWi (KWh/t)
20
18
16
14
12
10
8
6
4
2
0
UG_COMP1(5110 LODE)
UG_COMP2
FR KOM_COMP1
FR KOM_COMP2
FR KOM_COMP3
FR KCD_COMP1
FR KCD_COMP2
OT KCD_COMP2
OX KCD_COMP3
FR PKK_COMP1
FR PKK_COMP2
OX PKK_COMP3
FR PKK_COMP4
LGFR/PKKhig as
MGFR/PKK actual
FR SESS_COMP1
FR SESS_COMP2
PEBBLES
OT_MEGI COMP1
FR_MEGI COMP2
FR_MEGI COMP1
FR_MRKK
OT_SAYI COMP1
FR_SAYI COMP2
OX/OT_KALIMVA...
FR_KALIMVA COMP2
OX/OT_IKAMVA COMP1
FR_IKAMVA COMP1
OX_AED COMP1
FR_AED COMP2
FR_AED COMP3
BBWi
Average

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

The average plant operating work index recorded in 2020 was 10.19KWh/t and 10.78KWh/t for Stream #1 and Stream #2, respectively, with mills specific energy consumptions of 10.75KWh/t and 11.63KWh/t. Mill products average P_{80} were at 78 µm on Mill #1 and 80 microns on Mill #2 (see the figure below).

Test work and gold recovery variability characterisation has in the QP's opinion resulted in provision of considerable flexibility and rigor within the plant processes enable the operation to target and customise parameters appropriate for different ore types.

Kibali processing plant average P80 and specific energy consumption (2021)



Spec energy cons (Kwh/t)
14
13
12
11
10
9
8
7
6
5
100
90
80
70
60
50
40
30
P80 (µm)
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Mill#1 Spec energy consumption
Mill#2 Spec energy consumption
Mill#1 P80
Mill#2 P80

Particle size reduction is critical to achieve targeted direct leach and flotation recoveries as shown in the figures below. These results were generated from fresh rock KCD, Gorumbwa, and Sessenge orebody samples process in the plant post-2018 reporting. A size-by-size flotation recovery analysis conducted on plant composite samples confirmed that higher performance was achieved between 75µm and 53µm.

Direct leach and flotation recoveries by Particle size



Au Dissolution (%)
105
95
85
75
65
55
45
35
0
20
40
60
80
100
120
140
160
180
200
220
240
Sample P80 (µm)
KCD_OT
OT_GORUMBWA COMP
Sessenge_OT

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Flotation recovery by particle size


120.00
100.00
80.00
60.00
40.00
20.00
0.00
Flotation recovery (%)
10
30
50
70
90
110
130
150
170
190
210
230
250
270
Particle range size (μm)
Au recovery (%)

Gravity amenability tests: all material types

The original plant design for the gravity circuit had an estimated gravity recovery below 18%. However, actual plant performance has shown that recovery is consistently above 21%. One key change to the circuit has been to reconfigure the gravity circuit with the installation of a falcon centrifugal concentrator which primarily targets fine gold recovery. The feed to this unit is the flash flotation concentrate, which had been reporting to the final concentrate thickener creating unintended ultrafine grinding and leach inefficiencies. As part of the evaluation and optimisation of new satellite pits and new underground stopes, onsite and external laboratory gravity recoverable gold test work has become an integral part of routine work at the project.

Mineralogical assessment

Extensive mineralogical examination data exists for Kibali ores, primarily from the original FS work and more recently generated as part of pre-production geometallurgical studies for either new pits and/or new mining and feeding domains of the existing ore bodies. The primary objective of this work is to identify all forms and carriers of gold, assess mineralogical factors affecting gold recovery, and determine target recoveries along with opportunities to optimise. Pre-production work from proposed pits such as Kalimva-Ikamva and Megi Marakeke-Sayi are yet to be processed. Samples have been collected and are being processed to understand the bulk mineralogy and identify possible recovery impact issues.

Kibali submits composite samples to an independent external laboratory for a full gold deportment, especially in cases where lower than initially predicted recoveries are encountered. Examples of exposed residual gold grains accounting for more than 3% have been identified. These have surface build-up of silver and arsenate/Fe which interfere with gold dissolution. However, up to 75% of gold losses in the tailings is accounted for by the natural refractoriness of the ore in form of sub-microscopic gold in pyrite and arsenopyrite. The latter has been consistent and elevated in the satellite orebodies that carry significant content of arsenopyrite minerals and generally retain sub-80% recoveries, exemplified by high arsenic domains at Pakaka.

Deleterious elements

Kibali needs to consider the remediation of cyanide species as well as arsenic. The QP confirms that there are no processing factors that could have significant effect on potential economic extraction.

Kibali abides by the guidelines of the International Cyanide Management Code (ICMC) to which both Barrick and AngloGold Ashanti are formal signatories. The two cyanide TSFs (CTSFs) are both lined with a high density polyethylene (HDPE) liner. Protocols call for limited threshold discharges to the CTSF and cyanide discharge concentrations are controlled through use of an on-line cyanide analyser and controller.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

The presence of two CTSFs allows management of the cyanide containing liquor streams and moreover, most of the water is recycled to the plant area where there also exists an additional cyanide detoxification pond facility.

Aiming to mitigate the risk of long term ICMC non-compliance and possible detrimental environmental impact of discharging high weak acid dissociable (WAD) cyanide levels in the CTSF tailings dam, Kibali evaluated the possibility of conducting peroxide detox versus the cyanide recovery process (CRP) developed by AZMET consultants, who designed the process flow sheet.

Based on the Kibali LOM, the onsite test work, trade-off studies and financial analysis showed that the AZ-CRP is more effective and economic when compared to other detox methods such as the Peroxide Detox & INCO process. Another benefit of the AZMET CRP plant is the additional gold and cyanide recovery leading to an after-tax payback period of less than 4 years. The full-scale plant detox has been budgeted for 2022 and half of 2023.

The main deleterious element in the Kibali ore is arsenic. Certain isolated ore types exhibit higher levels of arsenic (for example Pakaka, Sessenge and Aerodrome), which can result in dissolution during the recovery process. During the recovery process, the arsenic dissolves into solution and is captured by the leach of flotation concentrate in the intensive oxygenation/cyanidation circuit.

Mitigation can occur for either of the cyanide containing streams or non-cyanide containing streams, that is, flotation tails, which report to a dedicated but unlined flotation storage facility (FTSF). Arsenic remediation can occur through oxidation of ferrous sulphate and arsenic species to the valency state (V). Alternatively, ferric chloride may be used directly, though is associated with corrosion issues. Both methods result in the formation of a stable ferric arsenate precipitate. The primary mitigation method utilised at Kibali is the application of a blending strategy where high arsenic content ores are intentionally blended with ores with low content, thereby restricting the arsenic solution tenors within the circuit.

Arsenic content more than 2,000 ppm has a negative effect on gold dissolution. Dissolution values as low as 70% are attained when arsenic content increases as high as 9,000 ppm.

Subsequently detailed geo-metallurgical analysis has been completed on Pakaka and Sessenge where the arsenic content has been modelled as part of the Mineral Resource block model.

Metrics have been developed for stockpiling and blending, to dilute and minimise the impact of high arsenic in the overall plant feed. Additional work was carried out to identify the poor recovery related to the refractory component of the ore, while the pre-oxidation processes of the concentrate post ultrafine grinding was controlled or restricted to minimise arsenic mobilisation to solution.

10.3 Qualified Person's opinion on data adequacy

Mineral processing and metallurgical testing fundamentals are well established at Kibali. The ore characterisation insights gained have contributed to achievement of ongoing relatively high and consistent predictable gold recoveries.

In the opinion of the QP, the rigorous representative sampling and testing of new deposits provides a sound geometallurgical understanding of process requirements as mining activities advance.

Test work and gold recovery variability characterisation has in the QP's opinion resulted in provision of considerable flexibility and rigor within the plant processes enable the operation to target and customise parameters appropriate for different ore types.

11 Mineral Resource estimates

11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

There are no geological parameters that are deemed to negatively impact the prospects for economic extraction. The main deleterious element in the Kibali ore sources is considered to be arsenic. Certain isolated ore types exhibit higher levels of arsenic (in Pakaka and Sessenge) which can result in dissolution

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 65 during the recovery process. The impact of arsenic was in the leach of flotation concentrate in the intensive oxygenation/cyanidation circuit. Arsenic content in excess of 2,000 ppm has a negative effect on gold dissolution where dissolution values as low as 70% are attained when arsenic content increases to values as high as 9,000 ppm. There are no co-products or by-products. Open pit mining Open pit mining is carried out using conventional drill, blast, load, and haul surface mining methods. From 2022 onwards, open pit production will come from the Sessenge, Aerodrome, Pamao, Gorumbwa, Megi- Marakeke-Sayi, Kalimva-Ikamva, Oere, Pakaka, and KCD deposits. The Mengu Hill, Mofu, Kombokolo and Rhino pits were depleted in 2017. Open pit mining is conducted by contractor Kibali Mining Services (KMS), a local subsidiary of DTP Terrassement, using either free-dig or conventional drill, blast, load, and haul methods. The mining equipment is jointly owned by a subsidiary of Barrick and the contractor’s parent, who also operates at Barrick’s Loulo-Gounkoto mine in Mali and Tongon mine in Côte d’Ivoire. All the deposits are characterised by the presence of a near-surface groundwater table with the potential for high groundwater inflows into the pits. The possible impacts of ingress of groundwater are investigated prior to mining and during the mining activities. Dewatering well systems are installed for all pits to lower the groundwater level prior to commencement of mining. A system of dewatering trenches are procedurally established prior to commencement of mining in each of the pits, preventing the inflow of any surface water to the active mining areas. The upper levels of the open pits are usually in weathered material, which typically is free digging material. Once fresh (unweathered) rock is encountered, drilling and blasting is required. Emulsion explosives are supplied as a down-the-hole service by the contracted explosive supplier Orica. Free digging in the upper levels uses 5m high benches, with 10m benches used for drilling and blasting operations. The 10m benches containing ore are excavated in three flitches of equal height. Opportunities exist to upgrade and convert the Inferred Mineral Resource within the current pits to Mineral Reserve with further conversion drilling, but any Inferred Mineral Resource within pit designs are not reported as Mineral Reserve. Under the current Mineral Reserve, the open pit end of life is estimated at year 2033. The addition of future open pit Mineral Reserve from additional exploration sites have the potential to extend open pit mining post-2033. Underground mining The Kibali KCD underground mine is designed to extract the KCD deposit directly beneath the KCD open pit. A 50m crown pillar separates the pit bottom from the top of the underground mine. The Kibali underground mine is a long hole stoping operation producing at a rate of 3.8 million ore tonnes per year. Development of the underground mine commenced in 2013. Stoping commenced in 2015 and ore production has ramped up to 1.8Mt in 2017 and 3.8Mt in 2021. Initial production was truck hauled by a twin decline to surface. In 2017, the haulage shaft (740m deep) and materials handling system was commissioned. From 2018 onwards, underground ore has predominantly been hoisted up the shaft. The decline to surface will be used to haul some of the shallower zones and to supplement shaft haulage. A major pump station has been installed near the shaft bottom with redundant capacity in the pumps and pipelines to the surface. A significant portion of the capital and access development for the mine is in place. To date 43,609m of capital and access development has been completed. The current LOM plan contains a further 9,928m of capital lateral development based on Mineral Reserve. Ore from stopes is loaded (both by teleremote and conventional manual loaders) from the stopes into the eight ore passes via finger raises on the respective levels. This ore is then transferred by autonomous load haul dumpers (LHDs) into two coarse ore bins and then into two primary crushers, followed by two fine ore bins and independent skip loadout conveyors near the shaft bottom. The proposed mining methods are variants of long hole open stoping with cemented paste: AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 66 • Primary / secondary long hole open stoping (primary 20% of Mineral Reserve tonnes, secondary 33% of Mineral Reserve tonnes) is used in the wider zones, with 35m interval heights where stopes are mined either as single lift or multiple (up to four) lifts, depending on stope geometry and the geotechnical stable span. • Advancing face long hole open stoping (29% of Mineral Reserve tonnes) is used where the mineralisation has a shallower plunge (approximately 20° to the NE), where stopes are mined with variable interval heights between 25m and 35m to optimise extraction. • Longitudinal open stoping (18% of Mineral Reserve tonnes) is used in narrow zones (less than 15m width) with variable interlevel heights between 20m and 30m. No significant failures of the openings in the underground workings have occurred. The rock assessed for the rock mass model is ranked as good. The underground mining operations have been owner operated by Kibali since 2018. The paste backfill plant treats the Kibali tailings from the flotation circuit by de-watering processes (filtration) to produce a paste containing binder, which is delivered to underground stopes under gravity or pump via a distribution piping system. The paste plant has been designed to treat a feed rate of 292 tph of dry tailings solids and produce nominally 190m3/hr of paste fill. The paste plant is fully automated with its own fully equipped laboratory. The paste is transported to the stopes underground via a single borehole (duty and stand-by). Paste is subsequently transported horizontally along the levels to the upper stopes. Internal boreholes take paste fill to the lower levels. Under current Mineral Reserve, the underground end of life is estimated at year 2034. The addition of future underground Mineral Reserve from additional lodes such as the 11000 Lode has the potential to extend underground mining post 2034. Mineral processing The Kibali gold processing plant comprises two largely independent processing circuits, the first one designed for oxide and transition ores and the second for sulphide refractory ore. However, both circuits are designed to process sulphide ore when the oxide and transition ore sources are no longer available. The flow sheet, depicted in Section 14 comprises crushing, ball milling, classification, gravity recovery, a conventional Carbon-in-leach (CIL) circuit, flash flotation, also conventional flotation, together producing a concentrate which goes to ultra-fine-grinding and a dedicated intensive cyanide leach. This process consists of well tested technology in the gold industry and is appropriate for the style of mineralisation present at Kibali. Extensive metallurgical test work campaigns have been completed across all deposits in Kibali that form part of the declared Mineral Reserve. These have consistently demonstrated two distinct behavioural patterns, the first of which exhibits free-milling characteristics suitable for gold extraction by a conventional CIL metallurgical process. The second of which exhibits a degree of refractoriness, where straight cyanidation returns gold dissolutions considered to be too low for optimal plant operation due to the presence of occluded gold particles within sulphide minerals. It has been demonstrated that a finer grind will expose a portion of this additional gold for leaching so that the recovery is enhanced to economically acceptable levels. Infrastructure The main access points for equipment and supplies for the operation include the major ports of Mombasa, Kenya (1,800km) and Dar es Salaam, Tanzania (1,950km). The routes are paved up to the DRC border. Road access is from Kampala, Uganda and is approximately 650km. The arterial road between Arua and site is unpaved but has been upgraded and serves as the main access route for materials to site. Local roads are generally in very poor states of repair. Supplies typically require two weeks to arrive from Mombasa. A local certified airstrip with passport control, serves as the primary access point to site for personnel on charter flights from Entebbe, Uganda, which is approximately 470km SE of the Mine. International air carriers service Entebbe – Doko – Entebbe daily with exception of Saturday and Sunday. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 67 The primary source of raw water supply is rain and spring water catchments with top-up from a borehole system and a final backup from the Kibali River. Raw water is collected and stored in the raw water dam, which has a storage capacity of 9,500m3. The processing plant requires approximately 46,000m3 of water per day, which is sourced by reclaiming water from the tailings facilities FTSF, CTSF1 and CTSF2. There are two TSFs at Kibali; one for the cyanide containing (CIL) tails and the second one for the sulphide flotation tails. The CIL tailings contain residual cyanide and are contained in an HDPE lined dam. The flotation tails contain are benign and therefore the dam is not lined. The cyanide containing TSFs are CTSF1 and CTSF2 for the CIL tails and FTSF for the flotation tails. Approximately half of the sulphide tailings generated will be used to produce paste backfill for the stoping operations. A paste fill plant filters the sulphide tailings, which are mixed with cement to form a paste fill that is delivered to the underground via a distribution pipe network from the surface. Since there is no national grid power supply to the site, Kibali is fully dependent on its own generation facilities. The power supply currently comes from a mix of on-site, high-speed diesel generator sets and off-site hydropower stations; Nzoro II is currently producing approximately 22MW, Ambarau produces 10.6MW and Azambi produces a further 10.2MW, with total peak hydropower capacity of 42.8MW, which is sufficient to meet the mine power demand. A battery energy storage system was incorporated in 2020 to improve power stability. Nzoro 2, Ambarau and Azambi hydropower plants. The site is connected to the hydrostations via a 66kV overhead line network. The hydropower system has a combined potential capacity of 42.8MW of hydropower (at peak) and has backup installed capacity for 43MW of thermal generation. The load demand of the mine is not constant, power demand at full production is currently between 39MW and 43MW, averaging approximately 41MW. Legal Kibali has been granted ten exploitation (mining) permits under the DRC Mining Code (2002) in respect of the project, eight of which are valid until 2029 and two of which are valid until 2030. All Mineral Resource and Mineral Reserve summarised in this report is contained within these exploitation permits. The exploitation permits occur within two territories, namely Watsa and Faradje, which fall under the Province of Haut Uélé. Exploitation permit details. Arête No. Permit No. Surface Area (km2) Expiry Year 0852/CAB.MIN/MINES/01/2009 11447 226.8 2029 0855/CAB.MIN/MINES/01/2009 11467 248.9 2029 0854/CAB.MIN/MINES/01/2009 11468 45.9 2030 0853/CAB.MIN/MINES/01/2009 11469 91.8 2029 0329/CAB.MIN/MINES/01/2009 11470 30.6 2029 0852/CAB.MIN/MINES/01/2009 11471 113.0 2029 0331/CAB.MIN/MINES/01/2009 11472 85.0 2029 0856/CAB.MIN/MINES/01/2009 5052 302.4 2029 0858/CAB.MIN/MINES/01/2009 5073 399.3 2029 0103/CAB.MIN/MINES/01/2011 5088 292.2 2030 Surface rights in the area of the Kibali permits belong to the DRC Government. Utilisation of the surface rights is granted by the Kibali exploitation permits under the condition that the current users are properly compensated. All the surface rights fees relating to Kibali’s exploitation rights have been paid to date and the concession is in good standing. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 68 Environmental, permitting and social considerations An independent Environmental and Social Impact Assessment (ESIA) for Kibali was completed as part of the Kibali FS completed in December 2012. Subsequent ESIAs for various Project extensions and new elements have been completed, the most recent of which was in 2020. An Environmental Adjustment Plan (EAP) has been approved by the Direction de Protection de l’Environnement Minier (DPEM) with the purpose of describing any measures that have been or will be taken for the purpose of the protection of the environment. An environmental management plan is in place, and the Kibali operations are ISO 14001:2015 certified and independently audited to continuously improve environmental management. Audits are also carried out to gauge conformance with the International Cyanide Management Code (ICMC); ICMC certification and construction of a cyanide detox plant for the tailings stream is planned to commence in 2022. Waste rock is generated and disposed of on Waste Rock Dumps (WRDs) that are located adjacent to the open pits and underground shaft. The waste rock characterisation assessment returned a negative acid generating status. Waste rock is used to build various infrastructural platforms on site, while the remainder is stockpiled on surface or deposited in stopes as backfill. The waste rock has been demonstrated to have moderate to high acid neutralising capacity for the majority of lithologies tested. Tailings are generated from the plant and disposed of in two separate TSFs, the FTSF and CTSF, which consists of the CTSF1 and CTSF2. The CTSF is lined and contains materials which are acid producing and which also contain cyanide residues and materials with a higher arsenic content. The concentrate tails are acid producing and contain cyanide residues and arsenic containing materials. A portion of the flotation tailings are used for paste backfill in the KCD underground mine. Routine environmental monitoring takes place across the site, including dust deposition, noise, arsenic, and weak-acid dissociated (WAD) cyanide sampling, TSF seepage water and tails streams as well as sample collection of drinking water, ground water, surface water and the TSF borehole water. Environmental incidents are noted in a register which forms part of the Environmental Management System (EMS); the causes and responses are identified, and once completed, the incident is closed out. A comprehensive water balance model has been compiled for the site, which models flows, inputs and losses throughout the operations (i.e., the open pits, underground workings, process plant, TSFs, water management structures, offices, camp, and sewage treatment facilities). The model includes inputs regarding river water use (e.g., discharges, gains, and losses, volumes of potential savings/recycling opportunities). Opportunities to reuse water within operations has significantly reduced the volume of freshwater abstracted from the Kibali River. The original vegetation of the project area has been largely transformed through human activity. Site clearance for the establishment of infrastructure, together with anthropogenic activities has occurred across all vegetation habitat types. Alien invasive plant species occur throughout all habitat types. Despite human pressure, most protected plants species remain within gallery forests (Digby Wells, 2015) that are associated with drainage lines and water courses. Biodiversity monitoring is ongoing, such as the use of camera traps to detect fauna within the concession. The Biodiversity Management Plan is being updated to reflect additional information on the biodiversity which has been collected. The mine site lies around 65km south of the Garamba National Park, which lies on the border with South Sudan. A partnership with the park has been established to support the Garamba National Park’s goals. This partnership provides a wider strategic support for game protection from poachers from the north, and connections with local enforcement networks. Mine closure costs are updated each year, with increases or decreases in disturbed areas noted and costed; the current cost for rehabilitation and closure of the mine according to the calculation model is estimated to be approximately $24 million as of 31 December 2021 (Digby Wells, 2021). The mine is a significant employer to members of the local communities. The mining operations contribute to extended LOM, employment of local Congolese and the growth of the DRC economy. Kibali’s policy is to promote nationals to manage the project. The policy of promoting local employment also extends to its

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

contractors. The mine prioritises local employment and in October 2021, the employee bases were made up of 88% Congolese nationals; more than 70% from the local area. More than 70% of management positions were held by Congolese Nationals. Local procurement is also promoted and is a contractual requirement for contractors. Kibali procured in excess of $110 million of goods and services from DRC suppliers in 2021. This includes produce from agribusinesses (e.g. producers of eggs, pork, maize), which is purchased for use in the mine canteens.

Kibali follows a resettlement and compensation process that will leave project-affected people (PAPs) in the same or better off position than before the project intervention, which is in conformance International Finance Corporation (IFC) Performance Standards (PS).

Due to the construction of the project, since 2012 to date, it was necessary to resettle approximately 36,700 people, from 7,504 households. The project also displaced around 134 items of community infrastructure, including 13 communal agricultural projects, five communal business/commercial facilities, 12 education facilities, 19 health facilities, nine recreational/community facilities, 39 religious facilities, and 41 water sources. A Resettlement Working Group (RWG) was established as the primary consultation forum to develop and implement a Resettlement Action Plan (RAP). The RAP process was carried out by independent consultants. All primary stakeholders are represented on the RWG.

The Moratorium Zone was expanded in 2020 to incorporate new deposits at Pamao, as well as Kalimva-Ikamva (Moratorium Zone C). These areas have been rezoned and allocated to Kibali for the mine and associated infrastructure. The land was used for residential sites, agricultural, and artisanal and small-scale mining (ASM) before mining.

The Pamao RAP initiated in 2020 includes Pamao North and Pamao South as expansion areas to the Moratorium Zone A to allow mining activities of the Pamao pit. It involves resettling 628 households from two villages whereby 222 households will be physically displaced and 406 will be economically displaced, who were engaged in farming activities within the affected zone but did not reside there. An additional 250 households were affected by the Pamao Diversion Road and Gatanga-Surur Diversion Road, which are both deviating the RN26 National Road and whose section is affected by the Pamao North Zone. The physically affected households will be resettled at the Avokala host site, along with the Kalimva-Ikamva PAPs.

The Kalimva-Ikamva RAP was initiated in 2019 and is still under development. It involves 1,888 households from six villages, whereby 1,141 households are physically displaced and 747 will be economically displaced. An additional 232 households are affected by the host site work at Avokala, and two diversion roads created heading to the host site. Through the RWG consultation, Kibali has made funds available in the event that PAPs decide to build infrastructure themselves. In such cases, payments are made in three instalments and full payment will only be made upon completion of construction.

The Kalimva-Ikamva-Pamao RAP includes construction of water sources, schools, solar power energy, road infrastructure, sports infrastructures, health facilities, cemetery, places of prayer and adequate sanitation at the host site. Guidance was provided by Congolese town planners, as well as the RWG, for a town plan outlining the development of the host site that improves the provision of basic services and social infrastructure.

Stakeholder engagement activities, community development projects and local economic development initiatives contribute to the maintenance and strengthening of Kibali's Social License to Operate (SLTO). A grievance mechanism is in place, and all registered grievances in 2021 were successfully resolved.

ASM remains a concern in the Kibali exploitation permit area and the mine is working with provincial authorities to prevent and relocate ASM within the exploitation permits.

The QPs consider the extent of all environmental liabilities to which the property is subject to have been appropriately met.

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11.2 Key assumptions, parameters and methods used

The Mineral Resource is reported exclusive of Mineral Reserve in this Technical Report Summary and is reported as at 31 December 2021. The exclusive Mineral Resource is defined as the inclusive Mineral Resource less the in situ Mineral Reserve before dilution and other factors are applied.

The exclusive Mineral Resource consists of the following components:

- Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape;
- Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume.
- Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases).
- Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed.

The Mineral Resource tonnages and grades are estimated and reported in situ and stockpiles are reported as broken material.

The Mineral Resource estimates have been prepared by Barrick according to the CIM 2014 Definition Standards for Mineral Resource and Mineral Reserve dated 10 May 2014 (CIM (2014) Standards) as incorporated with NI 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). Mineral Resource estimates were also prepared using the guidance outlined in CIM Estimation of Mineral Resource and Mineral Reserve Best Practice Guidelines 2019 (CIM (2019) MRMR Best Practice Guidelines).

Definitions for Mineral Resource categories used in this report are consistent with those defined by CIM (2014) and adopted by NI 43-101. In the CIM classification, a Mineral Resource is defined as 'a concentration or occurrence of solid material of economic interest in or on the Earth's crust in such form, grade or quality and quantity that there are reasonable prospects for economic extraction'. Mineral Resource is classified into Measured, Indicated, and Inferred Mineral Resource categories.

The cut-off grade selected for reporting each open pit Mineral Resource corresponds to the in situ marginal cut-off grade at either fresh, transitional or saprolite oxidation states, using a gold price of $1,500/oz. The pit shell selected for limiting each Mineral Resource also corresponds to a gold price of $1,500/oz. Reasonable prospects for economic extraction are demonstrated as a result of this pit optimisation process.

The underground Mineral Resource were reported using MSO, effectively within a minimum mineable stope shape, applying reasonable mineability constraints, including a minimum mining width, a reasonable distance from current or planned development, and a measure of assumed profitability at the related Mineral Resource cut-off grade, thus deemed as having a reasonable potential for economic extraction.

The Kibali Mineral Resource consists of the KCD, Sessenge, Pakaka, Mengu Hill, Gorumbwa, Megi-Marakeke-Sayi, Pamao (inclusive of Pamao South), Kombokolo, Kalimva-Ikamva, Aerodrome, Oere, and Mengu Village deposits.

KCD (underground and open pit), Sessenge, Gorumbwa, Pamao, Aerodrome, and Mengu Village were updated following additional data and/or updated geological interpretations. The updates for each of these deposits are summarised as follows:

- The KCD underground model update incorporates data from GC, ACG, and EXP drilling up until July 2021 for the 3000, 5000, 9000, and 11000 lodes. The Mineral Resource is reported for the first time for the 11000 Lode.
- Sessenge was updated in August 2021 with GC drilling. The Mineral Resource for Sessenge includes a small adjacent satellite deposit known as Sessenge SW.
- The Gorumbwa deposit has been updated using GC and AGC, an updated void shape, and the additional data in the gap between this deposit and Sessenge.

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- Pamao was updated following GC drilling inside the $1,500/oz pit shell.
- Aerodrome was updated in June 2021 following GC drilling within the $1,500/oz pit shell.
- No new data were added to the Mengu Village deposit. The deposit was previously estimated in 2006 using the uniform conditioning (UC) method. New geological interpretations based on additional drilling data, collected during 2020, prompted a review and update of the geological model, which was re-estimated using the ordinary kriging method in 2021.

Models for actively producing deposits are updated on a quarterly basis to incorporate all additional grade control drilling results throughout 2021 with a budget model produced once a year for Mineral Resource reporting

- Pamao South and Oere are new additions to the Kibali Mineral Resource based on AGC drilling up to 2021.
- Megi-Marakeke-Sayi and Kalimva-Ikamva are unmined deposits where no significant drilling has been completed since 2020 and 2019 respectively.
- Mengu Hill, Kombokolo, and Pakaka are depleted deposits where no significant drilling has been completed since 2018 (Mengu Hill and Kombokolo) or 2019 (Pakaka).

Parameters under which the KCD open pit Mineral Resource was generated are in the table below.

KCD Open Pit	Unit	Oxide	Trans	Fresh
Waste cost	$/t mined	2.92	2.97	3.09
Extra ore cost – GC + ore – rehandle + overhaul	$/t mined	1.27	1.27	1.27
GC only	$/t mined	0.75	0.75	0.75
Dilution	%	10%	10%	10%
Ore loss	%	3%	3%	3%
Process cost	$/t milled	15.04	15.04	17.85
Processing recovery	%	90.1	90.1	86.1
General and Administration (G&A)	$/t milled	8.47	8.47	8.47
Gold price (Mineral Resource)	$/oz	1,500	1,500	1,500
Gold Royalty (4.7%)	$/oz	70.50	70.50	70.50
Total process cost	$/t milled	15.04	15.04	17.85
Total mining cost	$/t ore mined	24.69	25.08	26.04
Marginal *in situ* cut-off grade	g/t	0.60	0.60	0.70
Strip ratio	7.0			

Parameters under which the KCD underground Mineral Resource was generated are in the table below.

KCD UG	Unit	Fresh
Mine production	$/t mined	36.17
Capital	$/t mined	3.97
Process cost	$/t milled	17.85
Processing Recovery	%	90%
G&A	$/t milled	8.47
Gold royalties (4.7%)	$/oz	70.50
Gold price (Resource)	$/oz	1,500
Total unit cash cost	$/t milled	66.46
Mining cut-off grade	g/t	1.62

Where appropriate, all models have been depleted using the December 2021 mined out stopes and surfaces. A summary of deposits and their model date is given in the table below.

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Deposits, status and current model date

Deposit	Producing Status	Model Date
KCD underground	Active	07/07/2021
KCD open pit	Active	07/07/2021
Sessenge	Active	11/08/2021
Sessenge SW	Unmined	11/08/2021
Gorumbwa	Active	22/07/2021
Aerodrome	Active	05/05/2021
Pamao and Pamao South	Unmined	30/11/2021
Mengu Village	Unmined	30/06/2021
Oere	Unmined	26/08/2021
Megi-Marakeke-Sayi	Unmined	15/08/2020
Pakaka	Depleted, $1,200/oz pushback in LOM	06/06/2019
Kombokolo	Depleted, awaiting 2022 drilling for UG	10/08/2018
Mengu Hill	Depleted	03/04/2018
Kalimva-Ikamva	Unmined	25/07/2019

Kibali inclusive Mineral Resource grade and tonnage curve (underground)


Total Kibali
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
43.00
38.00
33.00
28.00
23.00
18.00
13.00
8.00
3.00
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00
9.00
10.00
Cut-off grade (g/t)
14.00
12.00
10.00
8.00
6.00
4.00
Average grade above cut-off (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

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Kibali inclusive Mineral Resource grade and tonnage curve (surface)


Total Kibali
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
40.00
35.00
30.00
25.00
20.00
15.00
10.00
5.00
0.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
Average grade above cut-off (g/t)
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00
9.00
10.00
Cut-off grade (g/t)
Tonnes above cut-off
Average grade above cut-off (g/t)

Modelling

Geological interpretation and modelling are based on the following standard procedures:

- Hard copy geological cross sections and long sections are generated and updated during drill campaigns. These are then scanned and georeferenced to be used as a basis for 3D modelling.
- Geological interpretations are digitised as polylines on cross sections spaced 10m apart. Lithological, weathering, oxidation, low and high-grade polylines are snapped on each section to the corresponding sample interval. In areas of complex folding, additional polylines are wireframed between sections to build a valid 3D solid. Most of the open pit sections were based on flitch-plans and used for updating sub-surface geology, with special attention paid to short range barren internal waste lithologies.
- Mineralisation domains are sub domained into low-grade (greater than 0.5g/t), high-grade (greater than 2.0g/t), and very high-grade (greater than 7.5g/t) domains, utilising contact analysis and domain stationarity tests.
- For active mining areas, the geological and mineralisation models are updated quarterly when additional grade control data is available.
- Interpretations are regularly cross checked with DD core and RC chips to ensure the model is representative.
- Chip samples are used within the underground development area to provide an additional source of information regarding the mineralisation associated with the alteration, particularly when mapping low-grade halo contacts. This data is recorded on the underground geological

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maps, which are then scanned and georeferenced for wireframe model updating. However, this data is used only for modelling of geological contacts and is not directly used for Mineral Resource estimation.

- Rip-line samples are used within the open cast exposed benches to provide an additional source of information regarding lithologies and mineralisation, particularly when mapping contacts and updating the exact dimensions of modelled internal dilution, artisanal depletion, and carbonaceous shale units. This data is used for refining geological models and is not used for Mineral Resource estimation.

Statistical analysis of the data shows that a suitable geological related threshold grade is approximately 0.5g/t for the KCD and Sessenge deposits. This same 0.5g/t modelling threshold has been applied at all other deposits. The resulting low-grade mineralised envelopes incorporate minor amounts of internal sub-grade material to preserve continuity. During interpretation, efforts were made to minimise the amount of sub-grade material included within each of the lode wireframes.

Mineralisation domains were built with a combination of grade, lithology, alteration, structural data, and the presence of pyrite. In areas where further contiguous high-grade shoots are evident and supported by the geological logging, high-grade continuity wireframes were also considered. The intention of the geological domaining is to generate a single stationary geostatistical population for each of the domains. The dimensions and orientations of the modelled mineralised domains for all deposits are summarised in the table below.

Modelled dimensions and orientation per deposit/domain

Deposit	Down Plunge (m)	Down Dip (m)	Thickness (m)	Plunge Direction
KCD 3000	1,900	450	200	NE
KCD 5000	2,200	250	80	NE
KCD 9000	2,280	470	80	NE
KCD 11000	670	400	100	NE
Mengu Hill	850	100	90	NNE
Sessenge	500	400	40	NE
Gorumbwa	1,240	500	150	NE
Kombokolo	730	300	30	ENE
Pakaka	1700	500	30	NE
Pamao	1250	690	45	NW
Megi-Marakeke-Sayi	1900	450	100	NW
Kalimva	1470	270	30	NNE
Ikamva	1580	120	50	NE
Aerodrome	350	200	40	NNW
Sessenge SW	520	150	25	NE
Oere	2580	600	30	NNE
Pamao South	830	150	35	NE
Mengu Village	1050	560	30	NW

Boundary analysis (as shown in the figure below) is completed to check the nature of the grade transition across domain contacts, most profiles being sharp (hard) and rarely gradual (soft). This helps delineate the rod-like high-grade mineralisation shoots noted in the KCD, Sessenge, Kombokolo, and Pakaka deposits.

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Boundary analysis example for KCD domains 5101 - 5005


Domain 5101 - 5005 boundary analysis
Mean Grade g/t
9.00
8.00
7.00
6.00
5.00
4.00
3.00
2.00
1.00
0.00
-40
-30
-20
-10
0
10
20
30
40
5101
Distance from contact
5005

Composites are coded by domain. These codes are used for statistical analysis and domain control during the estimation process. The coding of the composites and block model is prioritised to ensure that the high-grade domain codes are preserved when they are situated within surrounding low-grade mineralisation envelopes.

To ensure consistency of the domaining controls used, the database and geological block model are both flagged with the same codes defining the mineralised envelopes that a particular composite falls within. The high-grade mineralised envelopes are predominantly situated within low-grade mineralisation wireframes, which are built independently of each other. Since Boolean operations are not utilised to remove these overlaps between internal high-grade shoot models and surrounding low-grade mineralisation envelope wireframes, care is taken to avoid the double-counting of samples and blocks.

Compositing

All samples were composited to 2m lengths honouring domain boundaries. Prior to selecting the composite length, the data was analysed using a histogram of sample length to identify the mode of length. The coefficient of variation, standard deviation, and mean plots were produced with several composite lengths to ensure that they remain stable and do not vary with compositing.

Compositing is completed in Maptek Vulcan™ software using the merge option for small composites, which adds the last composite (if smaller than the tolerance), to the previous interval. For Kibali, a tolerance length of 0.5m is used. In deposits where the merge option was not selected, residual composites were filtered out and disregarded during estimation.

Treatment of high-grade outliers (top capping)

Top capping was applied to reduce the effect of high-grade outliers during Mineral Resource estimation. Generally, the top capping occurred within the top percentile ranges, between the 95th to 99.9th percentiles within the individual mineralised lodes. A multi-variate analysis method was used to select the top cap, analysing a combination of histograms, probability plot, and disintegration.

In addition, high-grade yields were occasionally used to further restrict the distance of influence of significant gold grades, with thresholds typically aligned with values observed in the histogram. Above a value threshold and beyond a specified local distance (typically drill spacing), composites are not included in the Mineral Resource estimate to limit smearing.

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Variography

Exploratory data analysis (EDA) was conducted using Snowden Supervisor™ statistical software, with all modelling and estimation completed in Maptek Vulcan. Values less than the detection limit (less than 0.01g/t) were replaced by half the limit (0.005g/t).

Variography has been used to analyse the spatial continuity and relation within the individual mineralised lodes and to determine the appropriate search strategy and estimation parameters. The variogram modelling process involved the following steps:

- A normal score transform was applied to all data prior to undertaking variography on the top capped, declustered composite dataset. The data was transformed into a normal score space using Snowden Supervisor™.
- Calculate and model the omni-directional or down hole variogram to characterise the nugget effect.
- Systematically calculate orientated variograms in three dimensions to identify the plane of greatest continuity.
- Calculate a variogram fan within the plane of greatest continuity to identify the direction of maximum continuity within this plane.
- Model experimental variogram in the direction of maximum continuity and the orthogonal directions.
- Apply a back transform to all variogram models to obtain the appropriate variogram models for interpolation of the capped composite data.

Within the domains, the relative nugget effect ranged between 18% and 58%, with most of the deposits showing nuggets of 25% to 35%, indicating a low to moderate grade variability, which is typical for these type of gold deposits. Variogram ranges interpreted, were typically significantly greater than the average drill hole spacing. An example of a typical variogram for Kibali is given in the figure below, for the 5000 Lode in the KCD UG.

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KCD UG 5000 Lode variogram


NormalScores Variogram for auppm
Downhole - 5102,5202
Sph(0.24, 7)
Sph(0.39, 4)
N(0.21)
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Variogram for auppm
Direction 1: -23-->046 - 5102,5202
Sph(0.18, 203)
Sph(0.23, 25)
Sph(0.38, 5)
N(0.21)
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Variogram for auppm
Direction 2: -58-->271 - 5102,5202
Sph(0.23, 10)
Sph(0.38, 3)
N(0.21)
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Variogram for auppm
Direction 3: 20-->325 - 5102,5202
Sph(0.18, 16)
N(0.21)
Gamma (1.000)
Pair Counts
Sample Separation (m)

In some areas which contain infill grade control drilling, such as KCD, variograms were required for nested structures, thus multiple ranges were used.

Where an individual domain has insufficient samples to undertake variography, the variography parameters from a comparative domain with a similar trend was used and the orientation adjusted to match the domain with insufficient data.

Prior to interpolation runs, each semi-variogram model is cross-validated to ensure that any bias in estimated grades compared to the actual sample grades is minimal. This was checked by estimating a grade value at each composite sample point, which ignored said sample point. The resulting grade is compared to the actual sample grade in the same location and is plotted on a scatter plot to establish a possible trend or bias and relative standard error. In most cases, there is an expected level of smoothing in an estimated grade compared to the actual sample grade, but overall, estimated grades and sample grades match well and conditional bias is minimised.

Block model estimation

Ordinary kriging (OK) was used to estimate all Mineral Resource. Quantitative Kriging Neighbourhood Analysis (QKNA) was applied to help to determine the minimum number of samples, search radius, and block discretisation for each domain. Almost all domains use hard boundaries to ensure that separate grade populations do not influence the grades (exception for between high and very high-grade domains at KCD which employ a semi-hard boundary).

In certain cases, the input estimation parameters were adjusted following block model validation checks employed by Kibali, which involved visual checks, swath plots, decluster plots, change of support checks and global mean block model versus data comparisons. The figure below illustrates the results of the QKNA for domain 5101/5201 at KCD.

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KCD domain 5101/5201 QKNA results


Kriging Neighbourhood Analysis
Block Sizes (X x Y x Z)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
5 x 10 x 5
5 x 15 x 5
10 x 15 x 5
5 x 20 x 5
10 x 20 x 5
5 x 5 x 10
10 x 5 x 10
5 x 10 x 10
10 x 10 x 10
5 x 15 x 10
5 x 20 x 10
Kriging Neighbourhood Analysis
Samples (Block Size 5 x 10 x 5)
2 4 6 8 10 12 14 16 18 20 22 24 26 28
Kriging Neighbourhood Analysis
Search (Samples 12 - 20)
44.88, 19.8, 13.86
61.2, 27, 18.9
68, 30, 21
102, 45, 31.5
136, 60, 42
Kriging Neighbourhood Analysis
Block Discretisation (Search Ranges 68, 30, 21)
1, 1, 1
2, 2, 2
5, 5, 2
5, 5, 5
5, 10, 5
3, 3, 2

At KCD, Sessenge, Sessenge SW, Gorumbwa, Pamao, Pamao South, Aerodrome, and Oere deposits, the search ellipse in run 1 was setup in line with the second ranges of the variogram models, which typically corresponded to 80% of the total sill. The typical variograms modelled in KCD show extended ranges associated with the last C3 structure (typically, representative of the final 20% of the sill). The search ellipse in run 2 was setup in line with the full ranges of the variogram models. The third pass was one and a half times the full variograms model ranges and the fourth pass was double the variogram model range. In rare cases, a fifth pass was employed to ensure that a limited amount of edge blocks received grade estimates. In some cases, for example Pakaka, Kombokolo, Megi-Marakeke-Sayi, Kalimva, Ikamva, Mengu Hill or where drill spacing is too wide to inform the variogram at short spacing (Mengu Village), a similar multiple pass interpolation was employed, but slightly different search distances in relation to the variograms were used. Due to the large number of domains within each of the Kibali deposits, a small subset of the KCD QKNA parameters is shown in the table below.

KCD example QKNA parameters

Domain	OP/ UG	Block Size (m)			Run	Search Radius (m)			No. of Samples		Max Samples Per Drill Hole	Discretisation			High-Grade Yield (g/t)	High-Grade Yield Restriction		
		X	Y	Z		Y	X	Z	Min	Max		X	Y	Z		X	Y	Z
5101 Infill GC	OP	5	5	2.5	1	35	15	10	9	15	3	5	5	5	62.63	10	10	5
					2	70	30	20	9	12	3	5	5	5	62.63	10	10	5
					3	105	45	30	6	12	-	5	5	5	62.63	10	10	5
					4	140	60	40	4	12	-	5	5	5	62.63	10	10	5
					5	525	225	150	4	12	-	5	5	5	62.63	10	10	5
5101 Infill GC	UG/OP	5	10	5	1	35	15	10	12	18	4	5	5	5	62.63	10	10	5
					2	70	30	20	10	16	4	5	5	5	62.63	10	10	5
					3	105	45	30	6	12	-	5	5	5	62.63	10	10	5
					4	140	60	40	4	12	-	5	5	5	62.63	10	10	5
					5	525	225	150	4	12	-	5	5	5	62.63	10	10	5
	UG	5	10	5	1	35	15	10	12	18	4	5	5	5	62.63	10	10	5
					2	70	30	20	10	16	4	5	5	5	62.63	10	10	5
5003 Advance GC					3	105	45	30	6	12	-	5	5	5	62.63	10	10	5
					4	140	60	40	4	12	-	5	5	5	62.63	10	10	5
					5	525	225	150	4	12	-	5	5	5	62.63	10	10	5

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Block models

Consideration is given for selectivity during mine design and planning when selecting an appropriate block size. Selective Mining Units (SMUs) reflect the geological knowledge of the deposit and balancing equipment efficiency and anticipated ore loss and dilution. Block sizes used on each deposit and domain are based on the data density, directly linked to the drill campaign (GC, AGC or exploration). Block sizes are typically one half to one third the drilling spacing.

Wireframes are built to define the three drill campaign areas at Kibali, which are grade control, advance grade control and exploration/Mineral Resource drilling, listed in order of decreasing drillhole density. The drill campaign wireframes control the maximum size of the blocks that are built in a specified block model area, allowing the estimation to be carried out on a parent block size appropriate to each drill campaign, within a single block model. Sub-blocking was used to define the geological and domain contacts to an acceptable level of accuracy within the block model, allowing a higher resolution when the model is interpolated.

The search strategy used was based on the variogram results obtained through considering the data distribution for each of the domains. The search ellipsoids were orientated optimally for each domain, considering the plunge and dip of the wireframe.

Each pass is completed using a varying degree of restrictions before any given block can be estimated. In total, four passes were used on every block model, each with increasing search radius representing the decreasing confidence in the blocks for each subsequent run. In rare situations, a fifth pass was considered to fill a small number of edge blocks with grades, typically in conceptual/exploration target zones.

Dolerite dykes were wireframed and coded into the block with the relevant grade field set to zero as default. All block models use a standardised attribute field setup to ensure consistency of nomenclature and data capture across all deposits within Kibali.

For all deposits, gold grades are estimated using OK. For Sessenge, Pakaka, and Aerodrome arsenic grades are also estimated using OK.

Dynamic anisotropy

Many of the models since 2017 were estimated using the dynamic anisotropy (DA) functionality within Vulcan™ software. At Kibali, DA surfaces are modelled for each domain. These are usually simple surfaces that trend through the middle of the 3D mineralisation wireframes, orientation data from which is written to the block model and used to orientate the search neighbourhood.

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Example of a dynamic anisotropy surface from KCD domain 5002.




Elev (Z)
+5600
+5550
+5450
+5400
+5350
+5300
+5250
+5200
Dynamic Anisotropy guiding surface
5002 Mineralization domain
+345400
+345300
+345200
+345100
+345000
+344800
+787400
+787500
+787600
+787700
+787800
+787900
+788000
East (X)
Plunge +24
Azimuth 348
0
125
250
375
500

Source: Kibali Goldmines, 2021

Notes:

1. Dynamic Anisotropy surface (Red), and 5002 Mineralised domain (brown)
2. Looking northwest

Topography

The topography has been defined using a 2m contoured LiDAR digital terrain model (DTM). This DTM covers the entire project area as required for mine design purposes. The surface was checked against known drill hole collar elevations, and an acceptable match was found.

Original data was captured in UTM WGS84 Zone 35N with elevation. For the purposes of converting the elevation from UTM to mine grid, +5,000m was applied to the elevation. Once the conversion was completed, all data (i.e., drill holes, DTM, 3D wireframes, and block models) were checked to ensure that they all use the same mine grid system.

Bulk density

Density values were measured from DDI core samples by applying the Archimedes Principle:

$$\text{density} = \text{weight (in air)} \div (\text{weight (in air)} - \text{weight (in water)})$$

Bulk density measurements were carried out on the fresh, transition, and saprolite material for both mineralised and waste rock using this water immersion method.

A single density value is hard-coded to the block model for each estimation domain based on lithology and weathering status. The data is reviewed to remove any outliers that may exist and coded for the different mineralisation lodes. These outliers are noted to be mostly at the contacts of different weathering zones. All diamond drilling undertaken is sampled for density on routine basis. The sample selection is divided by the logged lithology, alteration and weathering type.

Validation

Before, during and after the block models were classified, validation checks were undertaken on the block model volumes and estimated grades to ensure that no major errors occurred during the model build or estimation process, as well as testing the precision, accuracy, and assess any bias in the estimated grades. The block models were validated using the following steps:

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1. Volume Reconciliation between the block model estimation domains and related wireframes. The table below summarises the variance between the wireframe and block model volumes across all deposits.

Deposit	Wireframe Volume (m^3)	Block Model Volume (m^3)	Variance (%)
KCD UG	101,607,249	101,527,016	0%
KCD OP	23,599,755	23,593,672	0%
Sessenge	5,992,984	5,921,703	0%
Gorumbwa	11,025,860	11,031,844	0%
Pakaka	12,365,957	12,366,826	0%
Kombokolo	2,984,241	2,984,110	0%
Pamao	13,697,374	13,688,344	0%
Pamao South	1,729,009	1,728,547	0%
Mengu Village	4,123,637	4,119,742	0%
Megi-Marakeke-Sayi	10,265,978	10,266,791	0%
Kalimva Ikamva	14,551,715	14,553,578	0%
Mengu Hill	4,123,637	4,119,742	0%
Aerodrome	1,059,927.82	1,059,593.75	0%
Oere	29,364,412.50	29,350,812.50	0%

2. A check of the number of the blocks estimated with negative grades due to excessive negative kriging weights have been reset to the anisotropic nearest block grade of the closest sample.
3. A comparison between the data minimum, maximum, mean, declustered mean and the estimation mean for each of the domains (within the open pit or underground drill campaigns is created). This is completed to check for possible over or under estimation.
4. Swath plots are created for each geological domain to validate the estimated grade variability compared to the composite along strike, across strike and Z axis. This is to check that the model estimate follows the trends seen in the data and that there is no general bias with over or under estimation. Areas with less data support are also highlighted for further drilling and geological work. The swath plots for Kibali show the confidence for the deposit is within acceptable limits and that conditional bias is kept to a minimum.

An example for KCD 3000 Lode, domain 3106.


Validation Trend Plot
domain = 3106, 5m STRIKE(45)
Naive Mean
Declustered Mean
Sample Count
Data: aucap [@40] [kcd_budget_20210707_cmp_entry.csv]
Filters: domain = 3106
Estimate Mean
au_ok [(KCD_BUDGET_20210707.csv)]
Filters: domain = 3106
Density: 1
aucap [@40] Average Grade
Number of Samples
Strike Slice Index

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5. Visual check comparing the composite data to the block estimates to check for an acceptable correlation.

An example of the visual checks.


SAMPLES : AU_GC_UG1
0.000 <= < 0.500
0.500 <= < 0.900
0.900 <= < 1.500
1.500 <= < 2.000
2.000 <= < 2.500
2.500 <= < 3.500
3.500 <= < 5.000
5.000 <= < 8.000
8.000 <= < 12.000
12.000 <= < 9999.000
5102 HG domain
5002 LG domain
5440 L
5420 L
5400 L
5380 L
5360 L
5340 L
25 m
N
E
S
W
Bearing:44
Dip:-0

6. Change of support (COS) histogram plots which, compare the distribution of the block estimate with the distribution of the change of support local block estimate. These COS graphs demonstrate how the variance is reduced from the composited data to the change of support value of each composite. In addition, decluster plots are generated to compare the ordinary kriged block estimate against the local change of support block estimate.

An example of COS histogram plots.


LODE 3106
Frequency %
40
35
30
25
20
15
10
5
0
0.01
0.1
1
10
100
1000
AUPPM
CMP_DATA
COS_data
COS_EST
AU_OK_EST

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An example of decluster plots are generated to compare the ordinary kriged block estimate against the local change of support block estimate.


Decluster Plot 3106
100
10
1
0.1
0.01
au_ok
0.01
0.1
1
10
100
au_local_cos

11.3 Mineral Resource classification and uncertainty

Under the CIM definitions (CIM Standards on Mineral Resource and Mineral Reserve Definitions and Guidelines, 2014), a "Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade, density, shape, and physical characteristics need to be established with sufficient confidence sufficient to allow the application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit".

An Indicated Mineral Resource is "that part of a Mineral Resource for which "quantity, grade, density, shape, and physical characteristics need to be established with sufficient confidence sufficient to allow the appropriate application of modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit". An Indicated Mineral Resource has a lower level of confidence than a Measured Mineral Resource.

An Inferred Mineral Resource is "that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade continuity or quality continuity'. An Inferred Mineral Resource has a lower level of confidence than an Indicated and Inferred Mineral Resource and must not be converted to a Mineral Reserve.

Mineral Resource Classification was based on geological continuity and drill data density, variogram range continuity and stability, as well as estimation quality in form of slope of regression (SR) and kriging efficiency (KE). This was carried out by displaying the estimated blocks (SR and KE), together with the supporting data as a guide. The general Mineral Resource classification parameters are presented the table below.

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Mineral Resource classification parameters

Statistic	Deposit	Measured	Indicated	Inferred
Minimum Samples		8	6	4
Minimum Consecutive Sections		4	Good Geological Continuity	-
Max Drilling Density	KCD OP	10m by 5m or 20m by 5m	40m by 30m	80m by 80m
	KCD UG	25m by 10m	40m by 40m	80m by 80m
	Gorumbwa	10m by 5m or 15m by 10m	20 by 10 or 30 by 30	80m by 80m
	Pakaka	20m by 10m or 20m by 5m	40m by 40m	80m by 60m
	Sessenge	10m by 10m	40m by 40m	80m by 80m
	Pamao	10m by 10m	20 by 20	80m by 80m
	Pamao South	NA	20 by 20	40m by 40m
	Kombokolo	10m by 5m or 10 by 10m	30m by 30m	80m by 80m
	Mengu Village	-	-	40m by 40m to 80m by 40m
	Megi-Marakeke-Sayi	-	30m by 30m	80m by 80m
	Kalimva-Ikamva	10m by 5m	20m by 20m	40m by 20m
	Aerodrome	10m by 10m	20m by 20m	40m by 40m
	Mengu Hill	10m by 5m	30m by 20m	80m by 60m
	Oere	NA	20m by 20m	40m by 40m

For Indicated Mineral Resource, there are some allowances for areas where drilling density is lower but successive drilling campaigns have shown there is grade and geological continuity.

The application of optimised Mineral Resource shapes applies reasonable mineability constraints including a minimum mining width, a reasonable distance from current or planned development, and a measure of assumed profitability at the related Mineral Resource cut-off grade. This change in reporting method has removed isolated areas of mineralisation and lowered the grade of the reported underground Mineral Resource by reporting all material, geologically classified as ore, within each mineable shape, whilst ensuring the overall shape meets the Mineral Resource cut-off grade. Thereby ensuring that the Mineral Resource is reported in line with industry best practise with specific regard to underground Mineral Resource only being reported if there is an intention to mine the material.

In 2017, Optiro completed a Mineral Resource audit at Kibali which included the KCD underground model in line with comments and recommendations in the 2016 Mineral Resource report. This is due to the substantial advanced grade control drilling completed to understand the bias in drill direction of the sub vertical underground lodes. Optiro acknowledged that the estimation of Mineral Resource at Kibali is complex, with a number of very large models. Kibali has tackled the estimation in a systematic way, with largely common approaches to compositing, top cuts, declustering, KNA, estimation parameters, classification, and validation. The documentation of the estimation and validation is generally very comprehensive. The processes follow good to best industry practice.

The KCD underground Mineral Resource and geological model has been significantly affected by a sampling bias with the FS drilling data being conducted from surface. This has meant that some of the sub vertical lodes such as 9105 and 5101 were initially delineated using sub-optimal drill directions. Since 2016, there has been a significant quantity of AGC drilling conducted from the underground development where the drilling could be completed with perpendicular angles of intersection to the primary 9105, 5101, and 5110 ore lodes. The results of this drilling have significantly improved the modelled definition of the banded ironstone as the marker unit for the km-scale NE plunging fold structure, which acts as the primary control on the positioning of the 5000 and 9000 ore lodes and delineated zones of internal waste within the 9105. This has resulted in a significant model change which affected both the 2017 Mineral Resource and Mineral Reserve.

The Qualified Person is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimate.

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In the Qualified Person's opinion, there are no significant risks and uncertainties that could reasonably be expected to affect the reliability or confidence in the exploration information, Mineral Resource, or Mineral Reserve estimates.

11.4 Mineral Resource summary

The Mineral Resource estimates have been prepared according to the CIM 2014 Definition Standards for Mineral Resource and Mineral Reserve dated 10 May 2014 (CIM (2014) Standards) as incorporated with NI 43-101 Standards of Disclosure for Mineral Projects (NI 43-101). Mineral Resource estimates were also prepared using the guidance outlined in CIM Estimation of Mineral Resource and Mineral Reserve Best Practice Guidelines 2019 (CIM (2019) MRMR Best Practice Guidelines). An independent external review of the Mineral Resource and Mineral Reserve was undertaken in 2021 by RSC Mining and Mineral Exploration on behalf of the managing partner Barrick and found no significant flaws.

The cut-off grade selected for reporting each open pit Mineral Resource corresponds to the in situ marginal cut-off grade at either fresh, transitional or saprolite oxidation states, using a gold price of $1,500/oz. The pit shell selected for limiting the Mineral Resource also corresponds to a gold price of $1,500/oz. Reasonable prospects for economic extraction are demonstrated as a result of this pit optimisation process. Underground Mineral Resource was reported using MSO, effectively within a minimum mineable stope shape, applying reasonable mineability constraints, including a 4.5m minimum mining width, a reasonable distance from current or planned development, and a measure of assumed profitability at the related Mineral Resource cut-off grade, thus deemed as having reasonable prospects for economic extraction.

Stockpiles are comprised of mineralised material stored at the surface run of mine (ROM) pad, originating from both OP and UG production. Each stockpile is filled with similar material types, with an established grade range and oxidation state, tracked as part of normal mining operations and metal accounting. The stockpiles are measured by weekly drone survey. Grade and tonnage of OP stocks are estimated according to source dig blocks and number of truck counts, using a weighbridge to adjust for fluctuations in both density and truck fill factor. Grade and tonnage of UG stocks are estimated according to shaft skip weights and ore pass truck counts and their source blasts from stopes, adjusting for the presence of paste dilution.

The assumptions used to generate cut-off grades for Mineral Resource estimation are based on operational data. A gold price of $1,500 is used in line with Barrick corporate guidelines, which considers long-term gold price forecasts. Open pit Mineral Resource is Mineral Resource within the $1,500/oz pit shells reported at various cut-off grades based on oxide state, with a minimum cut-off grade of 0.48g/t and maximum cut-off grade of 1.62g/t and a tonnage weighted average cut-off grade of 0.77g/t.

Underground Mineral Resource in the KCD deposit is Mineral Resource, which meets a cut-off grade of 1.62g/t when reported in situ within a minimum mineable stope shape, at a gold price of $1,500/oz. An example of how the cut-offs are determined are shown below for KCD open pit and UG.

KCD open pit Mineral Resource

The cut-off grade calculations for the KCD open pit Mineral Resource is summarised in the table below.

KCD open pit Mineral Resource parameters

Material Type	Unit	Oxide	Trans	Fresh
Waste cost	$/t mined	2.92	2.97	3.09
Extra Ore cost – GC + ore – rehandle + overhaul	$/t mined	1.27	1.27	1.27
GC only	$/t mined	0.75	0.75	0.75
Dilution	%	10%	10%	10%
Ore loss	%	3%	3%	3%
Process cost	$/t milled	15.04	15.04	17.85
Processing recovery	%	90.1	90.1	86.1
General and Administration (G&A)	$/t milled	8.47	8.47	8.47
Gold price (Mineral Resource)	$/oz	1,500	1,500	1,500
Gold royalty (4.7%)	$/oz	70.50	70.50	70.50
Total process cost	$/t milled	15.04	15.04	17.85
Total mining cost	$/t ore mined	24.69	25.08	26.04
Marginal *in situ* cut-off grade	g/t	0.60	0.60	0.70
Strip ratio	7.0			

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The average tonnage weighted cut-off grade for the KCD open pit is 0.69g/t.

KCD underground Mineral Resource

The cut-off grade calculations for the KCD underground Mineral Resource is summarised in the table below.

KCD underground Mineral Resource parameters

Material Type	Unit	Fresh
Mine production	$/t mined	36.17
Capital	$/t mined	3.97
Process cost	$/t milled	17.85
Processing recovery	%	90%
G&A	$/t milled	8.47
Gold royalties (4.7%)	$/oz	70.50
Gold price (Mineral Resource)	$/oz	1,500
Total unit cash cost	$/t milled	66.46
Mining cut-off grade	g/t	1.62

For the current KCD Mineral Resource, MSO shapes were used to differentiate blocks that demonstrate reasonable prospects of economic extraction. This reporting method of using stopes, not blocks, excludes high-grade blocks that are geometrically isolated and can in fact include blocks at lower grades, but that are geometrically contiguous.

For KCD, 3D exclusion solid shapes were manually constructed post MSO computation, to ensure no accumulation of unrecoverable mineralised blocks in the current Mineral Resource.

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KCD 3D exclusion solid shapes 2019 to 2021


5900 L
5800 L
5700 L
5600 L
5500 L
5400 L
5300 L
5200 L
5100 L
Underground development
2019 Exclusion solid
2021 Exclusion solid
2020 Exclusion solid
300 m
N
W
E
S
Bearing:137
90
-90

A marginal mined cut-off grade of 1.62g/t at $1,500/oz defines the KCD UG optimised mineable stope shapes, within an underground reporting limit wireframe solid, with varying upper elevation (RL). This varying RL now limits the 5000 Lode to 5680mRL, and 3000 Lode to 5682.5mRL for the current Mineral Resource estimate. This varying RL was put in place to ensure that all material that forms part of the UG Mineral Resource is excluded from the OP Mineral Resource.

The MSO is executed with parameters that are less restrictive than those used for Mineral Reserve calculation. Stope orientation changes and stope sizes are more flexible, as well as a proportion of waste included. All stope orientations are set to follow wireframe surfaces modelled on deposit structure.

Visual checks were undertaken on blocks that were not included in the MSO shapes primarily due to geology and the shapes of mineralised lodes. These blocks would have been included in the Mineral Resource estimation if a cut-off grade only approach had been used.

Exclusive gold Mineral Resource (attributable, 45%)

Kibali		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Open pit	Measured	1.44	2.51	3.61	0.12
	Indicated	6.26	1.95	12.24	0.39
	Measured & Indicated	7.70	2.06	15.85	0.51
	Inferred	3.69	2.10	7.76	0.25
Underground	Measured	6.19	3.34	20.68	0.67
	Indicated	13.56	3.13	42.39	1.36
	Measured & Indicated	19.75	3.19	63.07	2.03
	Inferred	6.59	3.03	19.98	0.64
Total	Measured	7.62	3.19	24.29	0.78
	Indicated	19.82	2.76	54.63	1.76
	Measured & Indicated	27.45	2.88	78.92	2.54
	Inferred	10.29	2.76	27.74	0.89

11.5 Qualified Person's opinion

The Qualified Person is not aware of any environmental, permitting, legal, title, socioeconomic, marketing, metallurgical, taxation or other relevant factors, which could materially affect the Mineral Resource estimate.

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12 Mineral Reserve estimates

As of 31 December 2021, the total Proven and Probable Mineral Reserve in open pits, underground, and stockpiles (100% basis) is estimated to be 83Mt at an average grade of 3.60g/t, containing approximately 9.6Moz Au.

CIM Definition Standards for Mineral Resource and Mineral Reserve (CIM (2014) Standards) were used for Mineral Reserve classification. Mineral Reserve estimates were also prepared using the guidance outlined in CIM Estimation of Mineral Resource and Mineral Reserve Best Practice Guidelines 2019 (CIM (2019) MRMR Best Practice Guidelines).

The Mineral Reserve has been estimated from the Measured and Indicated Mineral Resource and do not include any Inferred Mineral Resource. The estimate uses updated economic factors, the latest Mineral Resource and geological models, geotechnical and hydrological inputs, and metallurgical processing and recovery updates. The QPs responsible for estimating the Mineral Reserve have performed an independent verification of the block model tonnes and grade, and in their opinion the process has been carried out to industry standards.

The year-end 2021 Mineral Reserve estimate shows a net increase of 0.19Moz Au when compared to the estimate for year-end 2020. This is mainly due to positive model changes resulting from infill grade control drilling, new deposits, pit size changes and various adjustments to the economic parameters, partially offset by mining depletion.

The QPs have performed an independent verification of the block model tonnes and grade, and in their opinion, the process has been carried out to industry standards.

The QPs are not aware of any environmental, legal, title, socioeconomic, marketing, mining, metallurgical, infrastructure, permitting, fiscal, or other relevant factors that could materially affect the Mineral Reserve estimate.

12.1 Key assumptions, parameters and methods used

The Mineral Reserve estimates use the block models prepared by the QP responsible for Mineral Resource estimation. The Mineral Reserve tonnages and grades are estimated and reported as delivered to plant (the point where material is delivered to the processing facility).

KCD, Sessenge, Aerodrome, and Gorumbwa are active open pits, therefore the block models were depleted with end-of-the-year (EOY) pit surveys.

The KCD block model is used for both the underground and open pit Mineral Reserve estimation. Four main mineralised zones, 5101, 5102, 9101, and 9105, comprise most of the underground Mineral Reserve, while five other mineralised zones, 3101, 3102, 5104, 5105, and 5110, contribute the remaining 12% of the Mineral Reserve.

The estimation was undertaken using Datamine Studio 5D™ software. The block models used were sub cell block models. The geological zones (including mineralised zones) were defined by three dimensional wireframes solids and surfaces. Both the block models and wireframes were created in Maptek Vulcan™ by the Barrick geological team. The block models and wireframes were converted to a Datamine format for use in Datamine Studio 5D™. The 2021 Mineral Reserve estimation process was estimated by manually updating MSO generated stope shapes, which had been generated using the July 2021 block model.

The process undertaken for estimation of the 2021 underground Mineral Reserve was as follows:

- Define mining method by area, based on the geometry, geotechnical considerations, and the mine development requirement to access the orebody.
- Review the historical and LOM planned costs to determine cut-off grades.
- Use the MSO to evaluate the geological block model mineralisation and determine the areas to be included and the overall mining shapes. Due to geotechnical, productivity and practical

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 89 mining constraints, the MSO shapes have not been used for the Mineral Reserve Estimate. The resulting stope shapes were digitised as required. • Manually create stope section strings to follow geological block model mineralisation above cut- off grade, using the MSO shapes as a guide. Strings are based on level intervals determined in the previous Mineral Reserve estimate. Planned dilution is included in the stope shape to create a mineable stope shape. • Create mineable stope wireframes from the strings. • Deplete the stope wireframes by the parts of the mine survey solids that intersected them to remove development drives and parts of stopes. • Evaluate stope wireframes against the geological block model (estimate the tonnes, grade and ounces of the stopes). • Design the development required to access the mineable stopes. • Use Enhanced Production SchedulerTM (EPS) from Datamine to calculate the diluted mined tonnes, grades and contained metal. This included mining dilution added as a varying percentage depending on hangingwall exposure, stope sequence (primary, secondary, advancing transverse or longitudinal) and number of paste fill exposures. Mining loss was subtracted as a percentage from diluted tonnes and contained metal. • Assess economics of mining areas and mining individual stopes. • Exclude sub-economic stopes from the short term and LOM plan. • Classify the Mineral Reserve into Proven and Probable Mineral Reserve on a proportional basis. For the open pit mines, economic pit shells were generated using the Lerchs-Grossman algorithm within WhittleTM software and then used in the open pit mine design process and Mineral Reserve estimation. For the KCD underground mine, Datamine MSO was used to evaluate the geological block model to create overall mining shapes. Preliminary stope wireframes were created and planned dilution was added to the mineable stope shape. Datamine EPS software was used to estimate the diluted mined tonnes, grade, and contained metal of the Mineral Reserve. Stopes with a diluted grade below the cut-off grade (2.02g/t) were excluded from the Mineral Reserve. A financial model was constructed to demonstrate that the Mineral Reserve is economically viable. Assumptions Assumptions considered for the 2021 Mineral Reserve by Barrick are: • Dilution factor has been applied based on the nature of the orebody and mining equipment selected. A 10% dilution factor is applied to the open pit ore. This has proven to be accurate on a global basis by mine to mill reconciliations while mining the various pits. • Dilution of 2% has been applied on primary stopes with hangingwall exposure and no paste exposure. • Dilution of 4.0% has been applied on primary stopes with no hangingwall exposure but with a paste fill face. • Dilution of 4.3% has been applied on primary stopes with hangingwall exposure and having geotechnical structure intersecting it. • Dilution of 6.4% has been applied on primary stopes with no hangingwall exposure but with a paste fill face and having geotechnical structure intersecting it. • Dilution of 7.0% has been applied on secondary stopes with hangingwall exposure and two faces of paste fill exposure. • Dilution of 12.5% has been applied on secondary stopes with no hangingwall exposure and three faces of paste fill exposure. • Dilution of 10.0% has been applied on secondary stopes with hangingwall exposure, exposure to two faces of paste fill and having geotechnical structures intersecting it. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 90 • Dilution of 12.5% has been applied on secondary stopes with no hangingwall exposure but with three faces of paste fill and having geotechnical structures intersecting it. • Dilution of 6.0% has been applied on transverse advancing face stopes with hangingwall exposure and no paste exposure. • Dilution of 6.0% has been applied on transverse advancing face stopes with no hangingwall exposure and two faces of paste fill exposure. • Dilution of 6.0% has been applied on transverse advancing face stopes with hangingwall exposure, no paste fill face exposure but with geotechnical structures intersecting it. • Dilution of 6.0% has been applied on transverse advancing face stopes with no hangingwall exposure, exposure to three faces of paste fill and intersecting with geotechnical structures. • Dilution of 4.0% has been applied on longitudinal stopes with footwall and hangingwall, a paste fill face exposure and intersecting with geotechnical structures. • Dilution of 4.5% has been applied on longitudinal stopes with no hangingwall exposure but footwall and a paste fill face exposure. • Dilution of 15.0% has been applied on stopes with Lower Paste UCS stopes adjacent to it. • Mining recovery factor of 95.4% has been applied on primary stopes with hangingwall exposure and no paste exposure. • Mining recovery factor of 92.5% has been applied on primary stopes with no hangingwall exposure but with a paste fill face. • Mining recovery factor of 90.5% has been applied on primary stopes with hangingwall exposure and having geotechnical structures intersecting it. • Mining recovery factor of 91.0% has been applied on primary stopes with no hangingwall exposure but with a paste fill face and having geotechnical structures intersecting it. • Mining recovery factor of 90.7% has been applied on secondary stopes with hangingwall exposure and two faces of paste fill exposure. • Mining recovery factor of 88.5% has been applied on secondary stopes with no hangingwall exposure and three faces of paste fill exposure. • Mining recovery factor of 85.0% has been applied on secondary stopes with hangingwall exposure, exposure to two faces of paste fill and having geotechnical structures intersecting it. • Mining recovery factor of 86.0% has been applied on secondary stopes with no hangingwall exposure but with three faces of paste fill and having geotechnical structures intersecting it. • Mining recovery factor of 90.0% has been applied on transverse advancing face stopes with hangingwall exposure and no paste exposure. • Mining recovery factor of 90.0% has been applied on transverse advancing face stopes with no hangingwall exposure and two faces of paste fill exposure. • Mining recovery factor of 88.0% has been applied on transverse advancing face stopes with hangingwall exposure, no paste fill face exposure but with geotechnical structures intersecting it. • Mining recovery factor of 86.0% has been applied on transverse advancing face stopes with no hangingwall exposure, exposure to three faces of paste fill and intersecting with geotechnical structures. • Mining recovery factor of 90.0% has been applied on longitudinal stopes with footwall and hangingwall, a paste fill face exposure and intersecting with geotechnical structures. • Mining recovery factor of 92.0% has been applied on longitudinal stopes with no hangingwall exposure but footwall and a paste fill face exposure. • Mining recovery factor of 75.0% has been applied on stopes with Lower Paste UCS stopes adjacent to it. • A 97% mining recovery factor has been applied to all open pit deposits and found to be conservative from historical achievement. Summary Mineral Reserve modifying factors are shown below, including the mining recovery factor (MRF), mine call factor (MCF) and metallurgical recovery factor (MetRF). AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 91 Mineral Reserve modifying factors. as at 31 December 2021 Primary commodity price Local price of primary commodity unit Cut-off grade g/t Stoping width cm Dilution % % MRF (based on tonnes) % MCF MetRF % Kibali -open pit 1,200 $/oz 1.50 - 10.0 97.0 97.0 89.0 Kibali - underground 1,200 $/oz 2.02 2,990 4.7 91.6 97.0 90.0 Kibali - stockpile 1,200 $/oz 0.55 - - - 97.0 86.8 12.2 Cut-off grades Underground The underground Mineral Reserve cut-off grade is updated once a year using inputs parameters based on recent operating experience, projected costs, and Barrick corporate guidance. The cut-off grade parameters are as follows: • Gold price per ounce • LOM production costs • Processing recovery • Processing costs • G&A costs • Royalty costs A break-even cut-off grade (BCOG) is used for Mineral Reserve estimation. All stopes and development material that fail to meet the BCOG are classified as waste. Incremental cut-off grade (ICOG) is used on the case-by-case basis. BCOG is the grade of material that will generate revenue from the sale of the finished product at the metal price after applying the cost of mining, transporting/hauling, processing, royalties, and general and administrative (G&A). It is defined using the following formula: 𝐵𝐶𝑂𝐺 = PC + MC + G&A REC X (MP X (1 − RO) − SC) • PC: Total processing operating costs (include process sustaining capital) ($/t) • MC: Total mine operating costs (include secondary development and mining sustaining capital, exclude capital development costs) ($/t) • G&A: General and administrative costs ($/t) • REC: Planned recovery of the metal (%) • MP: Selling price of metal ($/oz) • RO: Royalty (%) • SC: Selling costs (include smelter, refinery and transportation costs as required) ICOG is applied to the mineralised part of the deposit below the BCOG that can incrementally add value to the operation under certain circumstances. It is used in the following circumstances: • When mine development goes through low-grade material in order to expose higher-grade production areas or stopes. • When there is low-grade material near an already developed part of the mine. However, this low-grade material should never displace available higher-grade material above the BCOG. These materials are assessed on a case-by-case basis and may be scheduled for mining toward the end of the LOM if practical. • When the mill is operating at capacity and the mine has the ability to provide material for placements in the stockpiles that can be economically processed at a later stage. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 92 The ICOG carries only the variable portion of the mining costs (drilling, blasting, mucking, hoisting), process operating costs, G&A costs, royalties, and re-handling costs if stockpiling is required. Development costs (capital or operating) are only included if the development is required to mine the incremental ore. ICOG is calculated using the following formula: 𝐼𝐶𝑂𝐺 = PC(var) + MC(var) + G&A(var) REC X (MP X (1 − RO) − SC) • PC (var): Variable processing operating costs (excludes process sustaining capital) • MC (var): Variable mining operating costs (excludes mining sustaining capital) • G&A (var): Variable G&A operating costs (excludes G&A sustaining capital) • REC: Planned recovery of the metal (%) • MP: Selling price of metal ($/oz) • RO: Royalty (%) • SC: Selling costs (include smelter, refinery and transportation costs as required) The table below shows the BCOG and ICOG calculation for the Underground Mineral Reserve. Kibali underground cut-off grade calculation Description Units BCOG ICOG Development ICOG Stoping Gold price $/oz 1,200 1,200 1,200 Process plant gold recovery % 90.0 90.0 90.0 Royalty % 4.7 4.7 4.7 Mine production and backfill $/t mined 36.17 5.18 25.32 Sustaining capital $/t mined 3.97 Processing $/t milled 17.85 17.85 17.85 Site G & A $/t milled 8.47 8.47 8.47 Total unit cash costs $/t milled 66.47 31.51 51.65 Mining cut-off grade g/t 2.02 0.96 1.57 The 2021 underground Mineral Reserve cut-off grade is 2.02g/t, compared to 2.09g/t used in 2020. The decrease in the cut-off grade is mainly driven by higher process recovery and lower processing and G&A costs. The reduction of the G&A and processing cost is mainly driven by the additional tonnes mined and processed on an annual basis within the new LOM. Open pit The Mineral Reserve is based on a marginal cut-off grade. Mineral Resource contained within the final pit designs were evaluated against these cut-off grades to produce the open pit Proven and Probable Mineral Reserve. Cut-off grade sensitivities were trialled by adjusting the gold price and modelling it at several scenarios and sensitivities. The cut-off grades have been estimated for each material type for all nine Mineral Reserve pits included in the 2021 Mineral Reserve estimate. These are based on a gold price of $1,200/oz for all pits, with the exception of $1,300/oz for the Sessenge and Oere pits, and $1,500/oz for the Aerodrome pit and include dilution, royalties, processing costs and recoveries, G&A costs, and ore mining costs. Royalties payable to the DRC government remained unchanged from the year-end 2020 estimate. A total royalty of 4.7% of gold revenue inclusive of 1% shipment fees was used for the year-end 2021 estimate. Processing costs for the year were reviewed as there was a slight change compared to the 2020 LOM projections. The G&A cost was reviewed based on LOM expectations and actuals for the year end 2021. A downward adjustment of 9% was noted and this was subsequently applied in the 2021 Mineral Reserve estimation.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

The mining costs used for the 2021 pit optimisations were derived from the KMS 2020 budget unit plan (BUP) and Long-Term Review (LTR) pricing for the Kibali open pit operations.

Mining Cost Adjustment Factors (MCAF) were generated from various bench by bench waste mining costs received for all deposits. The waste mining cost is inclusive of fuel cost, drill and blast cost per bench, pre-split cost, explosive cost per tonne, mining departmental cost, pit dewatering, rehabilitation cost, and contractor fixed costs.

The MCAF were then imported into their respective block models and assigned to the corresponding benches in Surpac™ software for the creation of economic block models. Then, pit optimisations are conducted to support the final pit shell as well as intermediate pit phases (or cutbacks)

12.3 Mineral Reserve classification and uncertainty

The Mineral Reserve is classified as Proven, and Probable based upon the confidence levels determined in the Mineral Resource and the confidence of the appropriate modifying parameters. These accurately reflect the Qualified Persons views of the deposit.

For the open pit mines, economic pit shells were generated using the Lerchs-Grossman algorithm within Whittle™ software and then used in the open pit mine design process and Mineral Reserve estimation.

The confidence categories of the Mineral Reserve are assigned as per CIM (2014) Standards. On a proportional basis, Mineral Resource that is classified as Measured or Indicated are converted to Proven and Probable Mineral Reserve. Inferred Mineral Resource is excluded and not classified as Mineral Reserve. Underground stope designs were updated from the previously reported Mineral Reserve using the latest Mineral Resource models.

All Mineral Reserve, including Aerodrome, Sessenge, and Oere are profitable at $1,200/oz sales price and thus the Mineral Reserve and supporting cash flow statements are reported at $1,200/oz. This is in line with Barrick corporate guidelines, which considers long-term gold price forecasts.

The following formulae are used for proportionally converting Mineral Resource into Mineral Reserve:

- Proven Mineral Reserve = (Measured Material + % Measured Material x Waste Material) x Recovery x Dilution
- Probable Mineral Reserve = (Indicated Material + % Indicated Material x Waste Material) x Recovery x Dilution

The location of the Proven and Probable Mineral Reserve is shown in the figure below. Modifying factors for planned and unplanned rock dilution, backfill dilution and ore loss were applied to obtain the reported Mineral Reserve. Metallurgical, environmental, social, legal, marketing and economic factors were adequately considered in the Kibali FS and have been updated as the project has developed.

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Kibali underground Mineral Reserve classification (Looking NW)


6,100RL
6,000RL
5,900RL
5,800RL
5,700RL
5,600RL
5,500RL
5,400RL
5,300RL
5,200RL
5,100RL
5,000RL
4,900RL
4,800RL
N
LEGEND
Color
PROBABLE
PROVEN
ASBUILT
DEVELOPEMENT
1:6250
0
100
200
300
400
500
600

Source: Kibali Goldmines, 2021

12.4 Mineral Reserve summary

The Mineral Reserve has been estimated from the Measured and Indicated Mineral Resource and does not include any Inferred Mineral Resource. The estimate uses updated economic factors, the latest Mineral Resource and geological models, geotechnical and hydrological inputs, and metallurgical processing and recovery updates.

Mineral Reserve Cut-off grades estimated as follows:

- Open pit: 1.5 g/t
- Underground: 2.02 g/t
- Stockpiles: 1.76 g/t

"The Mineral Reserve is estimated as at 31 December 2021 and tonnages and grade are reported as delivered to plant (the point where material is delivered to the processing facility). Open pit selection is based on a gold price of $1,200/oz for all pits, with the exception of $1,300/oz for the Sessenge and Oere pits, and $1,500/oz for the Aerodrome pit. All Mineral Reserve, including Aerodrome, Sessenge, and Oere are profitable at a $1,200/oz Au sales price, and thus the Mineral Reserve and supporting cash flow statements are reported at $1,200/oz Au."

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Gold Mineral Reserve (attributable, 45%)

Kibali		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Open pit	Proven	4.84	2.28	11.03	0.35
	Probable	11.79	2.51	29.56	0.95
	Total	16.63	2.44	40.59	1.30
Underground	Proven	9.37	4.54	42.53	1.37
	Probable	11.25	4.54	51.14	1.64
	Total	20.63	4.54	93.67	3.01
Stockpile	Proven	0.14	3.17	0.45	0.01
	Probable	-	-	-	-
	Total	0.14	3.17	0.45	0.01
Total	Proven	14.35	3.76	54.01	1.74
	Probable	23.04	3.50	80.71	2.59
	Total	37.40	3.60	134.72	4.33

An independent audit was undertaken in 2017 on the Mineral Reserve estimate by Optiro, who concluded that the Mineral Reserve estimation processes used by Kibali are considered, by Optiro, to be at a level commensurate with industry best practice (Optiro, 2017).

An independent technical review of the annual Mineral Resource and Mineral Reserve estimates for the Mine was carried out by the RSC during 2021, including a site visit by RSC QPs (RSC Ltd, 2021). The audit demonstrated that Mineral Resource and Mineral Reserve processes conform to good practices. However, RSC made a number of recommendations to Kibali including:

- Investigate the cost/benefit of installing a proper, broken ore, falling stream sampler on the crushed mine feed belts to help analyse particular source material.
- Investigate the implementation of a broader integrated reconciliation system (i.e., Snowden Reconciler or proprietary), as all current informing data sits in a range of Excel spreadsheets.
- Degradation of paste fill has been allowed for in the 2021 Mineral Reserve schedule set-up; however, it remains an item requiring monitoring, along with other allowances for dilution and ore losses.
- Factors for open pit mining dilution and ore losses are standardised across the site and operations. These have been applied across all facets of mine planning including optimisation, cut-off grade calculations, and generation of physicals for scheduling. RSC considers that, with the established history of mining, individual mining loss and dilution factors can and should be applied for physicals generation for each mining area.

The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Reserve estimate.

The QP is not aware of any mining, metallurgical, infrastructure, permitting, and other relevant factors that could materially affect the Mineral Reserve estimate.

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12.5 Qualified Person's opinion

The Kibali operation combines a series of open pit and underground mines from different deposits.

Open pit mining takes place in several satellite pits over more than 14km. Some of the pits are shallow and have a short mine life whilst others are deeper with a longer life of more than a couple of years. The main deposits are located within an approximately 8km radius. The great majority of the open pit LOM plan consists of Measured and Indicated Mineral Resource. As such the material classification risk to the Mineral Reserve is considered as low.

It is the Qualified Person's opinion that there are no significant material factors that will impact the open pit Mineral Reserve.

The underground operation is based on a long hole open stoping method with cemented paste and pillars left between stopes which has proven to be technically appropriate for the orebody. The decline access and the shaft at the KCD underground mine support a demonstrated solid production history.

It is the Qualified Person's opinion that there are no other material factors that will impact the underground Mineral Reserve.

13 Mining methods

The mine comprises both open pit and underground mining operations.

Open pit mining

Open pit mining is carried out using conventional drill, blast, load, and haul surface mining methods. Mining of the main pits is carried out by a mining contractor, KMS. The main, KCD open pit design is illustrated in the figure below.

KCD pit design


345,000N
344,800N
344,600N
344,400N
344,200N
N
200 m
787,000E
787,200E
787,400E

Source: Kibali Goldmines, 2021

From 2022 onwards, open pit production will come from the Sessenge, Aerodrome, Pamao, Gorumbwa, Megi-Marakeke-Sayi, Kalimva-Ikamva, Oere, Pakaka, and the KCD deposits. The Mengu Hill, Mofu, Kombokolo and Rhino pits were depleted in 2017.

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The upper levels of the open pits are usually in weathered material, which typically is free digging material. Once fresh (unweathered) rock is encountered, drilling and blasting is required. Emulsion explosives are supplied as a down-the-hole service by the Mine's explosive contractor Orica.

Free digging in the upper levels uses 5m high benches, with 10m benches used for drilling and blasting operations. The 10m benches containing ore are excavated in three flitches of equal height. Ore and waste is excavated using Leibherr excavators and loaded into CAT777 or CAT992 haul trucks to transport material to waste dumps, stockpiles or ROM pad. CAT loaders, graders and dozers are also used for material and access management.

Historical ore production from the Kibali open pits, up to 2021, is detailed below.

Open pit production

Source	2013	2014	2015	2016	2017	2018	2019	2020	2021	Total
	Tonnes (kt)									
KCD	4,335	5,516	4,458	764	366	-	-	-	-	15,439
KCD PB3	-	-	-	-	-	2,082	1,688	1,561	1,154	6,484
Mofu	-	83	84	-	-	-	-	-	-	167
Mengu Hill	-	-	1,191	1,220	725	2	-	-	-	3,138
Kombokolo	-	-	-	278	686	1,572	69	-	-	2,605
Pakaka	-	-	-	2,350	3,386	230	-	-	-	5,965
Rhino	-	-	-	67	95	-	-	-	-	161
Gorumbwa	-	-	-	-	-	-	234	1,163	1,367	2,764
Sessenge	-	-	-	-	-	1,572	1,771	342	235	3,920
Aerodrome	-	-	-	-	-	-	-	-	86	86

The estimated LOM production of ore and waste for the open pits schedule are as presented below based on the Mineral Reserve.

Kibali open pits Mineral Reserve basis

Open pit	Ore		Waste	Total	
	Tonnes (kt)	Grade (g/t)	Tonnes (kt)	Tonnes (kt)	Strip Ratio
KCD PB2 N	1,778	2.43	16,896	18,673	9.5
Sessenge	1,243	2.17	4,977	6,221	4.0
Pakaka	4,735	3.02	59,301	64,036	12.5
Megi-Marakeke-Sayi	7,343	1.83	28,093	35,436	3.8
Aerodrome	529	1.36	3,778	4,307	7.1
Pamao	8,434	1.92	48,821	57,255	5.8
Gorumbwa	5,468	3.00	58,729	64,197	10.7
Kalimva-Ikamva	7,416	2.98	98,578	105,995	13.3
Total	36,946	2.44	319,174	356,120	8.6

Global 3% and 10% factors have been used for ore losses and ore dilution in the estimation of open pit Mineral Reserve.

Testing of Ore Pro™ software is being completed to define approximate measured numbers for the dilution. The QP considers that the dilution and loss factors are reasonable assumptions for the estimation of the Mineral Reserve.

The selected pit shells were used as guidelines to design the practical ultimate pits with internal phases. Pit design parameters were selected based on the overall pit geometry, geotechnical data and information, and the mine production rate. Pit and internal phases were designed using Surpac™ software, integrating the recommended standards for road width and minimum mining width based on an efficient operation for the size of mining equipment chosen for the open pit operations. Comparisons of 2020 Whittle shells to

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2021 shells and 2021 Mineral Reserve pits were completed to assess the changes. The Gorumbwa, Pamao, and Pakaka pits were redesigned.

All designs were based on approved geotechnical slope angles provided by the geotechnical department and consultants.

An estimated 300Mt of waste will be mined over the remaining LOM based on the Mineral Reserve.

The capacity of the Kibali open pit waste dumps has been evaluated based on the latest pit designs to confirm that there is adequate dump capacity for the estimated LOM tonnage of waste based on Mineral Reserve. A swell factor of 30% was considered in all waste dump capacity evaluations. Haul roads were also adjusted, where necessary, to ensure they provide easy access where pit ramps are day lighting.

No in-pit dumping was carried out in 2021 and none is planned for 2022, as the Kombokolo, Mengu Hill, KCD, and Sessenge mines continue to explore potential underground opportunities. Future work will, however, consider the use of some of the satellite pits with low potential for future underground operations for waste disposal, based on the mining sequence. Within the current LOM, Pamao has been planned to be backfilled with tailings upon exhaustion of the Mineral Reserve.

Geotechnical

At Gorumbwa, the historical underground void was safely mined out in Pushback 1 during 2021, from elevation 5830mRL to 5760mRL. The void management procedure, which was developed to manage mining around these areas where personnel and equipment are exposed to higher risk associated with instability from sub-surface excavations, was strictly followed.

Gorumbwa pit (looking east) showing historical underground void mined out in pushback 1


5830 mRL
5760 mRL
Gorumbwa Historical UG Void mined out
Gorumbwa Historical UG Void
Gorumbwa Pb1 as built Pit 16 oct21
Gorumbwa-Sessenge-Gap Pit
44200N
43800N

Source: Kibali Goldmines, 2021

No extra work was carried out for the KCD Pushback 3 pit. The pit still has three main domains which were generated based on the rock properties and the inter-ramp angles provided to accommodate the ramps in the final pit designs. Pushback one was mined out by March 2020. Pushback two, at a higher gold price, is currently being mined and will be completed by July 2022 following the same design parameters. Pushback 3 was mined out in 2021 and only left with Pushback 3 North, which is planned to be mined from 2027.

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KCD Geotechnical Geometry

Domain	From	To	Bench Height (m)	Berm Width (m)	Batter Angle (°)	IRA[1] (°)	Design Consideration
CB1	Surface	5880	5	4	40	27	Weathered and Weathered Shale
	5880	5810	10	5	65	48	Transition to Fresh
CB2	Surface	5880	5	4	40	27	Weathered Shale
	5880	5810	5	4	40	27	Weathered Shale
CB3	Surface	5860	5	4	40	27	Weathered Shale
	5860	5810	5	5	50	30	Weathered Material

Dempers and Seymour Pty Ltd (D and S) was commissioned by Kibali to undertake the pit slope design for the Sessenge pit. A 3D Mining Rock Mass Model (MRMM) was constructed based on geotechnical logging of drill core undertaken at Kibali. Rigorous analyses, including rock bridge/structure failure criteria for each rock type per geotechnical domain, were completed and pit slope designs excluding haul ramps were recommended. Slopes were considered as dry slopes and that the necessary dewatering would take place timely as scheduled.

Rock mass properties for Sessenge pit

Rock Unit	Rock Strength	Joint Condition	Fracture Frequency	RMR	MRMR
Weathered	1 Mpa – 5 Mpa	Smooth and Undulating with Soft Sheared Fine Infill	>40 frac/m	8 – 12	7 – 10
			Spacing <0.0.2 m	Average 11	Average 9
Transition	25 Mpa – 50 Mpa	Smooth and Undulating with No Infill (Clean)	7 frac/m	9 – 56	7 – 45
			Spacing 0.15 m	Average 39	Average 31
MCP	100 Mpa – 130 Mpa	Smooth and Undulating with No Infill (Clean)	1 frac/m	62 – 77	50 – 62
			Spacing 1.0 m	Average 69	Average 56
CHS	100 Mpa – 130 Mpa	Smooth and Undulating with No Infill (Clean)	1 frac/m	60 – 71	48 – 57
			Spacing 1.0 m	Average 65	Average 52
ORE 9001	100 Mpa – 130 Mpa	Rough and Undulating with No Infill (Clean)	1 frac/m	61 – 78	49 – 63
			Spacing 1.0 m	Average 66	Average 53
ORE 9003	100 Mpa – 130 Mpa	Rough and Undulating with No Infill (Clean)	1.5 frac/m	60 – 75	48 – 61
			Spacing 0.67 m	Average 66	Average 53
SCH	100 Mpa – 130 Mpa	Rough and Undulating with No Infill (Clean)	1.2 frac/m	60 – 70	48 – 57
			Spacing 0.8 m	Average 64	Average 52
BIF	100 Mpa – 130 Mpa	Rough and Undulating with No Infill (Clean)	0.4 frac/m	68 – 78	55 – 63
			Spacing 2.5 m	Average 73	Average 59

Source: Kibali Goldmines, 2021

Underground mining

The Kibali underground mine is a long hole stoping operation producing at a rate of 3.8 million ore tonnes per year. Development of the underground mine commenced in 2013. Stoping commenced in 2015 and ore production has ramped up to 1.8Mt in 2017 and 3.6Mt in 2021. Initial production was truck hauled by a twin decline to surface. In 2017, the haulage shaft (740m deep) and materials handling system was commissioned. From 2018 onwards, underground ore has predominantly been hoisted up the shaft. The decline to surface will be used to haul some of the shallower zones and to supplement shaft haulage.

Mineral Reserve stope shapes are designed based on the Mineral Resource block model and the cut-off grade. The MSO software, generate strings on sections, linking these to create a wireframe shape and then evaluating the wireframes against a block model. The MSO provides a stope-shape that maximises recovered Mineral Resource value above a cut-off while also catering for practical mining parameters such as:

- minimum and maximum mining width,
- anticipated wall dilutions,
- minimum and maximum wall angles,
- minimum separation distances between parallel and sub-parallel stopes,
- minimum and maximum stope heights and widths, etc.

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A significant portion of the capital and access development for the mine is in place. To date, 43,609m of capital and access development has been completed. The current LOM plan contains a further 9,928m of capital lateral development based on the Mineral Reserve. The key capital infrastructure remaining to be developed are the 9101 decline, 9101 incline, southern exhaust raises and the 3101 / 3102 access development. The figure below shows the current (December 2021) mine as-built and the LOM development. Existing infrastructure comprises:

- A vertical shaft
- Mobile equipment mining fleet
- Backfill plant
- Batch plant
- Underground dewatering facility
- Surface compressor house
- Multiple surface workshop facilities
- Electrical power line connection to the grid
- Office building
- Warehouse
- Water clarifying plant

Ore from stopes is loaded (both by teleremote and conventional manual loaders) from the stopes into the eight ore passes via finger raises on the respective levels. This ore is then transferred by autonomous LHDs into two coarse ore bins and then into two primary crushers, followed by two fine ore bins and independent skip loadout conveyors near the shaft bottom. The proposed mining methods are variants of long hole open stoping with cemented paste:

- Primary / Secondary long hole open stoping (primary 20% of Mineral Reserve tonnes, secondary 33% of Mineral Reserve tonnes) is used in the wider zones, with 35m interval heights where stopes are mined either as single lift or multiple (up to four) lifts, depending on stope geometry and the geotechnical stable span.
- Advancing face long hole open stoping (29% of Mineral Reserve tonnes) is used where the mineralisation has a shallower plunge (approximately 20° to the NE), where stopes are mined with variable interval heights between 25m and 35m to optimise extraction.
- Longitudinal open stoping (18% of Mineral Reserve tonnes) is used in narrow zones (less than 15m width) with variable interlevel heights between 20m and 30m.

Kibali underground infrastructure, LOM Development, and as-built EOY 2021



6,100RL
6,000RL
5,900RL
5,800RL
5,700RL
5,600RL
5,500RL
5,400RL
5,300RL
5,200RL
5,100RL
5,000RL
4,900RL
4,800RL
N
VERTICAL SHAFT
TWIN DECLINE
HAULAGE LEVEL
OP#7
OP#6
OP#5
OP#4
OP#3
OP#2
OP#1
CONVEYOR LEVEL
LEGEND
Color
ASBUILT
DEVELOPEMENT
1:6250

30 March 2022 100

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 101 The actual stope performance is routinely reconciled against the planned performance. A dilution and mining loss matrix was developed based on Kibali site-specific experience, with allowances for certain expected problems associated with geotechnical structure, paste fill exposure and stope sequence configuration. The Kibali underground mining methods are variants of long hole open stoping with cemented paste backfill. The figure below demonstrates the mining methods in use. The mine is accessed via a twin decline, a vertical shaft, and a system of internal ramps. Ore from stopes is loaded (both by tele remote and conventional manual loaders) from the stopes into the eight ore passes via finger raises on the respective levels. This ore is then transferred by autonomous LHDs into two coarse ore bins and then into two primary crushers, followed by two fine ore bins and independent skip loadout conveyors near the shaft bottom. No significant failures of the openings in the underground workings have occurred. In general, the rock mass is classified as good with average rock mass rating values between 64 and 73, and Rock Mass Quality (Q’) values between 31 and 47. The mine is currently producing an average of 10,500 t/day. The mining methods used are supported by operational data and are reviewed periodically as further Mineral Resource infill and grade control drilling changes the shape of the ore zones. There are three distinct sequencing patterns for the various mining methods, including transverse primary and secondary stoping, advancing face stoping and longitudinal stoping. Kibali underground Mineral Reserve by mining method (Looking NW) Source: Kibali Goldmines, 2021 Stope design Original stope dimensions were developed by SRK Consulting (du Plooy, 2011). The stope design approach adopted is primarily based on the allowable stope Hydraulic Radius. When undertaking a stope stability assessment, the approach adopted is the Modified Stability Graph. There are two stability graphs that are used for assessing the stope dimensions, dependent on whether cable bolt reinforcement is used or not. The ‘Database of Cablebolt-Supported Stopes’ is applied to the stability assessment for the crown (whereas per standard practice, cable bolts are installed in the crown of each stope, regardless of the dimensions). AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 102 Primary / secondary transverse stoping The transverse primary and secondary sequencing concept is that primary stopes are mined from hangingwall to footwall and multi-level stopes are mined concurrently up to the design vertical height. Secondary stopes follow the primary stopes. A secondary stope cannot start mining until the primary stopes on either side have been mined and filled. The level interval is 35m (floor to floor), and stopes are mind as either single lift or multiple lifts (up to four) depending on stope geometry and stable span analysis. Primary stopes are 20m along strike and secondary stopes are 30m along strike. The width of primary stopes can be up to 40m across strike. The controlling span for primary stope size is general the side (north and south) rock walls. Secondary stopes are up to the 30m across strike. The controlling span for secondary stope size is generally the side wall paste exposure of the adjacent primary stopes. Where the orebody is too wide for a single stope span (greater than 30m to 40m wide), multiple primary and secondary stopes are mined retreating from hangingwall to footwall. The figure below shows that the primary stopes are mined, and paste filled prior to mining of the adjacent secondary stopes. The stopes are mined in a bottom-up fashion. Production drill holes are a combination of up and down holes or down holes of 102mm diameter. Transverse stope sequencing Source: Kibali Goldmines, 2021 Advancing face transverse stoping Advancing face transverse stoping is used in the 9101 zone which has a shallow plunge (20° to 30°) to the NE. The level interval varies from 25m to 30m to optimise extraction. The stopes are 25m down plunge and 25m across plunge. the figure below shows that the stoping front (F) advances from NE to SW and toward the shallower part of the 9101 Lode. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 103 • Stopes located in mining front 1 (F1) must be mined and paste filled before the stope located in mining front 2 (F2) can be mined, and mining front 2 (F2) has to be mined and paste filled before mining can take place in mining front 3 (F3). • Stopes located in the same mining front that are accessed through different ore drives can be mined simultaneously. As an example, different stopes located in mining front 5 (F5) can be mined simultaneously since they are being access through different ore drive. • Stopes are mined as a single lift or multiple lift (up to three lifts) depending on ore zone thickness. Stopes are paste filled prior to the mining of adjacent stopes. • A slot raise is developed by production drilling machine or by raise boring. Production drill holes are either a combination of up and down holes or down holes of 102mm diameter. This mining sequence is designed to avoid the creation of pillars, which may potentially become highly stressed as mining progresses (see the figure below). Transverse advancing face sequencing Source: Kibali Goldmines, 2021 Longitudinal Stoping Longitudinal stoping is used as the main extraction method to mine the narrower stopes (less than 15m width). In the steeper areas (greater than 60°), the level interval varies from 20m to 35m. In the flatter areas (5 to 60°) ore drives are located on the footwall and level interval is controlled by the dip, minimising footwall waste and limiting stope width (up dip) to 20m. Stopes are paste filled prior to mining of adjacent stopes to maintain hangingwall stability (figure below). • Block 1 must be mined, and paste filled prior to mining of block 2 and block 2 stopes have to be mined and backfilled prior to mining of block 3. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 104 • Stopes located in the same block are mined as a single lift or multiple lift (up to three lifts). Longitudinal Mining Sequencing Source: Kibali Goldmines, 2021 Dilution Two forms of dilution have been considered in the 2021 Mineral Reserve estimate, including: rock dilution and paste dilution. Rock dilution and paste dilution have been combined and applied as a combined dilution percentage in the Mineral Reserve. Rock dilution is added as a percentage of stope tonnes. Rock dilution is dilution outside of the designed mining shapes on the footwall, hangingwall or sidewall of the stopes. Unplanned dilution is added at a grade of 0.00g/t. The unplanned dilution applied is based on the Kibali historical stope performance database. Paste dilution is the dilution from adjacent paste fill exposures. Paste dilution is added where a stope has paste fill exposure. Paste dilution exposures have been estimated as 2% per paste fill exposure for primary, secondary, transverse advancing face stope, and longitudinal stope. Hence, primary or secondary stopes with two paste exposure walls will have 4% paste dilution and stopes with three paste exposure walls will have 6% paste dilution. Based on the historical data, the mining method, and the stope configuration different dilution factor are applied. For stopes adjacent to poor UCS quality stopes: • To mitigate higher dilution that could result in stope sterilisation, mining losses of 25% were applied. The 25% mining losses assumed that a 4m to 5m pillar width will be left when mining adjacent to 70/30 poor strength paste. In addition, a dilution factor of 15% was applied as well. For transverse primary stopes with 20m average thickness: • Transverse primary hanging stope dilution – 2.0%. • Transverse primary footwall stope dilution – 4.0%. • Transverse primary hanging stope intersected by geotechnical structure dilution – 4.3%. • Transverse primary footwall stope intersected by geotechnical structure dilution – 6.4%. For transverse stopes with 30m average thickness the following dilutions were applied: • Transverse secondary hanging stope dilution – 7%. • Transverse secondary footwall stope dilution – 12.5%. • Transverse secondary hanging stope intersected by geotechnical structure dilution –10%.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

- Transverse secondary footwall stope intersected by geotechnical structure dilution – 12.5%.

For transverse advancing stopes with 25m average thickness and 30m average height the following dilutions were applied:

- Transverse advancing face stope dilution – 6.0%.
- Transverse advancing face stope dilution – 6.0%.
- Transverse advancing face stope intersected by geotechnical structure dilution –6.0%.
- Transverse advancing face stope not intersected by geotechnical structure dilution –6.0%.

For longitudinal stopes with a 10m to 15m average thickness the following dilutions were applied:

- Longitudinal stope not intersected by geotechnical structure dilution – 4%.
- Longitudinal stope intersected by geotechnical structure dilution – 4.5%.

Dilution and mining loss improvement

Kibali has made a significant effort toward improving the drill and blasting practices. The continuous optimisation of the drill and blast designs has been providing step improvement in the dilution and mining losses. Further improvements are planned for 2022 onwards. These include:

- The implementation of the WebGen™ technology for blasting secondary stopes
- The implementation of the Sandvik OptiMine™ measurement while drilling
- The implementation of longitudinal ring design approach in secondary stope.

WebGen™ technology

Preliminary investigations in 2021 indicate WebGen™ technology (developed by Orica) will likely result in reducing paste dilution, improving the stope recovery, productivity, and safety.

With the implementation of WebGen™ wireless blasting, most of the secondary stopes will be blasted and muck cleaned before firing the WebGen™ pillar that is adjacent to the paste fill stope. This inaccessible pillar will be pre-charged with WebGen™ allowing the firing against the paste to take place wirelessly at a later stage. This reduces overall paste dilution and mining losses.

13.1 Requirements for stripping, underground development and backfilling

For the open pit Mineral Reserve, economic pit shells were generated using the Lerchs-Grossman algorithm within Whittle™ software and then used in the open pit mine design process and Mineral Reserve estimation. As described in the geotechnical section, pit slopes are estimated by pit, by rock/area and used in the pit optimisation and pit design.

For the KCD underground mine, MSO was used to evaluate the geological block model to create overall mining shapes. Preliminary stope wireframes were created, and planned dilution was added to the mineable stope shape. Datamine's EPS Scheduler™ software was used to estimate the diluted mined tonnes, grade, and contained metal of the Mineral Reserve. Stopes with a diluted grade below the cut-off grade were excluded from the Mineral Reserve.

13.2 Mine equipment, machinery and personnel

Open pit mining is carried out using conventional drill, blast, load, and haul surface mining methods. From 2022 onwards, open pit production will come from the Sessenge, Aerodrome, Pamao, Gorumbwa, Megi-Marakeke-Sayi, Kalimva-Ikamva, Oere, Pakaka, and KCD deposits. The Mengu Hill, Mofu, Kombokolo and Rhino pits were depleted in 2017.

Open pit mining is conducted by contractor Kibali Mining Services (KMS), a local subsidiary of DTP Terrassement, using either free-dig or conventional drill, blast, load, and haul methods. The mining equipment is jointly owned by a subsidiary of Barrick and the contractor's parent, who also operates at Barrick's Loulo-Gounkoto mine in Mali and Tongon mine in Côte d'Ivoire.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Open pit mining fleet

During 2021, local mining contractors were used to strip the Aerodrome pit, and this will continue up until the pit is mined out mid-2022.

The mining fleet is presented below. The fleet size for 2022 and beyond is projected to remain consistent. The maintenance schedule allows for some annual rebuilds of the equipment each year.

In opinion of the QP, the fleet size is adequate to achieve the LOM production targets based on the Mineral Reserve.

Current primary open pit mine equipment fleet

Fleet	Current Quantity	Planned	Planned
	2021	2022	2023-2025
LIEBHERR 9350 Excavators	1	1	2
LIEBHERR 984 Excavators	0	0	0
LIEBHERR 9200 Excavators	4	4	4
CAT777G DUMP Trucks	22	22	22
CAT992WHEEL Loaders	2	2	2
CAT D9R Dozer	7	7	7
CAT 16M Graders	3	3	3
CAT 834 Pusher	2	2	2
Blast Drill Drigs	8	8	8
Water Bowsers	2	2	2

The contractor overall workforce is 531 people, of which 242 are working for load and haul, 74 for drilling and blasting, 174 for plant maintenance of equipment, and the remaining for the administration and environmental health and safety (EHS) team.

Underground mining fleet

The underground equipment consists of mainly development drills, production drills, trucks, loader, loader setup on Sandvik multi lite remote-control system, and loader setup on Sandvik automation control system. The list of underground equipment is presented below. All underground equipment is equipped with ANSUL or OEM fire suppression systems and handheld fire extinguishers.

Kibali underground Mining Equipment

Manufacturer	Model	Type	Number
Sandvik	TH551	Truck	6
Sandvik	LH621	Loader	12
Sandvik	LH410	Loader	1
Sandvik	DL421	Drill	4
Sandvik	DD421	Drill	4
Sandvik	DS421	Drill	2
All light	A9	Light plant	2
ASOKE	BUS	Light vehicle	3
TOYOTA	Hilux	Light vehicle	14
TOYOTA	Land cruiser	Light vehicle	40
CAT	140K	Grader	1
CAT	TH414	Tele handler	1
CAT	930K	Integrated tool carrier	3
VOLVO	L120GZ	Integrated tool carrier	1
CAT	420K	Backhoe	1
TCM	FORKLIFT	Forklift	1

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

MANITOU	MHT10220	Tele handler	1
NORMET	Spraymec	Shot crete machine	1
NORMET	Trans mixer	Mixer truck	1
MACLEAN	SL3	Scissor Lift	1
MACLEAN	EC3	Charge machine	4
MACLEAN	BT3	Flat bed	2
MACLEAN	TM2	Mixer	1
BTI	MRH	Rock breaker	1

The mine prioritises local employment and in 2021, the employees were made up of 88% Congolese nationals; more than 70% from the local area. More than 70% of management positions were held by Congolese Nationals. Direct employment is around 2,100 people.

Sourcing of national skills involves looking at the nearby community within the permit before moving to other regions of the country. Training programs both in-house and outside the mine are periodically organised by Kibali for experts and consultants to up the skills and equip employees with adequate skills and knowledge.

Kibali has a local procurement policy, and this extends to procurement through contractors. Kibali procured in excess of $110 million of goods and services from DRC suppliers in 2021. This includes produce from agribusinesses (e.g., producers of eggs, pork, maize) which is purchased for use in the mine canteens.

13.3 Final mine outline

Plan showing open pits and mine infrastructure


MENGU HILL
PAMAO
AIRSTRIP
TSF AREA
KOMBOKOLO
KCD
PLANT AREA
HG ROM
LG ROM

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Kibali underground Mineral Reserve


6,100RL
6,000RL
5,900RL
5,800RL
5,700RL
5,600RL
5,500RL
5,400RL
5,300RL
5,200RL
5,100RL
5,000RL
4,900RL
4,800RL
N
LEGEND
Color
PROBABLE
PROVEN
ASBUILT
DEVELOPEMENT
1:6250

14 Processing and recovery methods

The Kibali gold processing plant comprises two largely independent processing circuits, the first one designed for oxide, transition, and free milling ore sources and the second for sulphide refractory ore. However, both circuits are designed to be switched to process sulphide ore when the oxide, transition, and free milling ore sources have been depleted.

A simplified flowsheet, depicted in the figure below, comprises crushing, ball milling, classification, gravity recovery, a conventional Carbon-in-leach (CIL) circuit, flash flotation, also conventional flotation, together producing a concentrate which goes to ultra-fine-grinding and a dedicated intensive cyanide leach. This process consists of well tested technology in the gold industry and is appropriate for the style of mineralisation present at Kibali.

The processing plant rated throughput is 3.6Mtpa of soft oxide rock ore through the oxide circuit and 3.6Mtpa of primary sulphide rock ore through a parallel sulphide circuit.

Once the plant is sulphide-only, the capacity is 7.2Mtpa of sulphide ore. Kibali's operational performance has demonstrated that the process plant is fully capable of its design capacity, and further modifications to the crushing circuit with finer F80 (38mm) coupled with a decreased inlet trunnion size has allowed for an even greater power draw and hence higher throughputs.

The oxide ore is recovered through a standard crushing, milling, and gravity plus CIL operation, with the following processes:

- Primary crushing.
- An optional secondary hybrid roll type crusher for the harder transitional and free-milling sulphide ores.
- Milling.
- Cyclone classification.
- Gravity concentration.
- Flash flotation – runs optionally when the feed blend is predominantly free milling fresh ore.

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108

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

- CIL.
- Tailing disposal.

The sulphide ore requires the following processes:

- Primary and secondary crushing.
- Milling.
- Cyclone classification.
- Gravity concentration.
- Flash flotation.
- Conventional flotation.
- Ultra-fine grinding of the concentrates.
- Pre-oxidation circuit.
- Extended intensive oxygenation assisted leach.
- Pumpcell adsorption circuit to recover gold from the concentrates.
- Tailing disposal.

Simplified flowsheet of the Kibali processing plant depicting two discrete streams


Coarse Ore Stockpile
Secondary Crusher
Fine Ore Stockpile
Jaw Crusher 1
Jaw Crusher 2
Hybrid Crusher
Ball Mill 1
Ball Mill 2
Knelson 1
Knelson 2
Falcon
Flash Float
Gold Room
Flotation Concentrate 1
Flotation Concentrate 2
Tails Thickener
Clarifier
TSF
Back Fill
Conc Thickener
Ultra Fine Grind
Pre Leach
Pre Oxidation
To Atmosphere
HCN Stripper
HCN Scrubber
CuCN Filter
Precipitate Slurry Tank
CuCN
Acid Tank
Lime Tank
Caustic
Cyanide
Water
Elution Tank
Pre Soak Tank
Flotation
Copper Elution Column
Regeneration Kiln
CRP 1
CRP 2
CRP 3
CRP 4
CRP 5
CRP 6
Cyanide free slurry
CIL Tanks
10
11
Extended Leach
Pump Cells
Elution Column 1
Elution Column 2
Regen Kiln 1
Regen Kiln 2
Gold Room
TSF
Tailings Pumps
AZ-CRP Plant (FUTURE)
TRANSFER WATER

The pumpcell circuit is preceded by a three-tank gravity flow pre-oxidation circuit to passivate cyanide consuming sulphides, as well as liberate the gold. The first two tanks are subject to highly intensive oxidation with cyanide being introduced into the third to fifth tanks for pre-leaching, where the resultant product gravitates to a pumpcell circuit with high concentrations of activated carbon.

The pumpcell residue stream may still contain some residual gold, which is then pumped to the main CIL circuit for final leaching to scavenge the remaining leachable gold. The flexibility of the plant design allows

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

for an extended pre-oxidation and pre-leach step within the CIL occurring after the initial pre-oxidation circuit but prior to the stream being routed to the pumpcell circuit.

Most of the deposits contain some extent of free native gold, which means it is large enough to recover via a density separating step, which is performed with Knelson gravity concentrators during the milling cycle. However, a finer grind will expose a portion of the refractory (additional) gold for leaching so that the recovery is enhanced to economically acceptable levels. Most of the ore bodies contain some extent of free native gold, which means it is large enough to recover via a density separating step which is optimised with Knelson gravity concentrators during the milling cycle.

Two primary jaw crushers (two Sandvik CJ815:200kW, CSS:16 0mm) are used targeting 1,300 tph and feeding two secondary crushers (two Sandvik CS660; 250kW, CSS:45mm) via a coarse ore stockpile (COS). When sulphide ore is being treated, secondary crusher product is fed onto a fine ore stockpile (FOS) via a conveyor system. The FOS serves as a common mill stockpile to both the mills and has a live capacity of 11,700 t of sulphide ore to each mill. The mill is fed from the mill feed stockpile using apron feeders that feed directly onto the mill feed conveyor.

A ball milling circuit comprising two Polysius ball mills, each operating independently in parallel, treats ore at a total feed rate of 900 tph dry solids. Cyclone underflow is split into three streams:

- Gravity concentration circuit.
- Flash flotation circuit.
- Remainder of the cyclone underflow is re-cycled to the mill feed.

Gravity concentrator tailings gravitates to the mill discharge sump, while the concentrate reports to a batch ILR circuit. The flash flotation cell produces a concentrate and a high-density tailings stream. Cyclone overflow from the primary milling circuit is routed to either the rougher flotation cells or bypasses the circuit to the rougher tailings tank before being pumped to the CIL circuit (if oxide or free-milling material is being treated).

Once the oxide, transition and free-milling ore sources have been depleted, the existing oxide plant can be converted to a parallel sulphide circuit, which will necessitate the expansion of the concentrate handling and pumpcell circuits. There are two flotation circuits already present in the plant.

Kibali further expanded the original fine-grind section in the 2017 sulphide expansion project by adding an additional four ultra-fine-grind mills, making eight in total. The current Kibali feed plan allows for an oxide – sulphide campaign for thirty percent of the year, with the remainder of the year treating full sulphide ores

The loaded carbon from the pumpcell circuit, that is, from the concentrate leach and CIP, together with carbon from whole-ore leach, are treated in independent elution circuits, followed by electro-winning of gold eluate of the pregnant solution. After smelting, the furnace crucible contents are poured into cascading moulds to produce gold bullion and slag.

The constant improvement in terms of the plant utilisation and availability is mainly driven by regular planned maintenance coupled with good performance of process operations. Plant utilisation and availability from 2013 to 2021 is presented in the table below.

Plant availability and utilisation

Years	2013	2014	2015	2016	2017	2018	2019	2020	2021
Availability (%)	74.9	87.0	93.6	94.7	96.4	95.2	95.6	94.9	95.4
Utilisation (%)	64.9	93.1	95.9	98.0	98.6	98.8	98.8	99.5	99.1

The actual process plant gold recovery in 2021 varied monthly from 87.8% to 90.5% (Refer to the figure and table below). The average gold recovery in 2021 was 89.8%. Recovery for 2022 is expected to be 89.8%, averaging 89% for the LOM.

High GRG contribution of 24.17% compared to the forecast of 23% mainly driven the high GRG from Gorumbwa pit ores fed compared to previous years. The October low recovery of 87.8% was mainly due to the high residues emanating from the circuit changes between full sulphide and sulphide/oxide campaign treatment. The changeover often results in flashing out of high residues that build up in the CIL circuit

30 March 2022 110

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

coupled with reduced residence time during the changeover period. Quarterly changes in residue grade and tonnes treated are illustrated in the figure below.

Kibali processing plant overall gold recovery in 2021


Recovery (%)
91.0
90.5
90.0
89.5
89.0
88.5
88.0
87.5
87.0
4.00
3.90
3.80
3.70
3.60
3.50
3.40
3.30
3.20
Plant Head grade (g/t)
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Recovery
Plant Head Grade

Kibali processing plant overall gold recovery in 2021 by Month

Item	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	2021 Total
Tonnes Treated (Dry) (kt)	678	622	686	642	695	654	656	638	644	633	611	625	7,783
Plant Head Grade (g/t)	3.32	3.27	3.41	3.59	3.35	3.63	3.85	3.77	3.58	3.97	4.00	3.77	3.62

Kibali processing plant tonnes and residue grade


PC tonnes treated
PC residues grade (g/t)
220,000
200,000
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
4.75
4.25
3.75
3.25
2.75
2.25
1.75
3.26
3.42
3.34
3.25
2.98
2.84
2.87
2.55
2.32
2.54
2.57
2.72
2019_Q1
2019_Q2
2019_Q3
2019_Q4
2020_Q1
2020_Q2
2020_Q3
2020_Q4
2021_Q1
2021_Q2
2021_Q3
2021_Q4
PC tonnes treated
PC residues grade (g/t)
Trend Line (PC residues grade (g/t))

The main deleterious element in the Kibali ore sources is considered to be arsenic. Certain isolated ore types exhibit higher levels of arsenic (in Pakaka and Sessenge) which can result in dissolution during the recovery process. The impact of arsenic was in the leach of flotation concentrate in the intensive oxygenation/cyanidation circuit. Arsenic content in excess of 2,000 ppm has a negative effect on gold dissolution where dissolution values as low as 70% are attained when arsenic content increases to values as high as 9,000 ppm.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

15 Infrastructure

Mine roads

Kibali is located in the NE of the DRC. Access to site by road is via Uganda and the Ugandan border town of Arua. The road from the Ugandan border at Arua has been upgraded by the company to accommodate the Project and on-going operations traffic. Maintenance of this road is carried out by the Kibali.

The local road infrastructure was developed during the exploration drilling programmes and upgraded during the construction of the mine. Internal roads provide access to various infrastructure areas, including roads to the TSF, explosives storage, land fill site, mine villages, central mine offices, shaft collar area, open pit mining central operations area, general mining operations areas, new exploration areas, various water boreholes, and overhead line routes.

All roads are constructed by layered rock/gravel/laterite varying in specification according to traffic expectations.

Airstrip

Access by air to Kibali involves a commercial flight to Entebbe in Uganda followed by a charter flight to Doko airport, situated on the mine property. The Doko airstrip was upgraded by Kibali and is equipped with runway lights and precision approach path indicator lights.

Charter flights to site are arranged by Kibali on a regular schedule at frequencies dictated by operational requirements.

Supply chain

Since the project's inception, the majority of Kibali's imports are shipped into the port of Mombasa, Kenya, and thereafter trucked through the Northern Corridor Road route that links Mombasa to the landlocked countries in eastern and central Africa. The cargo initially moves through Kenya and Uganda into eastern DRC (to Kibali). Up to the Uganda / DRC border, the trucks use a two-way tarmac road considered to be the main route from the port of Mombasa to east and central Africa. The final 200km of the trip from the DRC border to Kibali is on laterite roads.

The primary ports for mining spares and consumables are Durban and Antwerp. Reagents, such as cyanide, steel balls, peroxide, hydrochloric acid, and other flotation reagents are shipped from a variety of different ports worldwide. The shipping terms for the mining consumables and reagents are typically Ex-Works or Free on Board and Cost, Insurance and Freight, respectively.

The costs associated with 20 ft and 40 ft containers, for both sea-freight and inland transport (Mombasa to the mine site), are calculated on a cost-plus basis. This is a fully transparent exercise with shipping/freight invoices being sent through for verification.

Estimated port to port transit times for Kibali's most frequent sailings:

- South Africa = 10 days
- Europe = 35 days
- China = 45 days
- USA = 65 days

Procurement for Kibali is carried out by its supply chain partner, Tradecorp Logistics.

Surface water management

Kibali lies within the northern tropical climatic region of the DRC. The area has a distinct rainy and almost dry season. The rainy season extends from March to November and the dry season from December to mid-February.

The Kibali River dominates the drainage of the project area and flows along the southern boundary of the project area. The Nzoro River flows into the Kibali River approximately 30km downstream of the mine site. Numerous springs exist in the area and the spring flows remain near constant throughout the dry season.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 113 The significant sources of water that can affect the operations include rainfall directly into the open pits, rainfall surface run-off and groundwater entering the pits from the surrounding rock masses. Surface run-off is high, due to high intensity rainfall events and an undulating landscape. A system of bund walls and dewatering trenches has been established prior to mining of each of the pits, which prevents inflow of surface water to the pit areas. The network of drainage channels is used to discharge water intercepted by the perimeter drains to the Kibali River via a series of settling ponds. All the deposits are characterised by the presence of a near-surface groundwater table with the potential for high groundwater into the pits. The possible impacts of ingress of groundwater are investigated prior to mining and during the mining activities. Dewatering well systems are installed for all pits to lower the groundwater level prior to mining. A system of dewatering trenches is procedurally established prior to the commencement of mining in each of the pits, preventing the inflow of any surface water to the active mining areas. The rainfall that falls within the pit perimeter is directed out of the pit, if this is possible, particularly in the upper levels. The water that cannot be directed outwards flows to the sump at the pit bottom from where it is pumped. Kibali water management plan Water supply Raw water is collected and stored in the raw water dam (RWD), which has a storage capacity of 16,000m3. The primary sources of raw water are rain, spring water, Kibali River, and water from pit dewatering. The processing plant requires 25,000m3 of water per day, of this 75% is recycled water (from the TSFs) and 25% is from the Return Water Dam (RWD). The plant process water circuit consists of a 25m diameter process water clarifier and process water dam with a capacity of 4,600m3. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 114 The process plant has a water treatment plant unit that produces soft water. That soft water is used in some strategic areas (elution circuit, laundries, flocculent make-up, firefighting system and metallurgy laboratory section). The operational camp has an independent water purification plant and storage facility. Tailings Storage Facilities (TSF) There are two TSFs at Kibali; one for the cyanide containing (CIL) tails and the second one for the sulphide flotation tails. The CIL tailings contain residual cyanide and are contained in an HDPE lined dam. The flotation tails contain are benign and therefore the dam is not lined. The cyanide containing TSFs comprise CTSF1 and CTSF2 for the CIL tails and the FTSF is dedicated to flotation tails. Currently, it is estimated that up to 40% of the flotation tailings is used for paste backfill in the underground. The CTSF comprises two full containment, HDPE lined facilities (CTSF1 and CTSF2) that have a continuous surrounding embankment and share a common internal wall. CTSF1 and CTSF2 footprints have been merged into a single footprint (CTSF 1st Lift) by raising the embankment walls and sacrificing the common internal wall. Currently, the CTSF 1st lift is at 80% of its capacity in terms of available storage capacity. The embankment walls of the CTSF 1st lift are currently being raised by 3.5m using a downstream construction (CTSF 2nd Lift) method. The CTSF 2nd Lift is expected to be completed by March 2022 and will give an additional dam capacity of approximately 6.5Mt that covers the tailings deposition plan up to 2026. The current minimum vertical freeboard for CTSF 1st lift is 1.9m below the emergency spillway invert level. CTSF Phase 3 is currently envisaged to be constructed north of the previous CTSF Phase 2 footprint, however, this is still conceptual. Based on the current LOM plan, deposition into the Phase 3 facility would commence in Q1 2027 and continue until the end of the expected LOM. The FTSF will require a LOM capacity of approximately 57.8Mt. Phase 1 of the facility is an unlined valley impoundment, formed behind an embankment that traverses the valley. Phase 2 is currently in operation and is being operated as a full ring-dyke impoundment as a self-raising facility where the TSF is being raised by paddock deposition. Phase 3 of the TSF consists of buttressing the downstream slope of the embankment walls and paddocks with waste rock to ensure the TSF has adequate stability under post liquefaction conditions. The first phase of the buttressing construction is scheduled to start in December 2021 and continue until Q3 2022. In unlined RWD captures and stores return water from the FTSF. An unlined catchment dam captures water released from the RWD into the main storm water diversion channel, and it captures all the run-off accumulated from within the mine footprint. Power supply Since there is no grid power available in the region, Kibali needs to be self-sustaining and indeed possesses considerable thermal power generation capacity to do so. Diesel generated power comes from three banks of on-site high-speed diesel generators, each bank consisting of 12 x 1500 kVA, 400V CAT 3512B generators. To mitigate the running costs of this facility, three hydropower plants have been installed. These are as follows: • Nzoro 2 Four x 5.5MW turbines – Total installed 22MW • Ambarau Two x 5.3MW turbines – Total installed 10.6MW • Azambi Two x 5.1MW turbines – Total installed 10.2MW Separately, the pre-existing Nzoro 1 facility is of low capacity (i.e., less than 1MW). It was previously refurbished and represents a historical legacy comprising equipment dating from the 1930s. This power is dedicated to local communities. The total installed hydroelectric power capacity is 42.8MW, which currently covers most of the mine power demand. The load demand of the mine is not constant, power demand at full production is currently AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 115 between 39MW and 43MW, averaging approximately 41MW. The system has a potential capacity of 42.8MW of Hydropower (at peak) and 43MW of thermal generation. Actual hydro generation capacity is season dependent: • Maximum Capacity (43 thermal generation + 42.8 hydropower) MW. • Minimum Capacity (32 thermal generation + 10 hydropower) MW. The long-term power supply strategy for the operation is aimed at generating the maximum amount of power from hydro sources. Diesel generators will remain available as back up and as a spinning reserve for peak loads from the shaft hoist. Further improvement was made by installing a 9MW battery bank that was commissioned in 2020. The running generators have been reduced by half during wet season. This has a marked effect on reducing unit power operating costs. Wet seasons with high river flows allow for more beneficial hydro operating conditions, however the beneficial effect is not seen in the lower rainfall months. This effect is evident in the figure below which shows the power supply mix to the end of 2021. Kibali electrical supply mix Electrical power at 66kV is supplied by the hydropower stations connected to a main grid supply. The hydro-generated power is reticulated to the site by means of 66 kV overhead lines from the hydropower plants to a switchyard located at the mine. The voltage is stepped down from 66kV to 11kV, feeding the 11kV consumer substation. Diesel generation supplies power to the mine at 400V, which is stepped up to 11kV for distribution. Operational camp (village) The operational camp provides accommodation for single and married staff and incorporates all the required facilities in terms of accommodation, ablution, catering, and messing facilities. The camp comprises two villages to accommodate the mine employees; a large single status camp near the mine operations and a married-quarters camp that was opened in 2015. A single kitchen and dining room is provided for residents of the camp. A further kitchen and dining area is available at the social club that could be used if the camp kitchen was destroyed. Each of the major contractors operates their own camp and kitchen facilities nearby to their base of operation. Offices, stores, and workshops A central administration area office complex accommodates senior and administrative personnel as well as discipline functions not located specifically in the process plant or mine operations offices. The plant area includes the necessary buildings for the operations personnel related to the process operation including a gate house, control room containing the plant server and SCADA equipment, engineering room, UPS rooms, engineering offices, laboratory including carbon room, metallurgical AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 116 laboratory, wet laboratory, bullion room, balance room, environmental laboratory, receiving area, sample preparation and grade control preparation, and a maintenance workshop and offices. The central mine facilities area is located adjacent to the processing plant and includes large stores facilities related to spares and engineering consumables for mining, processing, and general operations. There are four large buildings to hold most of the stores stock, most of which is spares for machinery, and the remainder is consumables, such as personal protective equipment. There is sufficient covered space for spares and consumables. The buildings are all steel framed and clad with steel sheeting. Floors are reinforced concrete. The shaft collar area provides an office building, change house, security gate house, and a workshop for the underground mining operation. The open pit mining central operations area includes a large workshop for the maintenance of the mining fleet, an office building, a change house, and a security gate house. Emergency response and medical facilities There are two mine rescue teams on-site with a total of seventeen active members of which ten are on- site at all times. Emergency situations will be communicated by radio on a dedicated channel. A stench gas system is available. A fire truck and trailer are available for rescue teams. Medical staff on site includes two doctors, six nurses, and laboratory technicians. There are three ambulances on site and four first aid rooms together with a health clinic. The nearest hospital with good facilities is in Kampala. In the event of a need for medivac, arrangements with the air charter company would be made. Fuel storage The fuel storage installation includes three separate fuel farms. Daily consumption is between 180,000 → 200,000 litres per day depending on seasons. Approximately 65 to 70% of the consumption is used by the diesel generators at the thermal power station, 20% is used by mining and the remaining 10% is general use. The largest fuel farm is located in the central mine facilities area. The main fuel farm for the mine has three 1,000,000 litre tanks and six 100,000 litres tanks, giving a total storage capacity of 3.6Ml. Diesel is filtered before it is pumped into the main tanks and after it leaves the secondary tanks. Extensive fire protection is provided for the main fuel farm and includes a series of foam generators located around the perimeter of the containment bund and cooling rings on the tanks. The water for these fire protection systems is supplied from two dedicated tanks and two fire pumps located at the process plant. Two other fuel facilities are at the open pit and underground operations and have a capacity of 1,200m3 each with similar dispensing facilities. Communication and Information Technology The mine wide voice and data backbone with satellite fibre optic link(s) provides cellular for voice and internet connections via wireless Local Area Network (LAN). Voice communication is supplemented by two-way radio. Fibre optics on overhead lines provide for communication between the various operations sites. Security There is comprehensive security infrastructure at the site, with controlled access to the operations. The security manager reports directly to the Kibali general manager. The Kibali property is surrounded with a high fence and a security access road running along the perimeter. The plant area is fenced with security at the main gate and additional electronic access systems and security at higher values areas within the plant. The spares and materials storage sites are fenced, and access gates are kept locked, and access controlled by security staff.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 117 Gold doré produced at the mine site is moved from site on security escorted private charter flights. All necessary logistics have been considered. Kibali is a mature operation that has all necessary support infrastructure already in place. In the opinion of the QP, the infrastructure is adequate and has been, or is being, provided at Kibali to support the anticipated production targets from the underground mine. 16 Market studies Gold doré produced at the mine site is shipped from site under secured conditions and sold under agreement to Rand Refinery in South Africa. Under the agreement, Kibali receives the ruling gold price on the day after dispatch, less refining and freight costs, for the gold content of the doré gold. Kibali has an agreement to sell all gold production to only one customer. The “customer” is chosen periodically on a tender basis from a selected pool of accredited refineries and international banks to ensure competitive refining and freight costs. Gold mines do not compete to sell their product given that the price is not controlled by the producers. The QPs note that metal prices used in this study have been set by Barrick on behalf of Kibali and are appropriate to the commodity and mine life projections, fuel supply, explosive supply, and security. It is Kibali strategy to outsource mining activities to contractors and, in all instances, the contracts are such that the equipment can be purchased by the company at the end of the contract period at its depreciated price or should the contractor default at a predetermined pricing mechanism. Prior to start-up all major mining contractors are requested to tender and the most appropriate tender is accepted thereby ensuring that the best competitive current pricing is achieved. Care is taken at the time of finalising contracts to ensure that the rise and fall formula is totally representative of the build-up of the quoted price per unit. At the time of award prices quoted are compared to benchmark prices of other owner miner operations. The contract mining costs are dependent on when tenders are issued as the price of major equipment varies dependant on demand as well as the cost of finance. Rise and fall can be negatively affected by currency fluctuations as well as price squeeze due to scarcity. Other contracts that are put in place include assay facilities, oxygen supply, catering services, fuel supply, explosive supply, and security. The QPs note that all material contracts discussed above are currently in place and the terms contained within the sales contracts are typical and consistent with standard industry practice and are similar to contracts for the supply of doré elsewhere in the world. All contract terms, rates and charges are within the norms of Barrick’s regional benchmarks, which are generally within the lower half of industry wide standards. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting The project is predominantly governed by the DRC Mining Code (2002) and associated Mining Regulations. Decree No. 038/2003 of 26 March 2003 relating to the Mining Regulations as modified and completed by Decree No. 18/024 of 08 June 2018 contain provisions regarding ESIAs and environmental management, public consultation, and compensation for loss of access to land. Articles 127 and 128 of the Mining Regulations (2018) sets out the contents of the EIS and the EMP and Article 452 establishes the objectives of management measures and standards of the EMP. Public consultation of the project was achieved in accordance with Articles 451 and 478 of the Mining Regulations (2018) and with the IFC PS. Under the DRC Mining Code (2002), mining operations must be covered by an EAP, which must be approved by the DPEM. The EAP must give an overview of the environmental conditions of the areas covered by the relevant mining title and to describe any measures that have been or will be taken to protect AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 118 the environment. In practice, the EAP covers what is normally required in an EIS and an EMP (collectively referred to herein as the ESIA). Three ESIAs, and two ESIA updates have been completed for the Project. All ESIAs were undertaken in compliance with DRC legislation and the applicable IFC PS (2006); ESIA updates were compliant with DRC Legislation and IFC PS (2012). The following list identifies the ESIAs and EISA updates completed since 2010: • An ESIA completed by independent consultants (Digby Wells, 2011) as part of the FS during 2010 and 2011. The ESIA report was submitted to the authorities in 2011 and approval was received in 2011. • An ESIA was completed in June 2011 for the new Nzoro 2 hydropower station, and refurbishment of the Nzoro 1 hydropower station adjacent to the Kibali and Nzoro Rivers, respectively (Digby Wells, 2011). This ESIA included details of the upgrade of the existing powerlines from the Nzoro 1 station, construction of new powerlines from Nzoro 2 and the construction of a diversion canal from the Nzoro River to the Nzoro 2 station. • An ESIA was completed in 2012 for the Ambarau and Azambi hydropower plants located on the Kibali River (Digby Wells, 2012). • ESIA Updates for the Mine in 2015 (Digby Wells, 2015) and 2020 (Digby Wells, 2020). The review of the environmental impact studies and the environmental management plans presented in the Kibali EAP was completed by the Standing Committee of Evaluation (CPE) comprising 14 members and directed by the Director of the DPEM. The EAP was approved by the CPE, required under Articles 455 and 456 of the Mining Regulations (2003) and included the following conditions: • Adequate management of social aspects around the mine. • Respect of air quality requirements. • Water management and effluents to be in line with the legal limits before any discharge from the mine. • Waste management and hazardous waste management in line with legislation. • Flora and fauna promotion and conservation. • In 2020, the ESIA was revised to incorporate Kalimva-Ikamva, and to comply with the Mining Regulations (2018) that stipulates a mine’s ESIA is to be updated every five years (Article 463). This allows for a re-examination of the management processes and responsibilities and assists the mine in managing its environmental and social impacts on an ongoing basis. The 2020 ESIA update complied with DRC laws and regulations and conformed with the IFC PS (2012). Mitigation and rehabilitation measures and financial provision for planned project closure have been included in the ESIA update. Kibali undertakes concurrent rehabilitation of disturbed areas. Pakaka, Kombokolo, Rhino, Mofu and Mengu pits have been fully, or partially rehabilitated and environmental monitoring of these areas is ongoing. Some closed pits may be subject to future mining and/or underground mining. All environmental permits are in place for the Kibali processing plant, open pits and underground operations, the hydropower stations, and a permit register forms part of the EMP. Permits include: • ESIA approbation – letter for approval of the environmental impacts assessment (valid for 5 years and subject to ESIA Updates). • Certifcate environnemental (valid as long as taxes are paid). • Permit to export used oil (1 year licence subject to annual renewal). • Permit d’exploitation (25 years). • Authorisation for owning the hydropower plants (25 years). Other project permits and licences in place include an import and export licence, permit for the construction of infrastructure at Kokiza, authorisation to import explosives, demolition permit, authorisation to resettle people, authorisation for exhumation (so that graves can be relocated out of the mining zone), and title deeds for all people resettled in Kokiza. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 119 A consolidated ESMP is in place which covers all aspects of the operation and was updated as part of the 2020 ESIA. The ESMP includes current, future planned and proposed activities and a rehabilitation plan. The ESMP includes an Environmental and Social Monitoring Plan as approved by the regulators and comprises the following: • Air quality and dust. • Water sampling and analysis of: o TSF seepage water and tails streams (particular focus on arsenic and WAD cyanide which can be analysed on site). o Potable water. o Groundwater. o Surface water • Terrestrial and aquatic biodiversity/habitats. • Noise and blasting. • Soil. • Community relations and grievances. • Energy use. To improve the site water balance and reduce abstraction in the Kibali River; all abandoned pits are used as dams to collect and store both seepage and rainfall as fresh water that is now recirculated as service water in process plant operations via a newly installed 250mm HDPE water line. This will assist in mitigating the negative impact on the Kibali River during the period of dry season. The current volume of fresh water held in the dams (Pakaka, Kombokolo and Sessenge) equal to 3.1 million cubic metres (Mm3). The figure below presents the Pakaka Dam freshwater reservoir design criteria. Pakaka Dam Fresh Water Reservoir Design Criteria Source: Kibali Mine 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management Mitigation and rehabilitation measures at project closure have been included in the EAP. These measures are quoted in the EAP in accordance with Chapter VII Schedule IX of the Mining Regulation Articles 95 and 123. In 2020, more than 80% of the energy consumed by Kibali was provided by the hydropower plants. Waste is segregated and managed by adopting the waste hierarchy (avoid-reuse-recycle-landfill); some incineration takes place on site at the installed Macrotech incinerator V70. In 2020, a total of 650 t of waste was incinerated at the onsite incinerator, 3,400 t of waste reused or recycled, and a further 1,900 t to landfill. New opportunities are being sought for reusing or recycling waste to further reduce waste to landfill. The other relevant aspects to water and waste management and use are also referred to in Section 17.1. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 120 Two TSFs exist at Kibali; one for the cyanide containing CIL tails and one for the sulphide flotation tails. The CIL tails contain small amounts of cyanide and must be contained in a plastic lined dam. The flotation tails contain no harmful substances and therefore the dam is not lined. The cyanide containing TSFs comprise CTSF1 and CTSF2 for the CIL tails and the FTSF is dedicated to flotation tails. A large volume of the tailings generated by the plant will be used for underground backfill in future. It is estimated that up to 50% of the flotation tailings will be used for paste backfill. 17.3 Socio-economic impacts Kibali is located in the Haut-Uélé Province and within the administrative area of Watsa Territory. The border towns of Aru in the DRC and Arua in Uganda are located 150km east of the project and are on the main road servicing the project area. The capital city of DRC, Kinshasa, is approximately 1,800km SW of Kibali. The town of Durba is immediately adjacent to the southern boundary of Kibali; nearby villages in the Surur Secteur include Renzi approximately 3km south, Kotamalembe 5km east, and Kokiza 3km west. Risks have been considered and evaluated that relate to social and Country/ political risks. These are: • Social License to Operate; possible likelihood with a moderate consequence rating; moderate risk rating; mitigation: managed through strict and transparent compliance to laws and traditions, and dedicated community engagement by company social and sustainability department. • Security and Governmental; possible likelihood with a major consequence rating; moderate risk rating; mitigation: managed through strict and transparent compliance to laws and traditions, and a dedicated government liaison team in Kinshasa. Government participation/ownership and inclusion with a continuous revenue stream. Kibali has built strong relations with the community through reinforced and continuous stakeholder engagement which includes regular meetings with a range of stakeholders and regular radio broadcasts targeting key issues pertinent to the community. International standards require that host-country laws are complied with, by default. Kibali reviews legislation and international standards and adopts the most stringent requirements. Kibali follows a resettlement and compensation process that will leave PAPs in the same or better off position than before the project intervention, which is in conformance with IFC PS. • To follow in-kind compensation where possible and limit cash compensation as far as possible, especially where the affected community’s livelihoods are at stake. As a result of the construction of the Project and establishment of the Moratorium Zone, it was necessary to resettle approximately 36,700 people, from 7,504 households, since 2012 to date (RADS and Digby Wells, 2012; Digby Wells, 2015; Digby Wells, 2016; Digby Wells, 2020). The Project also displaced around 134 items of community infrastructure, including: 13 communal agricultural projects, five communal business/commercial facilities, 12 education facilities, 19 health facilities, nine recreational/community facilities, 39 religious facilities, and 41 water sources. The first RAP was initiated in 2012 for the establishment of the mine’s Moratorium Zone (Zone A) and completed during 2013 and involved 20,000 people from 4,000 households in 14 villages. Where PAPs insisted on cash compensation, Kibali put processes in place to make sure funds were used appropriately and that recipients receive materials and goods that were provided for in the budget (e.g., if people decide to build infrastructure themselves, payments were made in instalments and full payment was only made upon completion of construction). A Resettlement Working Group (RWG) was established as the primary consultation forum to develop and implement a RAP. The RAP process was carried out by independent consultants. All primary stakeholders are represented on the RWG. The RAP included construction of water, energy, and road infrastructure. Guidance was provided by Congolese town planners, as well as the RWG, for a town plan outlining the development of the Kokiza

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 121 village that improved the provision of basic services and social infrastructure whilst still being maintainable, considering the overall remoteness of the area. The following was constructed at Kokiza: • Catholic Church. • 4,077 houses. • 14 schools and recreation facilities. • Five clinics/health centres. • 11 churches. • 55 boreholes. • Upgraded electricity • Four new cemeteries. • Two communal markets. The Kibali River flows along the southern boundary of the mine and then flows northwards. The existing Nzoro 1, hydrostation was refurbished and is exclusively used to provide power to the local community. Kibali procured in excess of $110 million of goods and services from DRC suppliers in 2021. This includes produce from agribusinesses (e.g., producers of eggs, pork, maize) which is purchased for use in the mine canteens. 17.4 Mine closure and reclamation Mine rehabilitation is designed to restore the biophysical environment (e.g., chemical, biological quality of air, land, and water regimes) and prepare the concession for post-mining land use. Concurrent rehabilitation opportunities are limited as some mined pits and inactive WRDs are being assessed for potential future open pit expansion or underground operations. Inactive pits and WRDs remain within Kibali’s environmental monitoring programs to analyse potential impacts. Inactive pits are access restricted and are located within the Moratorium Zone and have security posts to ensure controlled entry. The aim of mine closure is to (a) develop a passive system that is a self-sustaining natural ecosystem or (b) prepare the concession for alternate land use that stakeholders agree to, and the authorities are willing to sign off. Once the post-monitoring period (at least 5 years) has established that the site is stable, the authorities will sign off and end the company’s liabilities for the concession. A framework closure plan was developed as part of the 2011 ESIA and has been updated as part of the 2020 ESIA to reflect changes in mine development, operational planning, and the environmental and social status quo. The framework closure plan addresses the following: • The regulatory framework for mine closure. • Methods used to close all mine components. • The overall closure objectives for all components of the Project. Mine closure costs are updated each year. The current cost as of 31st December 2021 for rehabilitation and closure of the mine is approximately $24 million (Digby Wells, 2021). Allowance has been made for the shaping of the open pit edges and WRDs to a safe and sustainable angle. Rehabilitation of the ROM pads, demolition and management of physical infrastructure, creation of a free-draining topography, replacement of soil, re-vegetation, and general surface rehabilitation of all the disturbed areas within Kibali has also been calculated. At closure the CTSF will be rehabilitated by covering the facility with a 300mm saprolite layer (breaker layer) followed by a 300mm layer of topsoil. The top and side walls will be vegetated to stabilise the tailings against wind and water erosion, and to reduce water ingress into the tailings. Surface water diversion and management measures will be left in a state such that they can continue to control runoff from the TSF and to divert clean water around it. All upslope water will be permanently diverted around the facility; water falling on the TSF will be encouraged to discharge from it to avoid pools forming on the surface. The FTSF will be rehabilitated in the same manor but will exclude the 300mm saprolite breaker layer since the FTSF material has less contamination potential and it is therefore assumed a breaker layer will not be required. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 122 Infrastructure at the Doko airport, mine camp and mine offices could have uses for the community after mine closure and will be discussed with stakeholders as post-mining land use plans are developed. Extension areas such as laydown areas will be rehabilitated as per the contractor’s agreement with Kibali. The cost of demolishing and rehabilitating these areas has therefore been excluded from the closure cost assessment. A contingency of 10% has been included. A 12% allowance has been included for operator or contractor project management fees of the airport. The total includes costs for bi-annual aquatic biomonitoring, surface and groundwater monitoring for five years after mine closure, monitoring and maintaining re-vegetated areas for three years after mine closure, hydro-carbon clean-up, and cyanide decontamination. 17.5 Qualified Person's opinion on adequacy of current plans It is the opinion of the Qualified Person that the current plans to address any issues related to environmental compliance, permitting and local individuals or groups are adequate. 17.6 Commitments to ensure local procurement and hiring Kibali complies with the labour laws of the DRC, which govern the following: • Salary and remuneration. • Job classification and competencies. • Annual leave system. • Ratios of expat to national workforce. • Representation by unions. • Employee code of conduct and disciplinary measures. • Mine Level Agreement (MLA). Kibali has an internal in-reach programme which is a platform where both employer and employee are able to actively engage with each other regarding operational updates in addition to social and community matters. Kibali employment policy gives priority to DRC nationals who have the required skills and experience. Identifying skilled nationals involves advertising and searching in the nearby communities before extending the recruitment process to other regions of the country. Where there is a lack of skills, expatriates with specific skills are employed with the primary aim of training nationals. A timeframe is developed for training nationals to take over from the skilled expatriates. Development plans are in place to facilitate skills development and succession planning. The mine prioritises local employment and in 2021, the employees were made up of 88% Congolese nationals; more than 70% from the local area. More than 70% of management positions were held by Congolese Nationals. Kibali has a local procurement policy, and this extends to procurement through contractors. Kibali procured in excess of $110 million of goods and services from DRC suppliers in 2021. This includes produce from agribusinesses (e.g., producers of eggs, pork, maize) which is purchased for use in the mine canteens. 18 Capital and operating costs 18.1 Capital and operating costs Capital and operating costs for Kibali are based on extensive experience gained from 8 years of operating this mine and an extensive number of years operating other gold mines situated within Africa. Sustaining (replacement) capital costs reflect current price trends. Operating costs are in line with historical averages. Any potential non-capitalised exploration expenditure has not been included in the economic forecasts. Capital Kibali is a sustaining capital combined open pit and underground mining operation with the necessary facilities, equipment, and manpower in place to produce gold. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 123 The open pit and underground LOM and capital and operating cost estimates have been completed in sufficient detail to be satisfied that economic extraction of the Proven and Probable Mineral Reserve is justified. The total capital expenditure from 2018 to 2021 amounted to $484 million. This included $201 million spent on underground mining capital, which represented 42% of total capital expenditure. A total of $61 million, representing 13% of total capital expenditure, was spent on deferred stripping to remove mine waste materials (overburden) to gain access to ore in new pits. A further $43.5 million, representing 9% of total capital expenditure, was spent on capitalised drilling which resulted in LOM extensions and conversion of Mineral Resource to allow for engineering to deliver a Mineral Reserve. $18 million was spent on permit wide exploration for Mineral Resource replacement, representing 4% of total capital expenditure. Completion of the hydropower stations accounted for $26 million, or 5% of total capital expenditure, and $33 million for the refurbishment of open pit equipment, or 7% of total capital expenditure. Capital expenditure over the remaining LOM is estimated to be $715 million (from 2022) based on Mineral Reserve, made up from the allocation of costs as summarised in the table below. LOM Capital Expenditure Based on Mineral Reserve Description Value ($M) Grade control drilling 41 Capitalised deferred stripping 35 Underground capital development and drilling 185 RAP growth capital 18 Exploration capitalised 6 Other sustaining capital 430 Total LOM Capital Expenditure 715 Operating costs Kibali maintains detailed operating cost records that provide a sound basis for estimating future operating costs. Costs used for the open pit optimisations were derived from Kibali Mining Services (KMS) open pit mining contractor’s pricing of the open pit LOM schedule. Underground operations were costed starting in mid- year 2018 as owner costs, when underground mining changed to owner operated. Labour costs for national employees were based on actual costs. Local labour laws regarding hours of work, employment conditions were also considered, and overtime costs included. During 2021, costs for processing and general and administration (G&A) were updated based on actuals adjusted with the latest forward estimates, production profiles and personnel levels. Customs duties, taxes, charges, and logistical costs have been included. Unit costs used to estimate LOM operating costs based on the Mineral Reserve (from 2022) are summarised in the table below. The annual fluctuation in production levels is relatively low, such that the effect of fixed versus variable expenses is minimised. LOM unit operating costs based on the Mineral Reserve Activity Units Value Open pit mining $/t mined 3.44 Open pit mining $/t ore mined 33.00 Underground mining $/t mined 36.16 Underground mining $/t ore mined 37.95 Processing $/t milled 17.49 G&A $/t milled 9.35 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 124 Mining total1 $/t milled 35.60 Total LOM net OPEX1 $/t milled 62.44 Notes: 1. Total LOM Net of Opex in this table, represents the total amount, before capitalised cost and royalty costs of 4.7% based on the total revenue Kibali has used the unit costs to estimate LOM operating costs based on the Mineral Reserve (from 2022). Operating costs for the LOM plan are shown in the table below. LOM operating total costs based on the Mineral Reserve Description LOM operating total cost ($M) Open pit Mining 1,219 Underground mining 1,739 Processing 1,453 Stockpile 13 G&A 776 Total operating cost 5,189 Notes: 1. Total LOM Net of Opex in this table, represents the total amount, before capitalised cost and royalty costs of 4.7% based on the total revenue Cost inputs have been priced in real Q4 2021 dollars, without any allowance for inflation or consideration to changes in foreign exchange rates. The QPs are satisfied that the open pit LOM and cost estimates have been completed in sufficient detail to justify the economic extraction of the open pit Proven and Probable Mineral Reserve. The QPs are satisfied that the underground LOM and cost estimates have been completed in sufficient detail to justify the economic extraction of the underground Proven and Probable Mineral Reserve. 18.2 Risk assessment Kibali has undertaken analysis of the project risks as summarised in the table below; together with the QPs assessment of the risk degrees and consequences, as well as ongoing/required mitigation measures. The QPs note that the degree of risk refers to their subjective assessment as to how the identified risk could affect the achievement of the project objectives. In the QP’s opinion, there are no significant risks and uncertainties that could reasonably be expected to affect the reliability or confidence in the exploration information, Mineral Resource or Mineral Reserve estimates. The following definitions have been employed by the QPs in assigning risk factors to the various aspects and components of the project: In addition to assigning risk factors, the QPs provided an opinion on the probability of the risk occurring during the LOM. The table below details the Kibali risk analysis as determined by the QPs. Kibali risk analysis Issue Likelihood Consequence Rating Risk Rating Mitigation Geology and Mineral Resource – Confidence in Mineral Resource Models Unlikely Minor Low Additional scheduled infill drilling. Resource model updated on a regular basis using production reconciliation results. Mining and Mineral Reserve – Open pit Slope Stability Unlikely Moderate Minor Continued in-pit monitoring, geotechnical drilling, instrumentation, and continued updating of geotechnical and hydrology models.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Mining and Mineral Reserve – Underground Recovery and Dilution	Possible	Moderate	Low	Change in drilling and blasting practices and paste filling binder to reduce dilution and increase recovery.
Processing - Salts build up in the process water - leading to carbon fouling in the CIL and elution circuits	Possible	Moderate	Medium	A full salt and water balance has been completed and tracked in the plant to ensure that correct water dilution into the critical streams of elution is managed with minimum impact on carbon fouling and gold recovery.
Environmental - Groundwater contamination (arsenic) -Tailings failure and Waste Rock	Possible	Major	Low	Manage as levels through feed profile and capture runoff. All high arsenic feed reports to lined tailings facility. Encapsulate and rehabilitate waste dumps. Continuing monitoring and external or third-party audits.
Social – Social License to Operate	Possible	Moderate	Moderate	Dedicated community engagement by company social and sustainability department. Accessible Grievance Mechanism
Country & Political – Security – Governmental	Possible	Major	Moderate	Dedicated government liaison team in Kinshasa. Government participation/ownership.
Capital and Operating Costs	Unlikely	Moderate	Low	Continue to track actual costs and LOM forecast costs, including considerations for inflation and foreign exchange.
Fiscal Stability	Possible	Moderate	Moderate	Dedicated government liaison team in Kinshasa Government participation/ownership

19 Economic analysis

19.1 Key assumptions, parameters and methods Sensitivity analysis

All relevant costs, exchange rates and royalties are listed in the economic analysis in section 19.2. The value of the economic analysis is prepared on a 100% basis and done at discount rates of 0%, 5%, 10% and 15%.

19.2 Results of economic analysis

The QP has verified the economic viability of the Mineral Reserve via cash flow modelling, using the inputs discussed in this report.

The cash flow shown below is on an annual basis and contains only the Mineral Reserve material. All Inferred Mineral Resource material in the schedule used for the cash flow forecast was set to waste.

The NPV and IRR of the Mineral Reserve are both positive and align with the corporate targets.

An integrated schedule was tested for cash positive, as were the individual areas mined by incremental analysis to conclude that they were cash positive.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Kibali Gold Mine economic analysis

Item	Unit	Total LOM	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Production												
Gold	Oz ('000)	8,017.8	793.3	750.9	771.3	779.7	700.3	779.0	739.7	720.0	679.6	412.1
Revenue												
By product (+/-)	USD M	-27.7	-2.4	-2.2	-2.3	-2.3	-2.3	-2.3	-2.2	-2.3	-2.2	-2.2
Gross Revenue	**USD M**	**9,679**	**952**	**901**	**926**	**936**	**840**	**935**	**888**	**864**	**816**	**494**
Royalties	USD M	455	44.7	42.3	43.5	44.0	39.5	43.9	41.7	40.6	38.3	23.2
Operating Costs												
Mining Cost	USD M	2,959	287.5	246.2	255.1	248.0	231.3	253.2	242.9	240.2	241.0	238.2
General & Admin	USD M	777	63.9	62.7	62.8	63.0	63.2	58.6	60.7	58.4	64.8	62.8
Other Operating Costs	USD M	63	5.1	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8	4.8
Total Operating Cost	USD M	5,156	491.9	432.6	445.5	439.1	421.5	437.5	424.8	407.2	440.3	400.7
Sustaining Capital	USD M	715	232.6	93.5	54.2	89.9	40.2	44.6	39.5	51.8	45.3	17.6
Non-GAAP Metrics & Cash Flow												
Total AISC Cash	USD M	**6,298**	**766.9**	**566.2**	**540.9**	**570.7**	**499.0**	**523.8**	**503.8**	**497.3**	**521.8**	**439.3**
Other Capital (non Sust.)	USD M	18	11.8	6.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Total AIC Cash	USD M	6,316	**778.6**	**572.2**	**540.9**	**570.7**	**499.0**	**523.8**	**503.8**	**497.3**	**521.8**	**439.3**
Closure Costs	USD M	24	0.5	0.8	0.8	0.0	1.8	0.2	0.7	0.3	0.0	0.0
Tax	USD M	310	12.4	10.2	11.8	24.3	39.7	55.5	57.0	59.6	46.7	1.6
Free Cash Flow	**USD M**	**2,574**	**115.7**	**275.5**	**328.6**	**296.6**	**260.3**	**311.4**	**284.4**	**266.2**	**208.7**	**30.4**

Item	2032	2033	2034	2035	2036	2037	2038	2039	2040
Production									
Gold	441.5	340.4	110.2	0.0	0.0	0.0	0.0	0.0	0.0
Revenue									
By product (+/-)	-2.3	-1.6	-1.2	0.0	0.0	0.0	0.0	0.0	0.0
Gross Revenue	**530**	**409**	**190**	-	-	-	-	**0.0**	**0.0**
Royalties	24.9	19.2	8.9	0.0	0.0	0.0	0.0	0.0	0.0
Operating Costs									
Mining Cost	227.3	137.6	110.1	0.0	0.0	0.0	0.0	0.0	0.0
General & Admin	73.4	53.3	28.9	0.0	0.0	0.0	0.0	0.0	0.0
Other Operating Costs	4.8	4.8	4.8	0.0	0.0	0.0	0.0	0.0	0.0
Total Operating Cost	389.4	262.1	163.4	0.0	0.0	0.0	0.0	0.0	0.0
Sustaining Capital	4.3	1.6	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Non-GAAP Metrics & Cash Flow									
Total AISC Cash	**416.4**	**281.2**	**171.1**	**0.0**	**0.0**	**0.0**	**0.0**	**0.0**	**0.0**
Other Capital (non Sust.)	0.0	0.0	0.0	0.0	0.0	0.0	0.0		
Total AIC Cash	**416.4**	**281.2**	**171.1**	**0.0**	**0.0**	**0.0**	**0.0**	**0.0**	**0.0**
Closure Costs	0.2	0.2	0.2	3.6	8.1	1.6	1.2	1.0	2.6
Tax	4.8	5.9	-19.1	0.0	0.0	0.0	0.0	0.0	0.0
Free Cash Flow	**83.5**	**102.1**	**28.7**	**-3.6**	**-8.1**	**-1.6**	**-1.2**	**-1.0**	**-2.6**

[1] Ounces of Gold

Key metrics		
NPV_0	USD M	2,573.8
NPV_5	USD M	2,020.8
NPV_{10}	USD M	1,631.9
NPV_{15}	USD M	1,350.1
Cash Flow Margin	%	52%
IRR (for Projects only)	%	-

Comments:

- Closure costs
- No sunk capital
- Currencies: USD, AUD.

Notes
1) Numbers included are at 100%, in real terms and based on Barrick board approved plan in January 2022
2) AiSC and AiC reflected are cash based calculations (ie. metal inventory movements not included in calculation)
3) Gold price price modelled at $1200/oz

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

19.3 Sensitivity analysis

Sensitivities were run on the various inputs for the project. The base case is the Mineral Reserve estimated as at 31 December 2021 and tonnages and grade are reported as delivered to plant (the point where material is delivered to the processing facility). The Underground used a gold price of $1,200/oz and the Open pit selection is based on a gold price of $1,200/oz for all pits, with the exception of $1,300/oz for the Sessenge and Oere pits, and $1,500/oz for the Aerodrome pit. All Mineral Reserve, including Aerodrome, Sessenge, and Oere are profitable at a $1,200/oz Au sales price, and thus the Mineral Reserve and supporting cash flow statements are reported at $1,200/oz Au.

The project is the most sensitive to variations in gold price, grade processed and operating costs. The sensitivity on gold price and grade processed produce similar results.

Sensitivity Analysis for key value drivers (numbers as after-tax NPV_0, in USD M)

Parameter [1]	Unit	-20%	Base Case	+20%
Gold Price	USD/oz	948.4	2,573.8	4,199.2
Grade Processed	g/t	939.1	2,573.8	4,192.5
Operating Costs	USD M	3,550.6	2,573.8	1,596.9
Capital Costs	USD M	2,704.7	2,573.8	2,442.8

[1] Sensitivities estimated based on given current mine plan for the Base Case.

Sensitivities on Key value drivers


Sensitivities on Key value drivers (+/- 20%)
NPV0 after-tax (USD M)
4,500.0
4,000.0
3,500.0
3,000.0
2,500.0
2,000.0
1,500.0
1,000.0
500.0
0.0
2,573.8
-20%
Base Case (0%)
+20%
Gold Price
Grade Processed
Operating Costs
Capital Costs

Specific sensitivities of the mine to changes in gold price was run by Barrick as the operator of Kibali. An initial optimisation was run on the standard $1,200/oz Mineral Reserve gold price. Gold price sensitivities were then run for gold prices of $400/oz to $2,000/oz at an increment of $100/oz to produce a set of nested pits shells. Major deposits and producing mines are include in the tables below.

Various sensitivities at different gold prices were conducted for the different open pit deposits to determine the optimal gold price to be used for the 2021 Mineral Reserve on a case-by-case basis. Analysis was completed on cash cost, strip ratios, cash flows generated, as well as geological drill coverage for each deposit.

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021

Sessenge gold price sensitivities

Pit Size ($/oz)	Cash Flow ($M)	Mineralised Material (Mt)	Grade (g/t)	Waste (Mt)	Mining Cost ($M)	Process Cost ($M)	Royalty ($M)	Mining Cost ($/t)	Stripping Ratio (t:t)	Ounces Mined (koz)	Recovery (%)	Gold Produced (koz)	Cash Cost ($/oz)
400	2.2	0.0	3.18	0.03	-0.2	-1.0	-0.1	3.18	0.7	4	78%	3	450
500	3.9	0.1	3.20	0.08	-0.5	-1.7	-0.3	3.19	1.2	7	77%	5	463
600	5.0	0.1	2.96	0.12	-0.7	-2.6	-0.3	3.20	1.2	9	77%	7	497
700	6.0	0.1	2.69	0.19	-1.0	-3.6	-0.4	3.20	1.3	12	77%	9	545
800	6.4	0.2	2.60	0.24	-1.3	-4.1	-0.5	3.20	1.5	13	77%	10	569
900	9.5	0.3	2.70	1.52	-5.9	-8.0	-1.0	3.26	5.0	26	78%	21	728
1,000	9.8	0.3	2.66	1.68	-6.5	-8.7	-1.0	3.25	5.1	28	78%	22	744
1,100	10.8	0.5	2.66	3.41	-12.6	-12.7	-1.5	3.25	7.3	40	78%	32	849
1,200	10.9	0.5	2.56	3.69	-13.7	-14.2	-1.6	3.25	7.0	43	78%	34	870
1,300	10.1	1.3	2.22	9.93	-36.0	-34.7	-3.3	3.22	7.9	90	79%	71	1,047
1,400	9.7	1.3	2.17	10.36	-37.6	-36.9	-3.5	3.22	7.7	93	79%	74	1,060
1,500	6.8	1.6	2.11	12.84	-46.3	-43.5	-4.0	3.21	8.1	107	79%	85	1,110
1,600	6.4	1.6	2.10	13.06	-47.1	-44.4	-4.0	3.21	8.1	109	79%	86	1,116
1,700	5.9	1.6	2.09	13.35	-48.1	-45.3	-4.1	3.21	8.1	110	79%	87	1,123
1,800	-117.8	6.6	1.90	87.01	-298.5	-184.6	-15.0	3.19	13.1	404	79%	391	1,560
1,900	-127.8	7.0	1.89	92.23	-316.3	-194.7	-15.7	3.19	13.2	424	79%	335	1,572
2,000	-135.3	7.2	1.88	95.82	-328.4	-200.2	-16.2	3.19	13.3	435	79%	344	1,584

Pamao gold price sensitivities

Pit Size ($/oz)	Cash Flow ($M)	Mineralised Material (Mt)	Grade (g/t)	Waste (Mt)	Mining Cost ($M)	Process Cost ($M)	Royalty ($M)	Mining Cost ($/t)	Stripping Ratio (t:t)	Ounces Mined (koz)	Recovery (%)	Gold Produced (koz)	Cash Cost ($/oz)
400	10.2	0.1	3.26	0.19	-1.0	-3.9	-0.7	3.93	1.3	15	86%	13	425
500	30.1	0.6	2.52	0.64	-3.7	-16.7	-2.5	4.04	1	51	87%	44	519
600	54.7	1.3	2.5	2.57	-11.3	-34.5	-5.0	3.66	2	102	86%	88	577
700	73.3	1.9	2.44	5.16	-20.6	-51.2	-7.2	3.51	2.7	148	86%	127	622
800	93.5	2.8	2.27	8.30	-32.4	-77.3	-10.0	3.47	2.9	208	86%	178	674
900	105.8	3.7	2.15	11.09	-42.9	-99.7	-12.2	3.45	3	254	86%	217	713
1,000	120.9	4.7	2.16	19.92	-71.2	-129.2	-15.9	3.31	4.2	329	85%	281	770
1,100	128.8	6.1	2.03	26.33	-93.6	-166.3	-19.2	3.3	4.3	398	85%	340	821
1,200	130.4	7.1	1.94	30.10	-107.5	-194.6	-21.3	3.31	4.2	443	85%	378	855
1,300	127.4	8.8	1.82	36.86	-131.6	-240.5	-24.6	3.31	4.2	513	85%	437	908
1,400	122.3	9.7	1.78	42.64	-151.1	-268.2	-26.7	3.29	4.4	556	85%	474	942
1,500	114.0	10.6	1.74	48.85	-171.2	-292.4	-28.5	3.27	4.6	594	85%	505	974
1,600	103.1	11.4	1.71	54.13	-188.4	-314.3	-29.9	3.26	4.8	623	85%	530	1,005
1,700	78.3	12.6	1.67	66.14	-226.0	-349.1	-32.2	3.22	5.3	673	85%	571	1,063
1,800	63.2	13.2	1.64	72.75	-246.5	-366.7	-33.4	3.21	5.5	697	85%	591	1,093
1,900	23.3	14.3	1.61	88.83	-295.6	-400.4	-35.5	3.17	6.2	742	85%	629	1,163
2,000	7.1	14.7	1.6	95.95	-316.9	-411.0	-36.2	3.16	6.5	758	85%	643	1,189

Kalimva-Ikamva gold price sensitivities

Pit Size ($/oz)	Cash Flow ($M)	Mineralised Material (Mt)	Grade (g/t)	Waste (Mt)	Mining Cost ($M)	Process Cost ($M)	Royalty ($M)	Mining Cost ($/t)	Stripping Ratio (t:t)	Ounces Mined (koz)	Recovery (%)	Gold Produced (koz)	Cash Cost ($/oz)
400	19.9	0.2	4.85	0.71	-2.5	-6.6	-1.1	4.19	3.1	36	86%	30	335
500	66.2	1.0	4.28	6.29	-19.3	-30.1	-4.2	3.51	6.1	142	85%	121	443
600	109.0	2.0	3.99	13.71	-41.3	-58.0	-7.6	3.42	6.9	255	85%	218	490
700	136.7	2.9	3.79	21.27	-63.5	-83.6	-10.4	3.37	7.4	348	85%	297	530
800	147.1	3.4	3.69	27.00	-80.0	-98.4	-11.9	3.33	8	400	85%	341	558
900	151.6	3.7	3.6	30.68	-90.7	-109.2	-12.9	3.31	8.2	432	85%	368	578
1,000	159.6	4.6	3.45	41.88	-123.2	-136.0	-15.3	3.27	9	514	85%	439	626
1,100	160.2	5.3	3.3	48.59	-143.2	-156.3	-16.8	3.27	9.1	565	85%	481	657
1,200	159.5	5.9	3.09	49.03	-146.0	-173.9	-17.6	3.33	8.3	589	85%	502	672
1,300	156.5	6.7	2.86	49.05	-148.1	-196.8	-18.4	3.41	7.3	616	85%	525	692
1,400	149.2	7.7	2.62	49.80	-152.9	-226.1	-19.4	3.5	6.5	649	85%	553	720
1,500	132.2	9.1	2.42	57.12	-176.6	-267.4	-21.1	3.53	6.3	708	85%	603	771
1,600	116.0	10.5	2.24	60.72	-190.3	-308.9	-22.5	3.59	5.8	756	85%	644	810
1,700	98.3	11.9	2.08	63.43	-201.2	-350.2	-23.8	3.66	5.3	798	85%	680	846
1,800	78.2	13.2	1.97	66.73	-213.6	-389.2	-25.0	3.71	5	837	85%	713	880
1,900	55.8	14.4	1.88	71.21	-228.7	-422.7	-25.9	3.72	5	869	85%	740	915
2,000	42.1	15.4	1.81	71.92	-233.4	-451.8	-26.7	3.77	4.7	894	85%	762	935

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AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 129 Pakaka gold price sensitivities Pit Size ($/oz) Cash Flow ($M) Mineralised Material (Mt) Grade (g/t) Waste (Mt) Mining Cost ($M) Process Cost ($M) Royalty ($M) Mining Cost ($/t) Stripping Ratio (t:t) Ounces Mined (koz) Recovery (%) Gold Produced (koz) Cash Cost ($/oz) 400 23.1 0.2 6.59 0.86 -2.9 -5.6 -1.5 2.97 4.4 41 80% 33 302 500 31.5 0.4 5.56 1.96 -6.3 -10.2 -2.3 2.93 5.6 63 80% 50 373 600 42.6 0.6 5.05 4.87 -14.9 -17.6 -3.5 2.88 8.1 98 80% 79 458 700 50.0 0.8 4.87 7.66 -23.2 -23.4 -4.6 2.87 9.5 126 80% 101 506 800 64.1 1.8 3.77 15.59 -47.5 -50.9 -7.7 2.88 8.9 212 80% 170 623 900 65.0 1.9 3.64 16.17 -49.5 -55.0 -8.0 2.88 8.6 221 80% 177 634 1,000 65.8 2.1 3.47 17.89 -54.9 -62.3 -8.6 2.88 8.3 239 80% 192 656 1,100 60.6 3.4 3.38 41.55 -123.4 -98.8 -13.3 2.85 12.2 369 80% 296 795 1,200 53.0 4.3 3.17 53.49 -158.9 -126.0 -15.9 2.85 12.3 441 80% 354 850 1,300 48.3 4.6 3.12 57.99 -172.1 -134.3 -16.7 2.85 12.6 463 80% 371 870 1,400 44.7 4.7 3.11 60.90 -180.5 -137.9 -17.1 2.85 12.8 474 80% 380 882 1,500 -33.0 6.9 3.13 124.25 -362.3 -199.8 -24.9 2.83 18.1 691 80% 554 1,059 1,600 -44.9 7.3 3.04 130.01 -379.5 -212.1 -25.8 2.84 17.8 714 80% 573 1,078 1,700 -60.2 7.7 3 138.11 -403.2 -223.1 -26.7 2.84 18 739 80% 593 1,102 1,800 -68.0 7.9 2.96 141.60 -413.4 -228.8 -27.1 2.84 18 750 80% 601 1,113 1,900 -90.1 8.3 2.91 152.07 -443.8 -242.1 -28.1 2.84 18.3 778 80% 624 1,144 2,000 -99.4 8.5 2.89 156.28 -456.1 -246.8 -28.4 2.84 18.4 788 80% 632 1,157 20 Adjacent properties The Kibali South exploration permit is located 2.5km SW of the KCD pit in an exclusion zone surrounded by the Kibali exploitation permit. Kibali South is currently owned by SOKIMO. However, Kibali South was previously owned by Kibali and was transferred to SOKIMO in December 2012. The mineralisation is an up-plunge projection of mineralisation below the KCD 9000 Lode and is refractory in nature (Randgold, 2009). The QP has not independently verified this information and this information is not necessarily indicative of the mineralisation at Kibali. The information within this Technical Report Summary is based on the property. No information from the adjacent properties has been included in this report. 21 Other relevant data and information 21.1 Inclusive Mineral Resource Inclusive gold Mineral Resource (attributable, 45%) Kibali Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Open pit Measured 6.96 2.24 15.58 0.50 Indicated 20.27 2.25 45.57 1.47 Measured & Indicated 27.24 2.25 61.15 1.97 Inferred 3.69 2.10 7.76 0.25 Underground Measured 14.31 4.63 66.27 2.13 Indicated 21.67 4.06 88.02 2.83 Measured & Indicated 35.98 4.29 154.29 4.96 Inferred 6.59 3.03 19.98 0.64 Stockpile Measured 0.14 3.17 0.45 0.01 Indicated - - - - Measured & Indicated 0.14 3.17 0.45 0.01 Inferred - - - - Total Measured 21.42 3.84 82.31 2.65 Indicated 41.94 3.18 133.59 4.29 Measured & Indicated 63.36 3.41 215.90 6.94 Inferred 10.29 2.70 27.74 0.89 AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 130 21.2 Inclusive Mineral Resource by-products The Kibali deposit is a gold only product and there are no significant by-products. 21.3 Mineral Reserve by-products The Kibali deposit is a gold only product and there are no significant by-products. 21.4 Inferred Mineral Resource in annual Mineral Reserve design Inferred Mineral Resource in annual Mineral Reserve design Kibali Tonnes Grade Contained gold as at 31 December 2021 million g/t tonnes Moz Open pit 1.45 1.28 1.86 0.06 Underground 1.02 5.05 5.13 0.16 Total 2.47 2.83 6.99 0.22 With appropriate caution, a portion of the Inferred Mineral Resource was included in the business plan during the optimisation process. The updated business plan contains a total of 5% of Inferred Mineral Resource (on an ounce basis), which is predominantly scheduled from 2031 onwards. All Inferred Mineral Resource included in the business plan has had modifying factors applied to the Mineral Resource and is planned to be mostly converted into Mineral Reserve in the next couple of years. The added Inferred Mineral Resource is primarily from the Oere pit and the down plunge portions of the 3000 and 5000 lodes. The current mine plan has no reliance on the Inferred Mineral Resource to support the economic viability of the project at the declared Mineral Reserve gold price of $1,200/oz. 21.5 Additional relevant information No additional information or explanation is necessary to make this Technical Report understandable and not misleading. 21.6 Certificate of Qualified Person(s) Richard Peattie certificate of competency As the author of the report entitled Kibali Gold Mine Technical Report Summary, I hereby state: • My name is Richard Peattie. I am the Qualified Person for the Mineral Resource. • AngloGold Ashanti Technical Lead for Kibali Mine • AusIMM (Member of the Australasian Institute of Mining and Metallurgy, membership number 301029). • MPhil Mineral Resource Evaluation (University of Queensland). • Years relevant experience of 25 years. • I am a Qualified Person as defined in Regulation S-K 1300. • I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the report, the omission of which would make the report misleading. • I declare that this report appropriately reflects my view. • I am not independent of AngloGold Ashanti Ltd • I have read and understand Regulation S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. • I am an Employee in respect of AngloGold Ashanti Ltd in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Resource. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 131 • At the effective date of the Report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading. Romulo Sanhueza certificate of competency As the author of the report entitled Kibali Gold Mine Technical Report Summary, I hereby state: • My name is Romulo Sanhueza. I am the Qualified Person for the Mineral Reserve. • Vice President: Strategic Mine Planning • AusIMM (Member of the Australasian Institute of Mining and Metallurgy, membership number 211794). • BSc Engineering (Mining). • Years relevant experience of 24 years. • I am a Qualified Person as defined in Regulation S-K 1300. • I am not aware of any material fact or material change with respect to the subject matter of the report that is not reflected in the report, the omission of which would make the report misleading. • I declare that this report appropriately reflects my view. • I am not independent of AngloGold Ashanti Ltd • I have read and understand Regulation S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. • I am an Employee in respect of AngloGold Ashanti Ltd in respect of the issuer AngloGold Ashanti Ltd for the 2021 Final Mineral Reserve. • At the effective date of the report, to the best of my knowledge, information and belief, the report contains all scientific and technical information that is required to be disclosed to make the report not misleading. 22 Interpretation and conclusions It should be noted that information compiled in this report is based on information from the Barrick Gold Corporate (Barrick) NI 43-101 Technical Report on the Kibali Gold Mine, Democratic Republic of the Congo. Based on the total synthesis of the above work, the QPs support the interpretations and conclusions from Barrick as provided below. Geology and Mineral Resource - QAQC Kibali has documented standard procedures for the drilling, logging, and sampling processes, which meet industry standards. The geological and mineralisation modelling at Kibali is centred on geologically robust interpretations. The established quality control programme ensures accurate and precise assay results from the analytical laboratory. Checks conducted on the quality control database indicated that the results are of acceptable precision and accuracy for use in Mineral Resource estimation. Mineral Resource Geological models and subsequent Mineral Resource estimations have evolved and improved with each successive model update from added data within both the open pit and underground. Significant GC drill programmes, and mapping of exposures in mine developments have been completed to increase the confidence in the resulting Mineral Resource and Mineral Reserve. In the QP’s opinion, the Kibali Mineral Resource top capping, domaining and estimation approach are appropriate, using industry accepted methods. Furthermore, the constraint of underground Mineral Resource reporting to use optimised mineable stope shapes has been deemed to reflect good practice by AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 132 external project audits. The QP considers the Mineral Resource at Kibali as appropriately estimated and classified. The QP is not aware of any environmental, permitting, legal, title, taxation socioeconomic, marketing, political, metallurgical, fiscal, or other relevant factors, that could materially affect the Mineral Resource estimate. The strategic focus of Kibali exploration is to prioritise higher grade underground Mineral Resource definition targets, with down plunge extension drilling, thereby extending the LOM with complementary UG and OP ore. Mining and Mineral Reserve The open pit mining operations at Kibali consists of multiple open pits. The open pits are being operated by KMS mining contractor, and a down-the-hole blasting service is provided by Orica an appropriate blasting contractor. Opportunities exist within the current pits with the Inferred Mineral Resource for conversion drilling to allow for engineering of Mineral Reserve. The end of the current open pit mine life is estimated to be year 2033 based on current Mineral Reserve. The KCD underground mine is designed to extract the KCD deposit directly beneath the KCD pit. A 50m crown pillar separates the pit bottom from the top of the underground mine. The underground mine is a long hole stoping operation planned to produce ore at a rate of 3.6Mtpa to 3.8Mtpa for 10 years, tapering off from year 11. Most of the underground mine infrastructure is already in place. A vertical production shaft was fully commissioned during 2018. Most ore is currently hoisted up the shaft, however, throughout the underground LOM the decline to surface is being used to haul ore from some of the shallower zones and to supplement the shaft haulage. Barrick, as the operator of the project, has significant experience in other mining operations within Africa and these production rates, modifying factors, and costs are benchmarked against other African operations to ensure they are suitable. The current Mineral Reserve for Kibali support a total mine life of thirteen years, twelve years of open pit operations, and thirteen years of underground mining. Estimated LOM gold production averages approximately 730koz per year for 10 years based only on the current Mineral Reserve. The schedule will be progressively optimised as mining progresses. The QP considers the modelled recoveries for all ore sources and combined process and plant engineering unit costs, used within the Mineral Resource and Mineral Reserve process to be acceptable. The QP is not aware of any environmental, legal, title, socioeconomic, marketing, mining, metallurgical, infrastructure, permitting, fiscal, or other relevant factors that could materially affect the Mineral Reserve estimate. Processing Extensive metallurgical test work campaigns have been completed across all deposits in Kibali that form part of the Mineral Reserve. These have consistently demonstrated two distinct behavioural patterns: 1. free-milling - suitable for gold extraction by a conventional CIL metallurgical process, and, 2. minor refractory - straight cyanidation returns gold dissolutions too low for optimal plant operation due to the presence of occluded gold particles within sulphide minerals. Finer grind will expose a portion of this refractory’ gold for leaching to enhance recovery and economics. The Kibali process plant operational risks are materially reduced as a function of the two separate process streams and independent milling circuits. The process plant has demonstrated excellent improvements in throughput capability, even performing beyond design capacity at 7.2Mtpa at consistent recovery performance. The ore feed plan is blended using both KCD underground ore plus ore sourced from satellite open pits at Kibali to provide a stable feed grade. The Kibali feed plan utilises geometallurgical models that estimate

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 133 the arsenic content so that any ore with high arsenic content is stockpiled separately and blended into the CIL process route to minimise impacts on recovery and reagents consumption. The QP considers the modelled recoveries for all ore sources and the process and plant engineering unit costs applied to the Mineral Resource and Mineral Reserve process to be acceptable. Infrastructure Kibali is a mature operation that has all necessary support infrastructure already in place. Kibali’s reliance on thermal generation requires three hydropower stations with a combined potential capacity of 42.8MW of hydropower (at peak) and has backup installed capacity for 43MW of thermal generation. The load demand of the mine is not constant, averaging 41MW. Environment and Social Aspects Three ESIAs and two ESIA updates have been completed for Kibali since 2010. The ESIAs and associated ESMP have been consolidated and incorporated into the ESIA updates which occur every five years in accordance with the DRC Mining Regulations (2018). The most recent ESIA update was completed in 2020 in compliance with both DRC national legislation and IFC PS. Kibali’s EMS is ISO 14001:2015 certified. The ESIA, ESMP and EMS considers all current and proposed activities, as well as rehabilitation and closure planning requirements. All permits are in place and an EAP has been approved by the DPEM. The mine prioritises local employment and in October 2021, the workforce were made up of 88% Congolese nationals; more than 70% from the local area. More than 70% of management positions were held by Congolese Nationals. Stakeholder engagement is ongoing. Three significant resettlement campaigns have taken place since 2012. The Pamao-Kalimva-Ikamva RAP is ongoing. Ongoing monitoring of affected households to ensure that their livelihoods, often previously based on artisanal mining, are not adversely affected by the resettlement, is undertaken. Economic displacement has also been significant across the area. ASM remains a concern in the Kibali permit area and the mine is working with provincial authorities to prevent and relocate ASM within the exploitation permit. Kibali continues to invest in community development initiatives, focussing on potable water supplies, primary school education, health care education, investment in medical clinics and local economic development projects. The QP considers the extent of all environmental liabilities have been appropriately met. 23 Recommendations There is no additional work recommended. Kibali Gold Mine has a well-established program to address the Mineral Resource conversion and addition as well the underground development to deliver confidence and flexibility to the production plan. 24 References 24.1 References The references listed herein include both referenced supporting documents to the Technical and Mineral Resource or Mineral Reserve work at Kibali. The primary source document was the Barrick Gold Corporate (Barrick) NI 43-101 Technical Report on the Kibali Gold Mine, Democratic Republic of the Congo, effective date 31 December 2021. Geological Models and Mineral Resource references: AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 134 • Allibone AH, Vargas C 2013: Southwest dipping fault at KCD pit. Unpublished memorandum to Randgold Resources Ltd, 6pp. • Allibone AH, Vargas C, Lawrence J. 2013: Geology and ore controls on cross section DGT040- DDD457 through the KCD Gold deposit, Kibali. Unpublished report to Randgold Resources Ltd, 45pp. • Allibone, AH. 2013. Controls on the location of gold mineralisation in the Kibali district, northeast DRC. Unpublished report to Randgold Resources Ltd, 39pp. • Allibone, AH. 2015: KZ Structure and mineralisation in the Kibali District. Unpublished report to Randgold Resources Ltd, 57pp. • Annual Closure Cost assessment, 2017 • Beck Engineering (2014). Kibali Numerical Modelling Base Case Simulation. Letter 16 December 2014. • Beck Engineering (2015). Numerical Simulation of Kibali MHS. Report dated 10 September 2015. • Beck Engineering (2017). Global Deformation Modelling at Kibali. Report dated 22 January 2017. • Bird PJ, Treloar PJ, Vargas CA, Harbidge P, Millar I. 2014. The Kibali granite greenstone belt: exploration and investigation of a new gold-bearing terrane. MDSG Poster. • Closure Liability 2017. • Coffey Mining (2013). Kibali Gold SA 3D Mine Wide Numerical Modelling Stage 1. 11 March 2013. • Coffey Mining (2014). Kibali Gold SA 3D Mine Wide Numerical Modelling Stage 2. 31 March 2014. Community Development Plan (Undated) • Competent Persons Report Mineral Resources, Kibali Gold Mines, DRC. Compiled by Simon West, Project Resource Geologist, Randgold Resources Limited, 31 December 2017. • Competent Persons Report, Kibali Gold Mine 2017 Open Pit Ore Reserve Statement, December 2017. • CSR Strategy May 2017. • Cube Consulting Pty Ltd (2009), Amended and Restated Technical Report (Ni 43-101), Moto Gold Project Democratic Republic of Congo for Moto Goldmines Ltd. April 2009 • Davis, B. 2004. Moto Project, Structural Geological Investigation. Unpublished Report to Moto Goldmines Limited, 40 pp. • December 2017 Dewatering Review (PowerPoint), Mark Raynor, SRK Consulting, December 2017. • Dempers and Seymour (2012). Kibali Project Mining Rock Mass Model. Report dated November 2012. • Dempers and Seymour (2014). Kibali Project Mining Rock Mass Model Update. Report dated November 2014. • Dempers and Seymour (2015). Kibali Project Mining Rock Mass Model Update. Report dated March 2015. • Dempers and Seymour (2017). Kibali Project Mining Rock Mass Model Update. Report dated March 2017. • Dempers and Seymour (2017). Kibali Project Mining Rock Mass Model Update. Report dated September 2017. • Environmental Incident Register 2017. • Global Deformation Modelling at Kibali, Beck Engineering, January 2017. • Gorumbwa RAP Progress Report May 2018 (ppt) • Gorumbwa RAP Teport May 2018. • Grievance Mechanism Procedure. • Grievance Register 2017. • ISO 14001:2015 (EMS) Certificate, Feb 2018. • JORC Code 2012 Edition, Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, Joint Ore Reserve Committee of The Australian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Mineral Council of Australia (JORC), 2012. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 135 • Kibali ESIA 2011. • Kibali ESIA Update 2016. • Kibali RAP 2012. • Kibali Gold Mine 2016 Ore Reserve Report. Piran Mining Pty Ltd. Report dated February 2017. • Kibali Mineral Resource and Ore Reserve process review August - December 2017, Optiro Pty Ltd, February 2018. Kibali Mineral Resource Validation December 2017, Optiro Pty Ltd, January 2018. • Kibali Mineral Resource Validation December 2017. Optiro. • Kibali Optimised Feasibility Study, Randgold Resources Limited, June 2012. • Kibali Ore Reserve audit, Project no AU4312, Snowden Mining Industry Consultants, February 2014. • Kibali Project Mining Rock Mass Model update, Dempers and Seymour, March 2017. • Kibali Register of Permits, Licences and Authorisations. • Kibali Resettlement Audit March 2013. • Kibali Water Quality Data Review April 2016. • KSCA Geomechanics Pty Ltd (2012). A Review of the SRK Consulting Kibali Underground Geotechnical Feasibility Study Report (Rev0) dated February 2012. • KSCA Geomechanics Pty Ltd (2016). Kibali Stope Performance Database. Excel spread sheet dated 3 September 2016. • KSCA Geomechanics Pty Ltd (2017). Kibali Gold Mine Stope Performance (Stability Graphs). April 2017. LOM Stakeholder Engagement Plan July 2015. • Mineral Resource Review, Kibali DRC, Quantitative Group Pty Ltd, Project code RRS21301, March 2013. Mineral Reserve references: • Qualified Persons Report Mineral Resources, Kibali Gold Mines, DRC. Compiled by Simon West, Project Resource Geologist, Randgold Resources Limited, 31 December 2018. • Kibali Optimised Feasibility Study, Randgold Resources Limited, June 2012. • Kibali Gold Mine 2016 Mineral Reserve Report. Piran Mining Pty Ltd. Report dated February 2017. • Kibali Gold Mine 2018 Mineral Reserve Report. Kenmore Mine Consulting. Report dated February 2019. • Kibali Gold Mine 2019 Mineral Reserve Report. Ismail Traore. Report dated January 2020. • Kibali Project Mining Rock Mass Model update, Dempers and Seymour, March 2017. Global Deformation modelling at Kibali, Beck Engineering, January 2017. • Kibali Mineral Reserve audit, Project no AU4312, Snowden Mining Industry Consultants, February 2014. • Mineral Resource Review, Kibali DRC, Quantitative Group Pty Ltd, Project code RRS21301, March 2013. • December 2017 Dewatering Review (PowerPoint), Mark Raynor, SRK Consulting, December 2017. • Qualified Persons Report, Kibali Gold Mine 2018 Open Pit Mineral Reserve Statement, December 2018. • Kibali Mineral Resource validation December 2017, Optiro Pty Ltd, January 2018. • Kibali Mineral Resource and Mineral Reserve process review August - December 2017, Optiro Pty Ltd, February 2018. • SRK Consulting (2011). Kibali Underground Geotechnical Feasibility Study report (Rev0), November 2011. • KSCA Geomechanics Pty Ltd (2012). A Review of the SRK Consulting Kibali Underground Geotechnical Feasibility Study Report (Rev0) dated February 2012. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 136 • Western Australian Department of Mines and Petroleum. Western Australian Mines Safety and Inspection Regulations 1995. • Dempers and Seymour (2012). Kibali Project Mining Rock Mass Model. Report dated November 2012. • Dempers and Seymour (2014). Kibali Project Mining Rock Mass Model Update. Report dated November 2014. • Dempers and Seymour (2015). Kibali Project Mining Rock Mass Model Update. Report dated March 2015. • Dempers and Seymour (2017). Kibali Project Mining Rock Mass Model Update. Report dated March 2017. • Dempers and Seymour (2017). Kibali Project Mining Rock Mass Model Update. Report dated September 2017. • Coffey Mining (2013). Kibali Gold SPRL 3D Mine Wide Numerical Modelling Stage 1. - 11 March 2013. • Coffey Mining (2014). Kibali Gold SPRL 3D Mine Wide Numerical Modelling Stage 2. - 31 March 2014. • Beck Engineering (2014). Kibali Numerical Modelling Base Case Simulation. Letter 16 December 2014. • Beck Engineering (2015). Numerical Simulation of Kibali MHS. Report dated 10 September 2015. • Beck Engineering (2017). Global Deformation Modelling at Kibali. Report dated 22 January 2017. • Western Australian School of Mines (2012). Stress Measurements from Oriented Core using the Acoustic Emission Method. Report dated December 2012. • KSCA Geomechanics Pty Ltd (2016). Kibali Stope Performance Database. Excel spreadsheet - 3 Sept. 2016. • KSCA Geomechanics Pty Ltd (2017). Kibali Gold Mine Stope Performance (Stability Graphs). April 2017. • REF A: Dempers and Seymour (2018). Kibali Project Mining Rock Mass Model Update. December 2018. • REF B: Beck Engineering (2018a). Life of Mine Deformation and Stability Assessment for Kibali. 4 July 2018. • REF C: Beck Engineering (2018b). Assessment of Revised Life of Mine Sequence for Kibali. Letter Report dated 4 July 2018. • REF D: KSCA Geomechanics Pty Ltd (2018). Kibali Gold Mine Stope Performance (Stability Graphs). Report dated January 2018 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described.

AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 137 Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 138 Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 139 Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. AngloGold Ashanti Kibali Gold Mine - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 140 Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne. Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars. 25 Reliance on information provided by the Registrant No information was provided by the registrant for this report.